Registration No. 333-238033

1940 Act No. 811-05903

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to Form S-6

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

A.       Exact name of trust:

FT 8770

B.       Name of depositor:

FIRST TRUST PORTFOLIOS L.P.

C.       Complete address of depositor's principal executive offices:

120 East Liberty Drive

Suite 400

Wheaton, Illinois 60187

D.       Name and complete address of agents for service:

Copy to:

JAMES A. BOWEN	ERIC F. FESS
c/o First Trust Portfolios L.P.	c/o Chapman and Cutler LLP
120 East Liberty Drive	111 West Monroe Street
Suite 400	Chicago, Illinois 60603
Wheaton, Illinois 60187

E.       Title and Amount of Securities Being Registered:

An indefinite number of Units pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.       Approximate date of proposed sale to public:

As soon as practicable after the effective date of the Registration Statement.

|X|	Check box if it is proposed that this filing will become effective on July 9, 2020 at 2:00 p.m. pursuant to Rule 487.

________________________________

                 Dow(R) Target 5 3Q '20 - Term 10/8/21
               Dow(R) Target Dvd. 3Q '20 - Term 10/8/21
                 Global Target 15 3Q '20 - Term 10/8/21
        S&P Dividend Aristocrats Target 25 3Q '20 - Term 10/8/21
                  S&P Target 24 3Q '20 - Term 10/8/21
                S&P Target SMid 60 3Q '20 - Term 10/8/21
                Target Divsd. Dvd. 3Q '20 - Term 10/8/21
                 Target Dbl. Play 3Q '20 - Term 10/8/21
                  Target Focus 4 3Q '20 - Term 10/8/21
            Target Global Dvd. Leaders 3Q '20 - Term 10/8/21
                  Target Growth 3Q '20 - Term 10/8/21
                   Target Triad 3Q '20 - Term 10/8/21
                    Target VIP 3Q '20 - Term 10/8/21
             Value Line(R) Target 25 3Q '20 - Term 10/8/21

                                FT 8770

FT 8770 is a series of a unit investment trust, the FT Series. FT 8770 consists of 14 separate portfolios listed above (each, a "Trust," and collectively, the "Trusts"). Each Trust invests in a portfolio of common stocks ("Securities") selected by applying a specialized strategy. Each
Trust seeks above-average total return.

THE SECURITIES AND EXCHANGE COMMISSION ("SEC") HAS NOT APPROVED OR
DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             FIRST TRUST(R)

                              800-621-1675

              The date of this prospectus is July 9, 2020

                           Table of Contents

Summary of Essential Information                                       3
Fee Table                                                              9
Report of Independent Registered Public Accounting Firm               13
Statements of Net Assets                                              14
Schedules of Investments                                              20
The FT Series                                                         47
Portfolios                                                            48
Risk Factors                                                          56
Backtested Hypothetical Performance Information                       62
Public Offering                                                       68
Distribution of Units                                                 70
The Sponsor's Profits                                                 71
The Secondary Market                                                  72
How We Purchase Units                                                 72
Expenses and Charges                                                  72
Tax Status                                                            73
Retirement Plans                                                      78
Rights of Unit Holders                                                78
Income and Capital Distributions                                      79
Redeeming Your Units                                                  80
Investing in a New Trust                                              81
Removing Securities from a Trust                                      81
Amending or Terminating the Indenture                                 82
Information on the Sponsor, Trustee and Evaluator                     83
Other Information                                                     84

              Summary of Essential Information (Unaudited)

                                FT 8770

                   At the Opening of Business on the
                  Initial Date of Deposit-July 9, 2020

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
                 Evaluator:   First Trust Advisors L.P.

                                                                   The Dow(R)           The Dow(R)           Global
                                                                   Target 5             Target Dividend      Target 15
                                                                   Portfolio, 3rd       Portfolio, 3rd       Portfolio, 3rd
                                                                   Quarter 2020 Series  Quarter 2020 Series  Quarter 2020 Series
                                                                   ___________________  ___________________  ___________________
Initial Number of Units (1)                                             17,127               16,888               13,258
Fractional Undivided Interest in the Trust per Unit (1)               1/17,127             1/16,888             1/13,258
Public Offering Price:
Public Offering Price per Unit (2)                                 $    10.000          $    10.000          $    10.000
   Less Initial Sales Charge per Unit (3)                                (.000)               (.000)               (.000)
                                                                   ___________          ___________          ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)          10.000               10.000               10.000
   Less Deferred Sales Charge per Unit (3)                               (.135)               (.135)               (.135)
                                                                   ___________          ___________          ___________
Redemption Price per Unit (5)                                            9.865                9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                    (.050)               (.050)               (.050)
    Less Organization Costs per Unit (5)                                 (.040)               (.033)               (.049)
                                                                   ___________          ___________          ___________
Net Asset Value per Unit                                           $     9.775          $     9.782          $     9.766
                                                                   ===========          ===========          ===========

Tax Status (6)                                                    Grantor Trust        Grantor Trust        Grantor Trust
Distribution Frequency (7)                                           Monthly              Monthly              Monthly
Initial Distribution Date (7)                                    August 25, 2020      August 25, 2020      August 25, 2020
Cash CUSIP Number                                                   30314P 466           30314P 508           30314P 540
Reinvestment CUSIP Number                                           30314P 474           30314P 516           30314P 557
Fee Account Cash CUSIP Number                                       30314P 482           30314P 524           30314P 565
Fee Account Reinvestment CUSIP Number                               30314P 490           30314P 532           30314P 573
Pricing Line Product Code                                               131100               131104               131072
Ticker Symbol                                                           FOXLSX               FLEWOX               FOEDMX

First Settlement Date                                          July 13, 2020
Mandatory Termination Date (8)                                 October 8, 2021

____________
See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                FT 8770

                   At the Opening of Business on the
                  Initial Date of Deposit-July 9, 2020

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
                 Evaluator:   First Trust Advisors L.P.

                                                                   S&P Dividend
                                                                   Aristocrats          S&P                  S&P
                                                                   Target 25            Target 24            Target SMid 60
                                                                   Portfolio, 3rd       Portfolio, 3rd       Portfolio, 3rd
                                                                   Quarter 2020 Series  Quarter 2020 Series  Quarter 2020 Series
                                                                   ___________________  ___________________  ___________________
Initial Number of Units (1)                                             15,457               29,923               14,431
Fractional Undivided Interest in the Trust per Unit (1)               1/15,457             1/29,923             1/14,431
Public Offering Price:
Public Offering Price per Unit (2)                                 $    10.000          $    10.000          $    10.000
   Less Initial Sales Charge per Unit (3)                                (.000)               (.000)               (.000)
                                                                   ___________          ___________          ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)          10.000               10.000               10.000
   Less Deferred Sales Charge per Unit (3)                               (.135)               (.135)               (.135)
                                                                   ___________          ___________          ___________
Redemption Price per Unit (5)                                            9.865                9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                    (.050)               (.050)               (.050)
    Less Organization Costs per Unit (5)                                 (.032)               (.034)               (.045)
                                                                   ___________          ___________          ___________
Net Asset Value per Unit                                           $     9.783          $     9.781          $     9.770
                                                                   ===========          ===========          ===========

Tax Status (6)                                                         RIC             Grantor Trust             RIC
Distribution Frequency (7)                                           Monthly              Monthly           Semi-Annually
Initial Distribution Date (7)                                    August 25, 2020      August 25, 2020     December 25, 2020
Cash CUSIP Number                                                   30314P 581           30314P 623           30314Q 183
Reinvestment CUSIP Number                                           30314P 599           30314P 631           30314Q 191
Fee Account Cash CUSIP Number                                       30314P 607           30314P 649           30314Q 209
Fee Account Reinvestment CUSIP Number                               30314P 615           30314P 656           30314Q 217
Pricing Line Product Code                                               130971               131108               131076
Ticker Symbol                                                           FLONRX               FNKVGX               FMHVXX

First Settlement Date                                          July 13, 2020
Mandatory Termination Date (8)                                 October 8, 2021

____________
See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                FT 8770

                   At the Opening of Business on the
                  Initial Date of Deposit-July 9, 2020

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
                 Evaluator:   First Trust Advisors L.P.

                                                                   Target
                                                                   Diversified          Target Double Play   Target Focus Four
                                                                   Dividend             Portfolio, 3rd       Portfolio, 3rd
                                                                   Portfolio, 3rd       Quarter 2020         Quarter 2020
                                                                   Quarter 2020 Series  Series               Series
                                                                   ___________________  ___________________  __________________
Initial Number of Units (1)                                             17,822               59,456               97,050
Fractional Undivided Interest in the Trust per Unit (1)               1/17,822             1/59,456             1/97,050
Public Offering Price:
Public Offering Price per Unit (2)                                 $    10.000          $    10.000          $    10.000
   Less Initial Sales Charge per Unit (3)                                (.000)               (.000)               (.000)
                                                                   ___________          ___________          ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)          10.000               10.000               10.000
   Less Deferred Sales Charge per Unit (3)                               (.135)               (.135)               (.135)
                                                                   ___________          ___________          ___________
Redemption Price per Unit (5)                                            9.865                9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                    (.050)               (.050)               (.050)
    Less Organization Costs per Unit (5)                                 (.027)               (.048)               (.045)
                                                                   ___________          ___________          ___________
Net Asset Value per Unit                                           $     9.788          $     9.767          $     9.770
                                                                   ===========          ===========          ===========

Tax Status (6)                                                         RIC                  RIC                  RIC
Distribution Frequency (7)                                           Monthly              Monthly           Semi-Annually
Initial Distribution Date (7)                                    August 25, 2020      August 25, 2020     December 25, 2020
Cash CUSIP Number                                                   30314P 664           30314P 706           30314Q 225
Reinvestment CUSIP Number                                           30314P 672           30314P 714           30314Q 233
Fee Account Cash CUSIP Number                                       30314P 680           30314P 722           30314Q 241
Fee Account Reinvestment CUSIP Number                               30314P 698           30314P 730           30314Q 258
Pricing Line Product Code                                               130975               130979               130987
Ticker Symbol                                                           FMRNAX               FKVFLX               FQALBX

First Settlement Date                                          July 13, 2020
Mandatory Termination Date (8)                                 October 8, 2021

____________
See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                FT 8770

                   At the Opening of Business on the
                  Initial Date of Deposit-July 9, 2020

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
                 Evaluator:   First Trust Advisors L.P.

                                                                   Target Global        Target
                                                                   Dividend Leaders     Growth               Target Triad
                                                                   Portfolio, 3rd       Portfolio, 3rd       Portfolio, 3rd
                                                                   Quarter 2020         Quarter 2020         Quarter 2020
                                                                   Series               Series               Series
                                                                   ________________     _______________      ______________
Initial Number of Units (1)                                             17,226               15,605               27,953
Fractional Undivided Interest in the Trust per Unit (1)               1/17,226             1/15,605             1/27,953
Public Offering Price:
Public Offering Price per Unit (2)                                 $    10.000          $    10.000          $    10.000
   Less Initial Sales Charge per Unit (3)                                (.000)               (.000)               (.000)
                                                                   ___________          ___________          ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)          10.000               10.000               10.000
   Less Deferred Sales Charge per Unit (3)                               (.135)               (.135)               (.135)
                                                                   ___________          ___________          ___________
Redemption Price per Unit (5)                                            9.865                9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                    (.050)               (.050)               (.050)
    Less Organization Costs per Unit (5)                                 (.014)               (.039)               (.040)
                                                                   ___________          ___________          ___________
Net Asset Value per Unit                                           $     9.801          $     9.776          $     9.775
                                                                   ===========          ===========          ===========

Tax Status (6)                                                         RIC                  RIC                  RIC
Distribution Frequency (7)                                           Monthly           Semi-Annually        Semi-Annually
Initial Distribution Date (7)                                    August 25, 2020     December 25, 2020    December 25, 2020
Cash CUSIP Number                                                   30314P 748           30314Q 266           30314Q 308
Reinvestment CUSIP Number                                           30314P 755           30314Q 274           30314Q 316
Fee Account Cash CUSIP Number                                       30314P 763           30314Q 282           30314Q 324
Fee Account Reinvestment CUSIP Number                               30314P 771           30314Q 290           30314Q 332
Pricing Line Product Code                                               130983               131080               131116
Ticker Symbol                                                           FNUMJX               FPHCVX               FONUPX

First Settlement Date                                          July 13, 2020
Mandatory Termination Date (8)                                 October 8, 2021

____________
See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                FT 8770

                   At the Opening of Business on the
                  Initial Date of Deposit-July 9, 2020

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
                 Evaluator:   First Trust Advisors L.P.

                                                                                                             Value Line(R)
                                                                                        Target VIP           Target 25
                                                                                        Portfolio, 3rd       Portfolio, 3rd
                                                                                        Quarter 2020         Quarter 2020
                                                                                        Series               Series
                                                                                        ______________       ______________
Initial Number of Units (1)                                                                 148,733               15,362
Fractional Undivided Interest in the Trust per Unit (1)                                   1/148,733             1/15,362
Public Offering Price:
Public Offering Price per Unit (2)                                                      $    10.000            $  10.000
   Less Initial Sales Charge per Unit (3)                                                     (.000)               (.000)
                                                                                        ___________          ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)                               10.000               10.000
   Less Deferred Sales Charge per Unit (3)                                                    (.135)               (.135)
                                                                                        ___________          ___________
Redemption Price per Unit (5)                                                                 9.865                9.865
    Less Creation and Development Fee per Unit (3)(5)                                         (.050)               (.050)
    Less Organization Costs per Unit (5)                                                      (.030)               (.045)
                                                                                        ___________          ___________
Net Asset Value per Unit                                                                $     9.785          $     9.770
                                                                                        ===========          ===========

Tax Status (6)                                                                              RIC             Grantor Trust
Distribution Frequency (7)                                                             Semi-Annually           Monthly
Initial Distribution Date (7)                                                        December 25, 2020     August 25, 2020
Cash CUSIP Number                                                                        30314Q 340           30314P 789
Reinvestment CUSIP Number                                                                30314Q 357           30314P 797
Fee Account Cash CUSIP Number                                                            30314Q 365           30314P 805
Fee Account Reinvestment CUSIP Number                                                    30314Q 373           30314P 813
Pricing Line Product Code                                                                    131084               131112
Ticker Symbol                                                                                FLYEUX               FPQTYX

First Settlement Date                                           July 13, 2020
Mandatory Termination Date (8)                                  October 8, 2021

____________
See "Notes to Summary of Essential Information" on page 8.

               NOTES TO SUMMARY OF ESSENTIAL INFORMATION

(1) As of the Evaluation Time on July 10, 2020, we may adjust the number of Units of a Trust so that the Public Offering Price per Unit will equal approximately $10.00. If we make such an adjustment, the fractional undivided interest per Unit will vary from the amounts indicated above.

(2) The Public Offering Price shown above reflects the value of the
Securities on the business day prior to the Initial Date of Deposit. No investor will purchase Units at this price. The price you pay for your
Units will be based on their valuation at the Evaluation Time on the date you purchase your Units. On the Initial Date of Deposit, the Public
Offering Price per Unit will not include any accumulated dividends on the Securities. After this date, a pro rata share of any accumulated dividends on the Securities will be included.

(3) You will pay a maximum sales charge of 1.85% of the Public Offering
Price per Unit (equivalent to 1.85% of the net amount invested) which consists of an initial sales charge, a deferred sales charge and a creation and development fee. The sales charges are described in the
"Fee Table."

(4) Each listed Security is valued at its last closing sale price on the relevant stock exchange at the Evaluation Time on the business day prior to the Initial Date of Deposit. If a Security is not listed, or if no closing sale price exists, it is generally valued at its closing ask price on such date. See "Public Offering-The Value of the Securities."
The value of foreign Securities trading in non-U.S. currencies is determined by converting the value of such Securities to their U.S.
dollar equivalent based on the currency exchange rate for the currency in which a Security is generally denominated at the Evaluation Time on the business day prior to the Initial Date of Deposit. Evaluations for purposes of determining the purchase, sale or redemption price of Units are made as of the close of trading on the New York Stock Exchange
("NYSE") (generally 4:00 p.m. Eastern time) on each day on which it is open (the "Evaluation Time").

(5) The creation and development fee and estimated organization costs per Unit will be deducted from the assets of a Trust at the end of the initial offering period. If Units are redeemed prior to the close of the initial offering period, these fees will not be deducted from the redemption proceeds. See "Redeeming Your Units."

(6) See "Tax Status."

(7) For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month. However, the Trustee will not distribute money if the aggregate amount in the Income and Capital Accounts, exclusive of sale proceeds, equals less than 0.1% of the net asset value of a Trust.
Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. Sale proceeds will be distributed if the amount available for distribution equals at least $1.00 per 100 Units. For
Trusts that intend to qualify as regulated investment companies ("RICs")
and that make monthly distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. For
Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and
Capital Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. However, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least $1.00 per
100 Units. In any case, the Trustee will distribute any funds in the
Capital Account in December of each year and as part of the final liquidation distribution. See "Income and Capital Distributions."

(8) See "Amending or Terminating the Indenture."

                         Fee Table (Unaudited)

This Fee Table describes the fees and expenses that you may, directly or indirectly, pay if you buy and hold Units of a Trust. See "Public
Offering" and "Expenses and Charges." Although the Trusts have a term of approximately 15 months and are unit investment trusts rather than mutual funds, this information allows you to compare fees.

                                                                                      The Dow(R)                 The Dow(R)
                                                                                 Target 5 Portfolio       Target Dividend Portfolio
                                                                               3rd Quarter 2020 Series     3rd Quarter 2020 Series
                                                                               _______________________    _________________________
                                                                                              Amount                      Amount
                                                                                              per Unit                    per Unit
                                                                                              ________                    ________
Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                          0.00%(a)     $.000          0.00%(a)     $.000
   Deferred sales charge                                                         1.35%(b)     $.135          1.35%(b)     $.135
   Creation and development fee                                                  0.50%(c)     $.050          0.50%(c)     $.050

   Maximum sales charge (including creation and development fee)                 1.85%        $.185          1.85%        $.185
                                                                                 _____        _____          _____        _____
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                  .400%(d)     $.0400         .330%(d)     $.0330
                                                                                 =====        ======         =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees        .059%        $.0060         .059%        $.0060
   Trustee's fee and other operating expenses                                    .113%(f)     $.0114         .113%(f)     $.0114
                                                                                 _____        ______         _____        ______
   Total                                                                         .172%        $.0174         .172%        $.0174
                                                                                 =====        ======         =====        ======

                                                                                       Global             S&P Dividend Aristocrats
                                                                                 Target 15 Portfolio         Target 25 Portfolio
                                                                               3rd Quarter 2020 Series     3rd Quarter 2020 Series
                                                                               _______________________    _________________________
                                                                                             Amount                      Amount
                                                                                             per Unit                    per Unit
                                                                                             ________                    ________

Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                         0.00%(a)      $.000          0.00%(a)     $.000
   Deferred sales charge                                                        1.35%(b)      $.135          1.35%(b)     $.135
   Creation and development fee                                                 0.50%(c)      $.050          0.50%(c)     $.050
                                                                                _____         _____          _____        _____
   Maximum sales charge (including creation and development fee)                1.85%         $.185          1.85%        $.185
                                                                                =====         =====          =====        =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                 .490%(d)      $.0490         .320%(d)     $.0320

Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees       .059%         $.0060         .059%        $.0060
   Trustee's fee and other operating expenses                                   .389%(f)      $.0393         .126%(f)     $.0127
                                                                                _____         ______         _____        ______
   Total                                                                        .448%         $.0453         .185%        $.0187
                                                                                =====         ======         =====        ======

                                                              S&P Target 24          S&P Target SMid 60        Target Diversified
                                                                Portfolio                 Portfolio            Dividend Portfolio
                                                         3rd Quarter 2020 Series   3rd Quarter 2020 Series   3rd Quarter 2020 Series
                                                         _______________________   _______________________   _______________________
                                                                     Amount                    Amount                    Amount
                                                                     per Unit                  per Unit                  per Unit
                                                                     ________                  ________                  ________

Unit Holder Sales Fees (as a percentage of
   public offering price)

Maximum Sales Charge
   Initial sales charge                                  0.00%(a)     $.000        0.00%(a)     $.000        0.00%(a)     $.000
   Deferred sales charge                                 1.35%(b)     $.135        1.35%(b)     $.135        1.35%(b)     $.135
   Creation and development fee                          0.50%(c)     $.050        0.50%(c)     $.050        0.50%(c)     $.050
                                                         _____        _____        _____        _____        _____        _____
   Maximum sales charge (including creation
      and development fee)                               1.85%        $.185        1.85%        $.185        1.85%        $.185
                                                         =====        =====        =====        =====        =====        =====
Organization Costs (as a percentage of public
   offering price)
   Estimated organization costs                          .340%(d)     $.0340       .450%(d)     $.0450       .270%(d)     $.0270
                                                         =====        ======       =====        ======       =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative
      and evaluation fees                                .059%        $.0060       .059%        $.0060       .059%        $.0060
   Trustee's fee and other operating expenses            .113%(f)     $.0114       .126%(f)     $.0127       .126%(f)     $.0127
                                                         _____        ______       _____        ______       _____        ______
   Total                                                 .172%        $.0174       .185%        $.0187       .185%        $.0187
                                                         =====        ======       =====        ======       =====        ======

                                                           Target Double Play         Target Focus Four      Target Global Dividend
                                                                Portfolio                 Portfolio             Leaders Portfolio
                                                         3rd Quarter 2020 Series   3rd Quarter 2020 Series   3rd Quarter 2020 Series
                                                         _______________________   _______________________   _______________________
                                                                       Amount                    Amount                    Amount
                                                                       per Unit                  per Unit                  per Unit
                                                                       ________                  ________                  ________

Unit Holder Sales Fees (as a percentage of
   public offering price)

Maximum Sales Charge
   Initial sales charge                                    0.00%(a)     $.000        0.00%(a)     $.000        0.00%(a)     $.000
   Deferred sales charge                                   1.35%(b)     $.135        1.35%(b)     $.135        1.35%(b)     $.135
   Creation and development fee                            0.50%(c)     $.050        0.50%(c)     $.050        0.50%(c)     $.050
                                                           _____        _____        _____        _____        _____        _____
   Maximum sales charge (including creation
     and development fee)                                  1.85%        $.185        1.85%        $.185        1.85%        $.185
                                                           =====        =====        =====        =====        =====        =====
Organization Costs (as a percentage of public
   offering price)
   Estimated organization costs                            .480%(d)     $.0480       .450%(d)     $.0450       .140%(d)     $.0140
                                                           =====        ======       =====        ======       =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative
      and evaluation fees                                  .059%        $.0060       .059%        $.0060       .059%        $.0060
   Trustee's fee and other operating expenses              .126%(f)     $.0127       .126%(f)     $.0127       .126%(f)     $.0127
                                                           _____        ______       _____        ______       _____        ______
   Total                                                   .185%        $.0187       .185%        $.0187       .185%        $.0187
                                                           =====        ======       =====        ======       =====        ======

                                                              Target Growth             Target Triad               Target VIP
                                                                Portfolio                 Portfolio                 Portfolio
                                                         3rd Quarter 2020 Series   3rd Quarter 2020 Series   3rd Quarter 2020 Series
                                                         _______________________   _______________________   _______________________
                                                                     Amount                    Amount                    Amount
                                                                     per Unit                  per Unit                  per Unit
                                                                     ________                  ________                  ________

Unit Holder Sales Fees (as a percentage of
   public offering price)

Maximum Sales Charge
   Initial sales charge                                  0.00%(a)     $.000        0.00%(a)     $.000        0.00%(a)     $.000
   Deferred sales charge                                 1.35%(b)     $.135        1.35%(b)     $.135        1.35%(b)     $.135
   Creation and development fee                          0.50%(c)     $.050        0.50%(c)     $.050        0.50%(c)     $.050
                                                         _____        _____        _____        _____        _____        _____
   Maximum sales charge (including creation
      and development fee)                               1.85%        $.185        1.85%        $.185        1.85%        $.185
                                                         =====        =====        =====        =====        =====        =====
Organization Costs (as a percentage of public
   offering price)
   Estimated organization costs                          .390%(d)     $.0390       .400%(d)     $.0400       .300%(d)     $.0300
                                                         =====        ======       =====        ======       =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative
      and evaluation fees                                .059%        $.0060       .059%        $.0060       .059%        $.0060
   Trustee's fee and other operating expenses            .126%(f)     $.0127       .126%(f)     $.0127       .186%(f)     $.0188
                                                         _____        ______       _____        ______       _____        ______
   Total                                                 .185%        $.0187       .185%        $.0187       .245%        $.0248
                                                         =====        ======       =====        ======       =====        ======

                                                                                      Value Line(R)
                                                                                    Target 25 Portfolio
                                                                                  3rd Quarter 2020 Series
                                                                                  _______________________

                                                                                              Amount
                                                                                              per Unit
                                                                                              ________

Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                          0.00%(a)     $.000
   Deferred sales charge                                                         1.35%(b)     $.135
   Creation and development fee                                                  0.50%(c)     $.050
                                                                                 _____        _____
Maximum sales charge (including creation and development fee)                    1.85%        $.185
                                                                                 =====        =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                  .450%(d)     $.0450
                                                                                 =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees        .059%        $.0060
   Trustee's fee and other operating expenses                                    .113%(f)     $.0114
                                                                                 _____        ______
   Total                                                                         .172%        $.0174
                                                                                 =====        ======

                                    Example

This example is intended to help you compare the cost of investing in a Trust with the cost of investing in other investment products. The example assumes that you invest $10,000 in a Trust and the principal amount and distributions are rolled every 15 months into a New Trust. The example also assumes a 5%
return on your investment each year and that your Trust's, and each New
Trust's, sales charges and expenses stay the same. The example does not take into consideration transaction fees which may be charged by certain broker/dealers for processing redemption requests. Although your actual costs may vary, based on these assumptions your costs, assuming you roll your proceeds from one trust to the next for the periods shown, would be:

                                                                                1 Year    3 Years    5 Years    10 Years
                                                                               ______     _______    _______    ________
The Dow(R) Target 5 Portfolio, 3rd Quarter 2020 Series                         $242       $746       $1,027     $2,219
The Dow(R) Target Dividend Portfolio, 3rd Quarter 2020 Series                   235        725          999      2,161
Global Target 15 Portfolio, 3rd Quarter 2020 Series                             279        857        1,204      2,578
S&P Dividend Aristocrats Target 25 Portfolio, 3rd Quarter 2020 Series           236        726        1,002      2,167
S&P Target 24 Portfolio, 3rd Quarter 2020 Series                                236        728        1,003      2,170
S&P Target SMid 60 Portfolio, 3rd Quarter 2020 Series                           249        765        1,054      2,273
Target Diversified Dividend Portfolio, 3rd Quarter 2020 Series                  231        711          982      2,126
Target Double Play Portfolio, 3rd Quarter 2020 Series                           252        774        1,066      2,298
Target Focus Four Portfolio, 3rd Quarter 2020 Series                            249        765        1,054      2,273
Target Global Dividend Leaders Portfolio, 3rd Quarter 2020 Series               218        672          929      2,018
Target Growth Portfolio, 3rd Quarter 2020 Series                                243        747        1,030      2,224
Target Triad Portfolio, 3rd Quarter 2020 Series                                 244        750        1,034      2,232
Target VIP Portfolio, 3rd Quarter 2020 Series                                   240        738        1,025      2,214
Value Line(R) Target 25 Portfolio, 3rd Quarter 2020 Series                      247        761        1,047      2,260

If you elect not to roll your proceeds from one trust to the next, your costs will be limited by the number of years your proceeds are invested, as set forth above.

_____________

(a) The combination of the initial and deferred sales charge comprises what we refer to as the "transactional sales charge." The initial sales charge is actually equal to the difference between the maximum sales charge of 1.85% and the sum of any remaining deferred sales charge and creation and development fee. When the Public Offering Price per Unit equals $10, there is no initial sales charge. If the price you pay for your Units exceeds $10 per Unit, you will pay an initial sales charge.

(b) The deferred sales charge is a fixed dollar amount equal to $.135 per
Unit which, as a percentage of the Public Offering Price, will vary over time. The deferred sales charge will be deducted in three monthly installments commencing October 20, 2020.

(c) The creation and development fee compensates the Sponsor for creating and developing the Trusts. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period, which is expected to be approximately three months from the Initial Date of Deposit. If the price you pay for your Units exceeds $10 per Unit, the creation and development fee will be less than 0.50%; if the price you pay for your Units is less than $10 per Unit, the creation and development fee will exceed 0.50%. If you purchase Units after the initial offering period, you will not be assessed the creation and development fee.

(d) Estimated organization costs, which for certain Trusts include a one-time license fee, will be deducted from the assets of each Trust at the end of the initial offering period. Estimated organization costs are assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(e) Each of the fees listed herein is assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(f) Other operating expenses do not include brokerage costs and other portfolio transaction fees for any of the Trusts. In certain circumstances the Trusts may incur additional expenses not set forth above. See "Expenses and Charges."

                         Report of Independent
                   Registered Public Accounting Firm

To the Unit Holders and the Sponsor, First Trust Portfolios L.P., of
FT 8770

Opinion on the Statements of Net Assets

We have audited the accompanying statements of net assets of FT 8770, comprising Dow(R) Target 5 3Q '20 - Term 10/8/21 (The Dow(R) Target 5
Portfolio, 3rd Quarter 2020 Series); Dow(R) Target Dvd. 3Q '20 - Term
10/8/21 (The Dow(R) Target Dividend Portfolio, 3rd Quarter 2020
Series); Global Target 15 3Q '20 - Term 10/8/21 (Global Target 15
Portfolio, 3rd Quarter 2020 Series); S&P Dividend Aristocrats Target 25
3Q '20 - Term 10/8/21 (S&P Dividend Aristocrats Target 25 Portfolio, 3rd
Quarter 2020 Series); S&P Target 24 3Q '20 - Term 10/8/21 (S&P Target 24
Portfolio, 3rd Quarter 2020 Series); S&P Target SMid 60 3Q '20 - Term
10/8/21 (S&P Target SMid 60 Portfolio, 3rd Quarter 2020 Series); Target
Divsd. Dvd. 3Q '20 - Term 10/8/21 (Target Diversified Dividend
Portfolio, 3rd Quarter 2020 Series); Target Dbl. Play 3Q '20 - Term
10/8/21 (Target Double Play Portfolio, 3rd Quarter 2020 Series); Target
Focus 4 3Q '20 - Term 10/8/21 (Target Focus Four Portfolio, 3rd Quarter
2020 Series); Target Global Dvd. Leaders 3Q '20 - Term 10/8/21 (Target
Global Dividend Leaders Portfolio, 3rd Quarter 2020 Series); Target
Growth 3Q '20 - Term 10/8/21 (Target Growth Portfolio, 3rd Quarter 2020
Series); Target Triad 3Q '20 - Term 10/8/21 (Target Triad Portfolio, 3rd
Quarter 2020 Series); Target VIP 3Q '20 - Term 10/8/21 (Target VIP
Portfolio, 3rd Quarter 2020 Series); and Value Line(R) Target 25 3Q '20
- Term 10/8/21 (Value Line(R) Target 25 Portfolio, 3rd Quarter 2020
Series) (collectively, the "Trusts"), one of the series constituting the
FT Series, including the schedules of investments, as of the opening of business on July 9, 2020 (Initial Date of Deposit), and the related notes. In our opinion, the statements of net assets present fairly, in all material respects, the financial position of each of the Trusts constituting FT 8770 as of the opening of business on July 9, 2020
(Initial Date of Deposit), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These statements of net assets are the responsibility of the Trusts'
Sponsor. Our responsibility is to express an opinion on the Trusts'
statements of net assets based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board
(United States) (PCAOB) and are required to be independent with respect to the Trusts in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange
Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of net assets are free of material misstatement, whether due to error or fraud. The Trusts are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Trusts' internal control over financial reporting.
Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the statements of net assets, whether due to error or fraud, and performing procedures that respond to those risks.
Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the statements of net assets. Our audits also included evaluating the accounting principles used and significant estimates made by the Trusts' Sponsor, as well as evaluating the overall presentation of the statements of net assets. Our procedures included confirmation of the irrevocable letter of credit held by The Bank of New
York Mellon, the Trustee, and allocated among the Trusts for the purchase of securities, as shown in the statements of net assets, as of the opening of business on July 9, 2020, by correspondence with the
Trustee. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
July 9, 2020

We have served as the auditor of one or more investment companies sponsored by First Trust Portfolios L.P. since 2001.

                            Statements of Net Assets

                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                     The Dow(R)            The Dow(R) Target     Global Target 15
                                                                     Target 5 Portfolio    Dividend Portfolio    Portfolio
                                                                     3rd Quarter           3rd Quarter           3rd Quarter
                                                                     2020 Series           2020 Series           2020 Series
                                                                     __________________    __________________    ________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                     $171,275              $168,884              $132,582
Less liability for reimbursement to Sponsor
   for organization costs (3)                                            (685)                 (557)                 (650)
Less liability for deferred sales charge (4)                           (2,312)               (2,280)               (1,790)
Less liability for creation and development fee (5)                      (856)                 (844)                 (663)
                                                                     ________              ________              ________
Net assets                                                           $167,422              $165,203              $129,479
                                                                     ========              ========              ========
Units outstanding                                                      17,127                16,888                13,258
Net asset value per Unit (6)                                         $  9.775              $  9.782              $  9.766

ANALYSIS OF NET ASSETS
Cost to investors (7)
                                                                     $171,275              $168,884              $132,582
Less maximum sales charge (7)                                          (3,168)               (3,124)               (2,453)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                            (685)                 (557)                 (650)
                                                                     ________              ________              ________
Net assets                                                           $167,422              $165,203              $129,479
                                                                     ========              ========              ========

_____________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                     S&P Dividend             S&P            S&P
                                                                     Aristocrats Target 25    Target 24      Target SMid 60
                                                                     Portfolio                Portfolio      Portfolio
                                                                     3rd Quarter              3rd Quarter    3rd Quarter
                                                                     2020 Series              2020 Series    2020 Series
                                                                     _____________________    ___________    ______________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                     $154,575                 $299,229       $144,312
Less liability for reimbursement to Sponsor
   for organization costs (3)                                            (495)                  (1,017)          (649)
Less liability for deferred sales charge (4)                           (2,087)                  (4,040)        (1,948)
Less liability for creation and development fee (5)                      (773)                  (1,496)          (722)
                                                                     ________                 ________       ________
Net assets                                                           $151,220                 $292,676       $140,993
                                                                     ========                 ========       ========
Units outstanding                                                      15,457                   29,923         14,431
Net asset value per Unit (6)                                         $  9.783                 $  9.781       $  9.770

ANALYSIS OF NET ASSETS
Cost to investors (7)
                                                                     $154,575                 $299,229       $144,312
Less maximum sales charge (7)                                          (2,860)                  (5,536)        (2,670)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                            (495)                  (1,017)          (649)
                                                                     ________                 ________       ________
Net assets                                                           $151,220                 $292,676       $140,993
                                                                     ========                 ========       ========

_____________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                                           Target
                                                                     Target Diversified    Double Play    Target Focus Four
                                                                     Dividend Portfolio    Portfolio      Portfolio
                                                                     3rd Quarter           3rd Quarter    3rd Quarter
                                                                     2020 Series           2020 Series    2020 Series
                                                                     __________________    ___________    _________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                     $178,217              $594,555       $970,495
Less liability for reimbursement to Sponsor
   for organization costs (3)                                            (481)               (2,854)        (4,367)
Less liability for deferred sales charge (4)                           (2,406)               (8,027)       (13,102)
Less liability for creation and development fee (5)                      (891)               (2,973)        (4,852)
                                                                     ________              ________       ________
Net assets                                                           $174,439              $580,701       $948,174
                                                                     ========              ========       ========
Units outstanding                                                      17,822                59,456         97,050
Net asset value per Unit (6)                                         $  9.788              $  9.767       $  9.770

ANALYSIS OF NET ASSETS
Cost to investors (7)
                                                                     $178,217              $594,555       $970,495
Less maximum sales charge (7)                                          (3,297)              (11,000)       (17,954)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                            (481)               (2,854)        (4,367)
                                                                     ________              ________       ________
Net assets                                                           $174,439              $580,701       $948,174
                                                                     ========              ========       ========

_____________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                     Target Global
                                                                     Dividend Leaders    Target              Target Triad
                                                                     Portfolio           Growth Portfolio    Portfolio
                                                                     3rd Quarter         3rd Quarter         3rd Quarter
                                                                     2020 Series         2020 Series         2020 Series
                                                                     ________________    ________________    ____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                     $172,256            $156,046            $279,531
Less liability for reimbursement to Sponsor
   for organization costs (3)                                            (241)               (609)             (1,118)
Less liability for deferred sales charge (4)                           (2,326)             (2,107)             (3,774)
Less liability for creation and development fee (5)                      (861)               (780)             (1,398)
                                                                     ________            ________            ________
Net assets                                                           $168,828            $152,550            $273,241
                                                                     ========            ========            ========
Units outstanding                                                      17,226              15,605              27,953
Net asset value per Unit (6)                                         $  9.801            $  9.776            $  9.775

ANALYSIS OF NET ASSETS
Cost to investors (7)
                                                                     $172,256            $156,046            $279,531
Less maximum sales charge (7)                                          (3,187)             (2,887)             (5,172)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                            (241)               (609)             (1,118)
                                                                     ________            ________            ________
Net assets                                                           $168,828            $152,550            $273,241
                                                                     ========            ========            ========

_____________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                                                       Value Line(R)
                                                                                        Target VIP     Target 25
                                                                                        Portfolio      Portfolio
                                                                                        3rd Quarter    3rd Quarter
                                                                                        2020 Series    2020 Series
                                                                                        ___________    _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                                        $1,487,333     $153,621
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                               (4,462)        (691)
Less liability for deferred sales charge (4)                                               (20,079)      (2,074)
Less liability for creation and development fee (5)                                         (7,437)        (768)
                                                                                        __________     ________
Net assets                                                                              $1,455,355     $150,088
                                                                                        ==========     ========
Units outstanding                                                                          148,733       15,362
Net asset value per Unit (6)                                                            $    9.785     $  9.770

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                                   $1,487,333     $153,621
Less maximum sales charge (7)                                                              (27,516)      (2,842)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                               (4,462)        (691)
                                                                                        __________     ________
Net assets                                                                              $1,455,355     $150,088
                                                                                        ==========     ========

_____________

See "Notes to Statements of Net Assets" on page 19.

                       NOTES TO STATEMENTS OF NET ASSETS

Each Trust is registered as a unit investment trust under the Investment Company
Act of 1940. The Sponsor is responsible for the preparation of financial statements in accordance with accounting principles generally accepted in the
United States which require the Sponsor to make estimates and assumptions that affect amounts reported herein. Actual results could differ from those estimates. The Trusts are structured as either regulated investment companies
("RICs") or grantor trusts ("grantors"). Those structured as RICs intend to comply in their initial fiscal year and thereafter with provisions of the
Internal Revenue Code applicable to RICs and as such, will not be subject to federal income taxes on otherwise taxable income (including net realized capital gains) distributed to Unit holders. The Trusts structured as grantors intend to comply in their initial fiscal year as a grantor under federal tax laws. In grantors, investors are deemed for federal tax purposes, to own the underlying assets of the Trust directly and as such, all taxability issues are taken into account at the Unit holder level. Income passes through to Unit holders as realized by the Trust.

(1) Each Trust invests in a diversified portfolio of common stocks. Aggregate cost of the Securities listed under "Schedule of Investments" for each Trust is based on their aggregate underlying value. Each Trust has a Mandatory
Termination Date of October 8, 2021.

(2) An irrevocable letter of credit for approximately $6,000,000, issued by The
Bank of New York Mellon (approximately $200,000 has been allocated to each of
The Dow(R) Target 5 Portfolio, 3rd Quarter 2020 Series; The Dow(R) Target
Dividend Portfolio, 3rd Quarter 2020 Series; Global Target 15 Portfolio, 3rd
Quarter 2020 Series; S&P Dividend Aristocrats Target 25 Portfolio, 3rd Quarter
2020 Series; S&P Target SMid 60 Portfolio, 3rd Quarter 2020 Series; Target
Diversified Dividend Portfolio, 3rd Quarter 2020 Series; Target Global
Dividend Leaders Portfolio, 3rd Quarter 2020 Series and Target Growth
Portfolio, 3rd Quarter 2020 Series; approximately $300,000 has been allocated to Value Line(R) Target 25 Portfolio, 3rd Quarter 2020 Series; approximately
$350,000 has been allocated to each of S&P Target 24 Portfolio,3rd Quarter
2020 Series and Target Triad Portfolio, 3rd Quarter 2020 Series;
approximately $650,000 has been allocated to Target Double Play Portfolio, 3rd
Quarter 2020 Series; approximately $1,000,000 has been allocated to Target
Focus Four Portfolio, 3rd Quarter 2020 Series; and approximately $1,750,000 has been allocated to Target VIP Portfolio, 3rd Quarter 2020 Series), has been deposited with the Trustee as collateral, covering the monies necessary for the purchase of the Securities according to their purchase contracts.

(3) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing the
Trusts. The estimated organization costs range from $.0140 to $.0490 per Unit for the Trusts. A payment will be made at the end of the initial offering period to an account maintained by the Trustee from which the obligation of the investors to the Sponsor will be satisfied. To the extent that actual organization costs of a Trust are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of such Trust.

(4) Represents the amount of mandatory deferred sales charge distributions of
$.135 per Unit, payable to the Sponsor in three equal monthly installments beginning on October 20, 2020 and on the twentieth day of each month thereafter
(or if such date is not a business day, on the preceding business day) through
December 18, 2020. If Unit holders redeem Units before December 18, 2020 they will have to pay the remaining amount of the deferred sales charge applicable to such Units when they redeem them.

(5) The creation and development fee ($.050 per Unit for each Trust) is payable by a Trust on behalf of Unit holders out of assets of a Trust at the end of a
Trust's initial offering period. If Units are redeemed prior to the close of the initial offering period, the fee will not be deducted from the proceeds.

(6) Net asset value per Unit is calculated by dividing a Trust's net assets by the number of Units outstanding. This figure includes organization costs and the creation and development fee, which will only be assessed to Units outstanding at the close of the initial offering period.

(7) The aggregate cost to investors in a Trust includes a maximum sales charge
(comprised of an initial and a deferred sales charge and the creation and development fee) computed at the rate of 1.85% of the Public Offering Price
(equivalent to 1.85% of the net amount invested, exclusive of the deferred sales charge and the creation and development fee), assuming no reduction of the maximum sales charge as set forth under "Public Offering."

                            Schedule of Investments

             The Dow(R) Target 5 Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                     Initial Date of Deposit-July 9, 2020

                                                                                Percentage
                                                                                of Aggregate   Number   Market       Cost of
Ticker Symbol and                                                               Offering       of       Value per    Securities to
Name of Issuer of Securities (1)                                                Price          Shares   Share        the Trust (2)
________________________________                                                ____________   ______   _________    _____________
COMMON STOCKS (100%):
Consumer Staples (40%):
KO        The Coca-Cola Company                                                  20%             760    $ 45.07      $ 34,253
WBA       Walgreens Boots Alliance, Inc.                                         20%             810      42.29        34,255
Energy (20%):
XOM       Exxon Mobil Corporation                                                20%             794      43.14        34,253
Health Care (20%):
PFE       Pfizer Inc.                                                            20%           1,015      33.75        34,257
Materials (20%):
DOW       Dow Inc.                                                               20%             849      40.35        34,257
                                                                                ____                                 ________
               Total Investments                                                100%                                 $171,275
                                                                                ====                                 ========
___________
See "Notes to Schedules of Investments" on page 45.

                            Schedule of Investments

         The Dow(R) Target Dividend Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                     Initial Date of Deposit-July 9, 2020

                                                                                Percentage
                                                                                of Aggregate   Number   Market       Cost of
Ticker Symbol and                                                               Offering       of       Value per    Securities to
Name of Issuer of Securities (1)                                                Price          Shares   Share        the Trust (2)
________________________________                                                ____________   ______   _________    _____________
COMMON STOCKS (100%):
Communication Services (5%):
CTL       CenturyLink, Inc.                                                       5%             862    $  9.80      $  8,447
Consumer Discretionary (5%):
NWL       Newell Brands Inc.                                                      5%             534      15.81         8,440
Financials (60%):
CFG       Citizens Financial Group, Inc.                                          5%             357      23.66         8,447
FNB       F.N.B. Corporation                                                      5%           1,224       6.90         8,446
MET       MetLife, Inc.                                                           5%             230      36.77         8,457
NYCB      New York Community Bancorp, Inc.                                        5%             874       9.66         8,443
PBCT      People's United Financial, Inc.                                         5%             770      10.97         8,447
PFG       Principal Financial Group, Inc.                                         5%             202      41.87         8,458
PRU       Prudential Financial, Inc.                                              5%             139      60.77         8,447
RF        Regions Financial Corporation                                           5%             817      10.34         8,448
UBSI      United Bankshares, Inc.                                                 5%             329      25.69         8,452
UNM       Unum Group                                                              5%             513      16.45         8,439
VLY       Valley National Bancorp                                                 5%           1,179       7.16         8,442
WFC       Wells Fargo & Company                                                   5%             344      24.55         8,445
Materials (5%):
WRK       WestRock Company                                                        5%             307      27.47         8,433
Utilities (25%):
EIX       Edison International                                                    5%             155      54.46         8,441
EXC       Exelon Corporation                                                      5%             227      37.15         8,433
NJR       New Jersey Resources Corporation                                        5%             270      31.25         8,437
NI        NiSource Inc.                                                           5%             361      23.38         8,440
SRE       Sempra Energy                                                           5%              72     117.25         8,442
                                                                                ____                                 ________
               Total Investments                                                100%                                 $168,884
                                                                                ====                                 ========
______________________
See "Notes to Schedules of Investments" on page 45.

                            Schedule of Investments

              Global Target 15 Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                     Initial Date of Deposit-July 9, 2020

                                                                                Percentage
                                                                                of Aggregate   Number   Market       Cost of
Ticker Symbol and                                                               Offering       of       Value per    Securities to
Name of Issuer of Securities (1)(4)                                             Price          Shares   Share        the Trust (2)
___________________________________                                             ____________   ______   _________    _____________
COMMON STOCKS (100.00%):
China (33.34%):
3988 HK       Bank of China Ltd. #*                                               6.67%        23,711   $ 0.37       $  8,839
3328 HK       Bank of Communications Co., Ltd. (Class H) #                        6.67%        14,080     0.63          8,839
386 HK        China Petroleum & Chemical Corporation (Sinopec) (Class H) #        6.67%        19,730     0.45          8,839
1088 HK       China Shenhua Energy Company Limited (Class H) #                    6.67%         4,928     1.79          8,838
883 HK        CNOOC Limited #                                                     6.66%         7,647     1.16          8,838
United Kingdom (33.33%):
BP/ LN        BP Plc #                                                            6.67%         2,311     3.82          8,839
LGEN LN       Legal & General Group Plc #                                         6.66%         3,196     2.77          8,838
EMG LN        Man Group Plc #                                                     6.67%         5,319     1.66          8,839
SLA LN        Standard Life Aberdeen Plc #                                        6.66%         2,632     3.36          8,838
VOD LN        Vodafone Group Plc #                                                6.67%         5,585     1.58          8,839
United States (33.33%):
KO            The Coca-Cola Company                                               6.66%           196    45.07          8,834
DOW           Dow Inc.                                                            6.66%           219    40.35          8,837
XOM           Exxon Mobil Corporation                                             6.67%           205    43.14          8,844
PFE           Pfizer Inc.                                                         6.67%           262    33.75          8,842
WBA           Walgreens Boots Alliance, Inc.                                      6.67%           209    42.29          8,839
                                                                                _______                              ________
                      Total Investments                                         100.00%                              $132,582
                                                                                =======                              ========
_____________
See "Notes to Schedules of Investments" on page 45.

                            Schedule of Investments

     S&P Dividend Aristocrats Target 25 Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                     Initial Date of Deposit-July 9, 2020

                                                                                Percentage
                                                                                of Aggregate   Number   Market       Cost of
Ticker Symbol and                                                               Offering       of       Value per    Securities to
Name of Issuer of Securities (1)(3)                                             Price          Shares   Share        the Trust (2)
___________________________________                                             ____________   ______   _________    _____________
COMMON STOCKS (100%):
Communication Services (4%):
T         AT&T Inc.                                                               4%           203      $ 30.46      $  6,183
Consumer Staples (24%):
ADM       Archer-Daniels-Midland Company                                          4%           160        38.68         6,189
KO        The Coca-Cola Company                                                   4%           137        45.07         6,175
HRL       Hormel Foods Corporation                                                4%           129        47.91         6,181
KMB       Kimberly-Clark Corporation                                              4%            43       143.35         6,164
WBA       Walgreens Boots Alliance, Inc.                                          4%           146        42.29         6,174
WMT       Walmart, Inc.                                                           4%            50       124.44         6,222
Energy (8%):
CVX       Chevron Corporation                                                     4%            72        86.35         6,217
XOM       Exxon Mobil Corporation                                                 4%           143        43.14         6,169
Financials (16%):
AFL       Aflac Incorporated                                                      4%           175        35.40         6,195
BEN       Franklin Resources, Inc.                                                4%           293        21.13         6,191
PBCT      People's United Financial, Inc.                                         4%           564        10.97         6,187
TROW      T. Rowe Price Group, Inc.                                               4%            50       124.22         6,211
Health Care (4%):
JNJ       Johnson & Johnson                                                       4%            43       143.27         6,161
Industrials (28%):
MMM       3M Company                                                              4%            40       154.58         6,183
AOS       A.O. Smith Corporation                                                  4%           129        47.84         6,171
CAT       Caterpillar Inc.                                                        4%            48       128.13         6,150
EMR       Emerson Electric Co.                                                    4%           101        61.09         6,170
EXPD      Expeditors International of Washington, Inc.                            4%            81        76.46         6,193
GD        General Dynamics Corporation                                            4%            43       143.90         6,188
PNR       Pentair Plc +                                                           4%           169        36.62         6,189
Materials (12%):
APD       Air Products and Chemicals, Inc.                                        4%            23       269.79         6,205
ALB       Albemarle Corporation                                                   4%            79        77.95         6,158
NUE       Nucor Corporation                                                       4%           156        39.66         6,187
Utilities (4%):
ATO       Atmos Energy Corporation                                                4%            62        99.38         6,162
                                                                                ____                                 ________
               Total Investments                                                100%                                 $154,575
                                                                                ====                                 ========
______________________
See "Notes to Schedules of Investments" on page 45.

                            Schedule of Investments

                S&P Target 24 Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                     Initial Date of Deposit-July 9, 2020

                                                                                Percentage
                                                                                of Aggregate   Number   Market       Cost of
Ticker Symbol and                                                               Offering       of       Value per    Securities to
Name of Issuer of Securities (1)                                                Price          Shares   Share        the Trust (2)
________________________________                                                ____________   ______   _________    _____________
COMMON STOCKS (100.00%):
Communication Services (12.71%):
GOOGL     Alphabet Inc. (Class A) *                                              12.06%         24      $ 1,503.60   $ 36,086
EA        Electronic Arts Inc. *                                                  0.45%         10          135.61      1,356
TTWO      Take-Two Interactive Software, Inc. *                                   0.20%          4          147.82        591
Consumer Discretionary (12.47%):
DPZ       Domino's Pizza, Inc.                                                    1.16%          9          384.14      3,457
EBAY      eBay Inc.                                                               3.19%        164           58.27      9,556
LOW       Lowe's Companies, Inc.                                                  8.12%        179          135.75     24,299
Consumer Staples (8.34%):
CLX       The Clorox Company                                                      2.04%         27          225.57      6,090
KMB       Kimberly-Clark Corporation                                              3.54%         74          143.35     10,608
MNST      Monster Beverage Corporation *                                          2.76%        115           71.76      8,253
Financials (10.78%):
ALL       The Allstate Corporation                                                2.42%         82           88.22      7,234
AMP       Ameriprise Financial, Inc.                                              1.49%         30          148.41      4,452
SPGI      S&P Global Inc.                                                         6.87%         58          354.32     20,551
Health Care (15.07%):
BIO       Bio-Rad Laboratories, Inc. (Class A) *                                  2.34%         15          467.49      7,012
BIIB      Biogen Inc. *                                                           7.68%         82          280.19     22,976
IDXX      IDEXX Laboratories, Inc. *                                              5.05%         45          336.12     15,125
Industrials (8.40%):
MAS       Masco Corporation                                                       2.18%        130           50.19      6,525
ODFL      Old Dominion Freight Line, Inc.                                         3.43%         58          176.87     10,259
GWW       W.W. Grainger, Inc.                                                     2.79%         27          308.77      8,337
Information Technology (29.10%):
AAPL      Apple Inc.                                                             24.98%        196          381.37     74,749
CTXS      Citrix Systems, Inc.                                                    0.30%          6          149.69        898
INTC      Intel Corporation                                                       3.82%        195           58.61     11,429
Utilities (3.13%):
CMS       CMS Energy Corporation                                                  0.32%         16           59.40        951
NEE       NextEra Energy, Inc.                                                    2.28%         27          253.27      6,838
WEC       WEC Energy Group, Inc.                                                  0.53%         18           88.74      1,597
                                                                                _______                              ________
               Total Investments                                                100.00%                              $299,229
                                                                                =======                              ========
______________________

See "Notes to Schedules of Investments" on page 45.

                            Schedule of Investments

             S&P Target SMid 60 Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                     Initial Date of Deposit-July 9, 2020

                                                                      Percentage
                                                                      of Aggregate     Number       Market       Cost of
Ticker Symbol and                                                     Offering         of           Value per    Securities to
Name of Issuer of Securities (1)(3)                                   Price            Shares       Share        the Trust (2)
___________________________________                                   ____________     ______       _________    _____________
COMMON STOCKS (100.00%):
Communication Services (2.22%):
TDS       Telephone and Data Systems, Inc.                              2.22%            161        $ 19.93      $  3,209
Consumer Discretionary (11.13%):
ADNT      Adient Plc +*                                                 2.23%            190          16.90         3,211
DAN       Dana Inc.                                                     2.22%            277          11.56         3,202
KBH       KB Home                                                       2.23%            104          30.89         3,212
ODP       The ODP Corporation                                           1.12%             73          22.07         1,611
SIG       Signet Jewelers Limited +                                     1.11%            148          10.82         1,601
TPH       TRI Pointe Group, Inc. *                                      2.22%            207          15.48         3,204
Consumer Staples (1.11%):
SENEA     Seneca Foods Corporation *                                    1.11%             42          38.17         1,603
Energy (19.99%):
BCEI      Bonanza Creek Energy, Inc. *                                  1.11%            105          15.29         1,605
CPE       Callon Petroleum Company *                                    1.11%          1,419           1.13         1,603
LPG       Dorian LPG Ltd. +*                                            1.11%            212           7.57         1,605
HLX       Helix Energy Solutions Group, Inc. *                          1.11%            479           3.35         1,605
MTDR      Matador Resources Company *                                   1.11%            203           7.89         1,602
MUR       Murphy Oil Corporation                                        2.23%            243          13.22         3,212
QEP       QEP Resources, Inc.                                           1.11%          1,253           1.28         1,604
RRC       Range Resources Corporation                                   1.11%            242           6.63         1,604
REGI      Renewable Energy Group, Inc. *                                1.11%             65          24.74         1,608
SM        SM Energy Company                                             1.11%            462           3.47         1,603
TALO      Talos Energy Inc. *                                           1.11%            190           8.44         1,604
RIG       Transocean Ltd. +*                                            2.22%          1,588           2.02         3,208
INT       World Fuel Services Corporation                               2.22%            139          23.07         3,207
WPX       WPX Energy, Inc. *                                            2.22%            588           5.45         3,205
Financials (24.45%):
AMG       Affiliated Managers Group, Inc.                               2.22%             44          72.90         3,208
AEL       American Equity Investment Life Holding Company               1.11%             69          23.18         1,599
BHF       Brighthouse Financial, Inc. *                                 2.23%            120          26.79         3,215
CNO       CNO Financial Group, Inc.                                     2.22%            216          14.83         3,203
CUBI      Customers Bancorp, Inc. *                                     1.11%            148          10.83         1,603
EWBC      East West Bancorp, Inc.                                       2.23%             94          34.21         3,216
FAF       First American Financial Corporation                          2.22%             67          47.74         3,199
FBC       Flagstar Bancorp, Inc.                                        1.12%             59          27.36         1,614
IBTX      Independent Bank Group, Inc.                                  1.11%             41          39.11         1,603

                       Schedule of Investments (cont'd.)

             S&P Target SMid 60 Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                     Initial Date of Deposit-July 9, 2020

                                                                     Percentage
                                                                     of Aggregate      Number       Market       Cost of
Ticker Symbol and                                                    Offering          of           Value per    Securities to
Name of Issuer of Securities (1)(3)                                  Price             Shares       Share        the Trust (2)
___________________________________                                  ____________      ______       _________    _____________
Financials (cont'd.):
CASH     Meta Financial Group, Inc.                                    1.11%              92        $ 17.46      $  1,606
NAVI     Navient Corporation                                           2.22%             465           6.89         3,204
SF       Stifel Financial Corp.                                        2.22%              69          46.38         3,200
VBTX     Veritex Holdings, Inc.                                        1.11%              99          16.15         1,599
WTFC     Wintrust Financial Corporation                                2.22%              78          41.10         3,206
Health Care (3.34%):
ACHC     Acadia Healthcare Company, Inc. *                             2.23%             127          25.31         3,214
ANGO     AngioDynamics, Inc. *                                         1.11%             160          10.00         1,600
Industrials (12.20%):
GBX      The Greenbrier Companies, Inc.                                1.11%              71          22.63         1,607
JBLU     JetBlue Airways Corporation *                                 2.22%             302          10.60         3,201
KAR      KAR Auction Services, Inc.                                    2.22%             241          13.31         3,208
R        Ryder System, Inc.                                            2.22%              82          38.99         3,197
SKYW     SkyWest, Inc.                                                 1.10%              53          30.03         1,592
TRN      Trinity Industries, Inc.                                      2.22%             156          20.51         3,199
VRTV     Veritiv Corporation *                                         1.11%             101          15.89         1,605
Information Technology (2.21%):
FSLR     First Solar, Inc. *                                           2.21%              55          58.06         3,193
Materials (5.56%):
ATI      Allegheny Technologies Incorporated *                         2.22%             334           9.61         3,210
CRS      Carpenter Technology Corporation                              2.23%             144          22.31         3,213
KRA      Kraton Corp. *                                                1.11%              98          16.35         1,602
Real Estate (17.79%):
DRH      DiamondRock Hospitality Company (5)                           1.11%             310           5.17         1,603
DHC      Diversified Healthcare Trust (5)                              1.11%             394           4.07         1,604
EPR      EPR Properties (5)                                            2.23%             100          32.19         3,219
KRG      Kite Realty Group Trust (5)                                   1.11%             149          10.73         1,599
MAC      The Macerich Company (5)                                      2.22%             385           8.33         3,207
PEB      Pebblebrook Hotel Trust (5)                                   2.22%             279          11.50         3,208
RPT      RPT Realty (5)                                                1.11%             248           6.46         1,602
SBRA     Sabra Health Care REIT, Inc. (5)                              2.23%             228          14.08         3,210
STOR     STORE Capital Corporation (5)                                 2.23%             144          22.30         3,211
INN      Summit Hotel Properties, Inc. (5)                             1.11%             302           5.31         1,604
WSR      Whitestone REIT (Class B) (5)                                 1.11%             240           6.67         1,601
                                                                      _______                                    ________
              Total Investments                                       100.00%                                    $144,312
                                                                      =======                                    ========
______________________

See "Notes to Schedules of Investments" on page 45.

                            Schedule of Investments

        Target Diversified Dividend Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                     Initial Date of Deposit-July 9, 2020

                                                                       Percentage
                                                                       of Aggregate    Number       Market       Cost of
Ticker Symbol and                                                      Offering        of           Value per    Securities to
Name of Issuer of Securities (1)(3)                                    Price           Shares       Share        the Trust (2)
___________________________________                                    ____________    ______       _________    _____________
COMMON STOCKS (100.00%):
Communication Services (10.01%):
T           AT&T Inc.                                                    2.50%         146          $ 30.46      $  4,447
SBGI        Sinclair Broadcast Group, Inc.                               2.50%         241            18.49         4,456
TDS         Telephone and Data Systems, Inc.                             2.51%         224            19.93         4,464
VIAC        ViacomCBS Inc.                                               2.50%         194            22.92         4,446
Consumer Discretionary (10.01%):
DDS         Dillard's, Inc. (Class A)                                    2.49%         182            24.42         4,444
GHC         Graham Holdings Company                                      2.52%          13           344.88         4,483
MDC         M.D.C. Holdings, Inc.                                        2.50%         116            38.46         4,461
MGA         Magna International Inc. (Class A) +                         2.50%          99            45.03         4,458
Consumer Staples (10.00%):
ANDE        The Andersons, Inc.                                          2.50%         347            12.82         4,449
BGS         B&G Foods, Inc.                                              2.50%         175            25.46         4,456
UVV         Universal Corporation                                        2.51%         107            41.78         4,470
WBA         Walgreens Boots Alliance, Inc.                               2.49%         105            42.29         4,440
Energy (9.99%):
CNQ         Canadian Natural Resources Limited +                         2.50%         266            16.74         4,453
DK          Delek US Holdings, Inc.                                      2.50%         271            16.45         4,458
HFC         HollyFrontier Corporation                                    2.49%         161            27.60         4,444
OVV         Ovintiv Inc.                                                 2.50%         461             9.67         4,458
Financials (9.99%):
CMA         Comerica Incorporated                                        2.50%         128            34.76         4,449
FITB        Fifth Third Bancorp                                          2.50%         246            18.14         4,462
PRU         Prudential Financial, Inc.                                   2.49%          73            60.77         4,436
UNM         Unum Group                                                   2.50%         271            16.45         4,458
Health Care (10.00%):
ANTM        Anthem, Inc.                                                 2.50%          17           262.54         4,463
GILD        Gilead Sciences, Inc.                                        2.50%          59            75.61         4,461
NHC         National HealthCare Corporation                              2.50%          74            60.19         4,454
PFE         Pfizer Inc.                                                  2.50%         132            33.75         4,455
Industrials (10.00%):
GATX        GATX Corporation                                             2.51%          76            58.89         4,476
GBX         The Greenbrier Companies, Inc.                               2.50%         197            22.63         4,458
R           Ryder System, Inc.                                           2.49%         114            38.99         4,445
TRN         Trinity Industries, Inc.                                     2.50%         217            20.51         4,451

                       Schedule of Investments (cont'd.)

        Target Diversified Dividend Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                     Initial Date of Deposit-July 9, 2020

                                                                       Percentage
                                                                       of Aggregate    Number       Market       Cost of
Ticker Symbol and                                                      Offering        of           Value per    Securities to
Name of Issuer of Securities (1)(3)                                    Price           Shares       Share        the Trust (2)
___________________________________                                    ____________    ______       _________    _____________
Information Technology (10.00%):
HPE         Hewlett Packard Enterprise Company                           2.50%         484          $  9.21      $  4,458
HOLI        Hollysys Automation Technologies Ltd. +                      2.50%         333            13.38         4,456
HPQ         HP Inc.                                                      2.50%         266            16.75         4,456
VSH         Vishay Intertechnology, Inc.                                 2.50%         299            14.90         4,455
Materials (10.00%):
CRS         Carpenter Technology Corporation                             2.50%         200            22.31         4,462
KRO         Kronos Worldwide, Inc.                                       2.50%         446             9.99         4,456
STLD        Steel Dynamics, Inc.                                         2.50%         179            24.90         4,457
TSE         Trinseo S.A. +                                               2.50%         213            20.91         4,454
Utilities (10.00%):
EXC         Exelon Corporation                                           2.50%         120            37.15         4,458
NRG         NRG Energy, Inc.                                             2.50%         134            33.19         4,447
PPL         PPL Corporation                                              2.50%         173            25.72         4,450
UGI         UGI Corporation                                              2.50%         145            30.71         4,453
                                                                       _______                                   ________
            Total Investments                                          100.00%                                   $178,217
                                                                       =======                                   ========
______________________

See "Notes to Schedules of Investments" on page 45.

                            Schedule of Investments

             Target Double Play Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                     Initial Date of Deposit-July 9, 2020

                                                                         Percentage        Number     Market      Cost of
Ticker Symbol and                                                        of Aggregate      of         Value per   Securities to
Name of Issuer of Securities (1)                                         Offering Price    Shares     Share       the Trust (2)
________________________________                                         ______________    ______     _________   _____________
COMMON STOCKS (100.00%):
Communication Services (3.28%):
CTL       CenturyLink, Inc.                                                2.50%           1,515      $   9.80    $ 14,847
EA        Electronic Arts Inc. *                                           0.78%              34        135.61       4,611
Consumer Discretionary (4.46%):
DG        Dollar General Corporation                                       0.94%              30        186.53       5,596
DPZ       Domino's Pizza, Inc.                                             0.52%               8        384.14       3,073
NWL       Newell Brands Inc.                                               2.50%             939         15.81      14,841
TSCO      Tractor Supply Company                                           0.50%              22        135.61       2,983
Consumer Staples (1.78%):
CLX       The Clorox Company                                               0.53%              14        225.57       3,158
KR        The Kroger Co.                                                   0.50%              92         32.42       2,983
MNST      Monster Beverage Corporation *                                   0.75%              62         71.76       4,449
Financials (29.97%):
CFG       Citizens Financial Group, Inc.                                   2.49%             627         23.66      14,835
FNB       F.N.B. Corporation                                               2.50%           2,152          6.90      14,849
MET       MetLife, Inc.                                                    2.50%             404         36.77      14,855
NYCB      New York Community Bancorp, Inc.                                 2.50%           1,537          9.66      14,847
PBCT      People's United Financial, Inc.                                  2.50%           1,353         10.97      14,842
PFG       Principal Financial Group, Inc.                                  2.49%             354         41.87      14,822
PRU       Prudential Financial, Inc.                                       2.49%             244         60.77      14,828
RF        Regions Financial Corporation                                    2.50%           1,436         10.34      14,848
UBSI      United Bankshares, Inc.                                          2.50%             578         25.69      14,849
UNM       Unum Group                                                       2.50%             902         16.45      14,838
VLY       Valley National Bancorp                                          2.50%           2,074          7.16      14,850
WFC       Wells Fargo & Company                                            2.50%             605         24.55      14,853
Health Care (13.29%):
ABBV      AbbVie Inc.                                                      3.47%             208         99.28      20,650
AMGN      Amgen Inc.                                                       2.96%              70        251.59      17,611
DVA       DaVita Inc. *                                                    0.51%              37         81.91       3,031
LLY       Eli Lilly and Company                                            3.01%             106        169.13      17,928
REGN      Regeneron Pharmaceuticals, Inc. *                                1.29%              12        640.34       7,684
VRTX      Vertex Pharmaceuticals Incorporated *                            1.54%              31        295.92       9,174
WST       West Pharmaceutical Services, Inc.                               0.51%              13        232.30       3,020

                       Schedule of Investments (cont'd.)

             Target Double Play Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                     Initial Date of Deposit-July 9, 2020

                                                                         Percentage        Number     Market      Cost of
Ticker Symbol and                                                        of Aggregate      of         Value per   Securities to
Name of Issuer of Securities (1)                                         Offering Price    Shares     Share       the Trust (2)
________________________________                                         ______________    ______     _________   _____________
Industrials (0.51%):
FAST      Fastenal Company                                                 0.51%              70      $  43.02    $  3,011
Information Technology (30.76%):
ADBE      Adobe Incorporated *                                             4.31%              56        457.68      25,630
AMAT      Applied Materials, Inc.                                          1.13%             107         62.77       6,716
CDNS      Cadence Design Systems, Inc. *                                   0.50%              30         99.60       2,988
INTC      Intel Corporation                                                4.91%             498         58.61      29,188
JKHY      Jack Henry & Associates, Inc.                                    0.52%              17        181.96       3,093
KLAC      KLA Corporation                                                  0.52%              15        204.51       3,068
MSFT      Microsoft Corporation                                           12.49%             349        212.83      74,278
NVDA      NVIDIA Corporation                                               4.81%              70        408.64      28,605
NOW       ServiceNow, Inc. *                                               1.57%              22        425.20       9,354
Materials (3.48%):
NEM       Newmont Corporation                                              0.99%              93         63.43       5,899
WRK       WestRock Company                                                 2.49%             540         27.47      14,834
Utilities (12.47%):
EIX       Edison International                                             2.49%             272         54.46      14,813
EXC       Exelon Corporation                                               2.50%             400         37.15      14,860
NJR       New Jersey Resources Corporation                                 2.50%             475         31.25      14,844
NI        NiSource Inc.                                                    2.50%             635         23.38      14,846
SRE       Sempra Energy                                                    2.48%             126        117.25      14,773
                                                                         _______                                  ________
               Total Investments                                         100.00%                                  $594,555
                                                                         =======                                  ========
______________________

See "Notes to Schedules of Investments" on page 45.

                            Schedule of Investments

              Target Focus Four Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                     At the Opening of Business on the
                   Initial Date of Deposit-July 9, 2020

                                                                       Percentage
                                                                      of Aggregate     Number       Market       Cost of
Ticker Symbol and                                                       Offering         of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                       Price        Shares       Share     the Trust (2)
___________________________________                                   ____________     ______     _________   _____________
COMMON STOCKS (100.00%):
Communication Services (4.23%):
CTL      CenturyLink, Inc.                                               1.50%          1,485      $  9.80     $ 14,553
CHL      China Mobile Limited (ADR) +                                    0.40%            107        36.32        3,886
CHU      China Unicom (Hong Kong) Limited (ADR) +                        0.40%            628         6.18        3,881
EA       Electronic Arts Inc. *                                          0.46%             33       135.61        4,475
ORAN     Orange (ADR) +                                                  0.40%            325        11.94        3,881
TEF      Telefonica, S.A. (ADR) +                                        0.40%            842         4.61        3,882
TDS      Telephone and Data Systems, Inc.                                0.67%            325        19.93        6,477
Consumer Discretionary (6.83%):
ADNT     Adient Plc +*                                                   0.67%            383        16.90        6,473
DAN      Dana Inc.                                                       0.67%            559        11.56        6,462
DG       Dollar General Corporation                                      0.56%             29       186.53        5,409
DPZ      Domino's Pizza, Inc.                                            0.32%              8       384.14        3,073
HMC      Honda Motor Co., Ltd. (ADR) +                                   0.40%            153        25.37        3,882
KBH      KB Home                                                         0.67%            209        30.89        6,456
NWL      Newell Brands Inc.                                              1.50%            921        15.81       14,556
ODP      The ODP Corporation                                             0.33%            146        22.07        3,221
SIG      Signet Jewelers Limited +                                       0.33%            299        10.82        3,235
TM       Toyota Motor Corporation (ADR) +                                0.40%             31       125.41        3,888
TSCO     Tractor Supply Company                                          0.31%             22       135.61        2,983
TPH      TRI Pointe Group, Inc. *                                        0.67%            418        15.48        6,471
Consumer Staples (1.38%):
CLX      The Clorox Company                                              0.30%             13       225.57        2,932
KR       The Kroger Co.                                                  0.30%             90        32.42        2,918
MNST     Monster Beverage Corporation *                                  0.45%             61        71.76        4,377
SENEA    Seneca Foods Corporation *                                      0.33%             85        38.17        3,244
Energy (9.18%):
BCEI     Bonanza Creek Energy, Inc. *                                    0.33%            211        15.29        3,226
BP       BP Plc (ADR) +                                                  0.40%            167        23.16        3,868
CPE      Callon Petroleum Company *                                      0.33%          2,861         1.13        3,233
CNQ      Canadian Natural Resources Limited +                            0.40%            232        16.74        3,884
CEO      CNOOC Limited (ADR) +                                           0.40%             34       115.42        3,924
LPG      Dorian LPG Ltd. +*                                              0.33%            427         7.57        3,232
E        Eni SpA (ADR) +                                                 0.40%            197        19.71        3,883
HLX      Helix Energy Solutions Group, Inc. *                            0.33%            965         3.35        3,233
MTDR     Matador Resources Company *                                     0.33%            410         7.89        3,235
MUR      Murphy Oil Corporation                                          0.67%            489        13.22        6,465
PBR      Petroleo Brasileiro S.A. - Petrobras (ADR) +                    0.40%            443         8.76        3,881
QEP      QEP Resources, Inc.                                             0.33%          2,526         1.28        3,233

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                     At the Opening of Business on the
                   Initial Date of Deposit-July 9, 2020

                                                                      Percentage
                                                                      of Aggregate     Number     Market       Cost of
Ticker Symbol and                                                     Offering         of         Value per    Securities to
Name of Issuer of Securities (1)(3)                                   Price            Shares     Share        the Trust (2)
___________________________________                                   ____________     ______     _________    _____________
Energy (cont'd.):
RRC      Range Resources Corporation                                     0.33%            488      $  6.63     $  3,235
REGI     Renewable Energy Group, Inc. *                                  0.33%            131        24.74        3,241
RDS/A    Royal Dutch Shell Plc (ADR) +                                   0.40%            118        32.75        3,865
SM       SM Energy Company                                               0.33%            932         3.47        3,234
SU       Suncor Energy Inc. +                                            0.40%            239        16.24        3,881
TALO     Talos Energy Inc. *                                             0.33%            383         8.44        3,233
TOT      Total S.A. (ADR) +                                              0.40%            100        38.87        3,887
RIG      Transocean Ltd. +*                                              0.67%          3,201         2.02        6,466
INT      World Fuel Services Corporation                                 0.67%            280        23.07        6,460
WPX      WPX Energy, Inc. *                                              0.67%          1,186         5.45        6,464
Financials (28.51%):
AMG      Affiliated Managers Group, Inc.                                 0.67%             89        72.90        6,488
AEL      American Equity Investment Life Holding Company                 0.33%            139        23.18        3,222
BBVA     Banco Bilbao Vizcaya Argentaria, S.A. (ADR) +                   0.40%          1,099         3.53        3,879
SAN      Banco Santander S.A. (ADR) +                                    0.40%          1,558         2.49        3,879
BCS      Barclays Plc (ADR) +                                            0.40%            672         5.77        3,877
BHF      Brighthouse Financial, Inc. *                                   0.67%            241        26.79        6,456
CFG      Citizens Financial Group, Inc.                                  1.50%            615        23.66       14,551
CNO      CNO Financial Group, Inc.                                       0.67%            436        14.83        6,466
CS       Credit Suisse Group AG (ADR) +                                  0.40%            369        10.51        3,878
CUBI     Customers Bancorp, Inc. *                                       0.33%            299        10.83        3,238
EWBC     East West Bancorp, Inc.                                         0.67%            189        34.21        6,466
FNB      F.N.B. Corporation                                              1.50%          2,108         6.90       14,545
FAF      First American Financial Corporation                            0.66%            135        47.74        6,445
FBC      Flagstar Bancorp, Inc.                                          0.33%            118        27.36        3,228
IBTX     Independent Bank Group, Inc.                                    0.33%             83        39.11        3,246
ING      ING Groep N.V. (ADR) +                                          0.40%            546         7.11        3,882
MFC      Manulife Financial Corporation +                                0.40%            287        13.50        3,875
CASH     Meta Financial Group, Inc.                                      0.33%            185        17.46        3,229
MET      MetLife, Inc.                                                   1.50%            396        36.77       14,561
NAVI     Navient Corporation                                             0.67%            939         6.89        6,470
NYCB     New York Community Bancorp, Inc.                                1.50%          1,506         9.66       14,548
PBCT     People's United Financial, Inc.                                 1.50%          1,326        10.97       14,546
PFG      Principal Financial Group, Inc.                                 1.50%            348        41.87       14,571
PRU      Prudential Financial, Inc.                                      1.50%            239        60.77       14,524
RF       Regions Financial Corporation                                   1.50%          1,407        10.34       14,548
RBS      The Royal Bank of Scotland Group Plc (ADR) +                    0.40%          1,256         3.09        3,881

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                      Percentage
                                                                      of Aggregate     Number     Market      Cost of
Ticker Symbol and                                                     Offering         of         Value per   Securities to
Name of Issuer of Securities (1)(3)                                   Price            Shares     Share       the Trust (2)
___________________________________                                   ____________     ______     _________   _____________
Financials (cont'd.):
SF       Stifel Financial Corp.                                          0.66%            139      $ 46.38     $  6,447
UBS      UBS Group AG +                                                  0.40%            327        11.87        3,881
UBSI     United Bankshares, Inc.                                         1.50%            566        25.69       14,541
UNM      Unum Group                                                      1.50%            884        16.45       14,542
VLY      Valley National Bancorp                                         1.50%          2,032         7.16       14,549
VBTX     Veritex Holdings, Inc.                                          0.33%            200        16.15        3,230
WFC      Wells Fargo & Company                                           1.50%            593        24.55       14,558
WTFC     Wintrust Financial Corporation                                  0.66%            157        41.10        6,453
Health Care (8.98%):
ABBV     AbbVie Inc.                                                     2.09%            204        99.28       20,253
ACHC     Acadia Healthcare Company, Inc. *                               0.67%            256        25.31        6,479
AMGN     Amgen Inc.                                                      1.79%             69       251.59       17,360
ANGO     AngioDynamics, Inc. *                                           0.33%            323        10.00        3,230
DVA      DaVita Inc. *                                                   0.30%             36        81.91        2,949
LLY      Eli Lilly and Company                                           1.79%            103       169.13       17,420
REGN     Regeneron Pharmaceuticals, Inc. *                               0.79%             12       640.34        7,684
VRTX     Vertex Pharmaceuticals Incorporated *                           0.91%             30       295.92        8,878
WST      West Pharmaceutical Services, Inc.                              0.31%             13       232.30        3,020
Industrials (3.97%):
FAST     Fastenal Company                                                0.30%             68        43.02        2,925
GBX      The Greenbrier Companies, Inc.                                  0.33%            143        22.63        3,236
JBLU     JetBlue Airways Corporation *                                   0.67%            610        10.60        6,466
KAR      KAR Auction Services, Inc.                                      0.67%            486        13.31        6,469
R        Ryder System, Inc.                                              0.67%            166        38.99        6,472
SKYW     SkyWest, Inc.                                                   0.33%            108        30.03        3,243
TRN      Trinity Industries, Inc.                                        0.67%            315        20.51        6,461
VRTV     Veritiv Corporation *                                           0.33%            203        15.89        3,226
Information Technology (19.52%):
ADBE     Adobe Incorporated *                                            2.59%             55       457.68       25,172
AMAT     Applied Materials, Inc.                                         0.68%            105        62.77        6,591
CDNS     Cadence Design Systems, Inc. *                                  0.31%             30        99.60        2,988
CAJ      Canon Inc. (ADR) +                                              0.40%            201        19.35        3,889
FSLR     First Solar, Inc. *                                             0.66%            111        58.06        6,445
INTC     Intel Corporation                                               2.95%            488        58.61       28,602
JKHY     Jack Henry & Associates, Inc.                                   0.30%             16       181.96        2,911
KLAC     KLA Corporation                                                 0.32%             15       204.51        3,068
MSFT     Microsoft Corporation                                           7.48%            341       212.83       72,575
NVDA     NVIDIA Corporation                                              2.91%             69       408.64       28,196
NOW      ServiceNow, Inc. *                                              0.92%             21       425.20        8,929

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                      Percentage
                                                                      of Aggregate     Number     Market      Cost of
Ticker Symbol and                                                     Offering         of         Value per   Securities to
Name of Issuer of Securities (1)(3)                                   Price            Shares     Share       the Trust (2)
___________________________________                                   ____________     ______     _________   _____________
Materials (4.57%):
ATI      Allegheny Technologies Incorporated *                           0.67%            673      $  9.61     $  6,468
CRS      Carpenter Technology Corporation                                0.67%            290        22.31        6,470
KRA      Kraton Corp. *                                                  0.33%            198        16.35        3,237
NEM      Newmont Corporation                                             0.60%             92        63.43        5,836
NTR      Nutrien Ltd. +                                                  0.40%            122        31.78        3,877
PKX      POSCO (ADR) +                                                   0.40%             97        39.79        3,860
WRK      WestRock Company                                                1.50%            530        27.47       14,559
Real Estate (5.33%):
DRH      DiamondRock Hospitality Company (5)                             0.33%            625         5.17        3,231
DHC      Diversified Healthcare Trust (5)                                0.33%            794         4.07        3,232
EPR      EPR Properties (5)                                              0.67%            201        32.19        6,470
KRG      Kite Realty Group Trust (5)                                     0.33%            301        10.73        3,230
MAC      The Macerich Company (5)                                        0.67%            776         8.33        6,464
PEB      Pebblebrook Hotel Trust (5)                                     0.67%            562        11.50        6,463
RPT      RPT Realty (5)                                                  0.33%            501         6.46        3,236
SBRA     Sabra Health Care REIT, Inc. (5)                                0.67%            459        14.08        6,463
STOR     STORE Capital Corporation (5)                                   0.67%            290        22.30        6,467
INN      Summit Hotel Properties, Inc. (5)                               0.33%            609         5.31        3,234
WSR      Whitestone REIT (Class B) (5)                                   0.33%            485         6.67        3,235
Utilities (7.50%):
EIX      Edison International                                            1.50%            267        54.46       14,541
EXC      Exelon Corporation                                              1.50%            392        37.15       14,563
NJR      New Jersey Resources Corporation                                1.50%            466        31.25       14,563
NI       NiSource Inc.                                                   1.50%            622        23.38       14,542
SRE      Sempra Energy                                                   1.50%            124       117.25       14,539
                                                                       _______                                 ________
              Total Investments                                        100.00%                                 $970,495
                                                                       =======                                 ========

______________________

See "Notes to Schedules of Investments" on page 45.

                            Schedule of Investments

       Target Global Dividend Leaders Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                       Percentage
                                                                      of Aggregate     Number       Market       Cost of
Ticker Symbol and                                                       Offering         of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                       Price        Shares       Share     the Trust (2)
___________________________________                                   ____________     ______     _________   _____________
COMMON STOCKS (100.00%):
Communication Services (13.98%):
T           AT&T Inc.                                                    2.00%            113     $  30.46     $  3,442
CTL         CenturyLink, Inc.                                            2.00%            352         9.80        3,450
CHL         China Mobile Limited (ADR) +                                 2.00%             95        36.32        3,450
KT          KT Corporation (ADR) +                                       2.00%            352         9.78        3,443
MBT         Mobile TeleSystems PJSC (ADR) +                              2.00%            387         8.90        3,444
PHI         PLDT Inc. (ADR) +                                            1.99%            125        27.49        3,436
VZ          Verizon Communications Inc.                                  1.99%             62        55.38        3,434
Consumer Discretionary (6.00%):
HBI         Hanesbrands Inc.                                             2.00%            303        11.37        3,445
HMC         Honda Motor Co., Ltd. (ADR) +                                2.00%            136        25.37        3,450
RCII        Rent-A-Center, Inc.                                          2.00%            128        26.91        3,445
Energy (12.01%):
CNQ         Canadian Natural Resources Limited +                         2.00%            206        16.74        3,448
CEO         CNOOC Limited (ADR) +                                        2.01%             30       115.42        3,463
COP         ConocoPhillips                                               2.00%             84        41.04        3,447
EURN        Euronav N.V. +                                               2.00%            398         8.65        3,443
FRO         Frontline Ltd. +                                             2.00%            466         7.40        3,448
OVV         Ovintiv Inc.                                                 2.00%            356         9.67        3,443
Financials (10.01%):
FAF         First American Financial Corporation                         2.00%             72        47.74        3,437
JEF         Jefferies Financial Group Inc.                               2.00%            222        15.53        3,448
IX          ORIX Corporation (ADR) +                                     2.01%             57        60.90        3,471
SC          Santander Consumer USA Holdings Inc.                         2.00%            188        18.34        3,448
WDR         Waddell & Reed Financial, Inc.                               2.00%            219        15.74        3,447
Health Care (2.01%):
GSK         GlaxoSmithKline Plc (ADR) +                                  2.01%             85        40.73        3,462
Industrials (4.01%):
HNI         HNI Corporation                                              2.00%            124        27.77        3,444
TRTN        Triton International Limited +                               2.01%            117        29.53        3,455
Information Technology (9.99%):
HPQ         HP Inc.                                                      2.00%            206        16.75        3,451
IBM         International Business Machines Corporation                  1.98%             29       117.71        3,414
STX         Seagate Technology Plc +                                     2.00%             74        46.56        3,445
UMC         United Microelectronics Corporation (ADR) +                  2.00%          1,244         2.77        3,446
WU          The Western Union Company                                    2.01%            164        21.06        3,454

                       Schedule of Investments (cont'd.)

       Target Global Dividend Leaders Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                       Percentage
                                                                      of Aggregate     Number       Market       Cost of
Ticker Symbol and                                                       Offering         of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                       Price        Shares       Share     the Trust (2)
___________________________________                                   ____________     ______     _________   _____________
Materials (13.98%):
BHP         BHP Group Ltd (ADR) +                                        1.99%             67     $  51.11     $  3,424
CMP         Compass Minerals International, Inc.                         2.01%             72        48.04        3,459
GEF         Greif, Inc.                                                  1.99%            101        34.00        3,434
LYB         LyondellBasell Industries N.V. +                             1.99%             52        65.85        3,424
PKX         POSCO (ADR) +                                                2.01%             87        39.79        3,462
RIO         Rio Tinto Plc (ADR) +                                        2.00%             59        58.30        3,440
STLD        Steel Dynamics, Inc.                                         1.99%            138        24.90        3,436
Real Estate (20.00%):
OFC         Corporate Office Properties Trust (5)                        1.00%             69        25.03        1,727
CUZ         Cousins Properties Incorporated (5)                          1.01%             60        28.87        1,732
DEI         Douglas Emmett, Inc. (5)                                     0.99%             58        29.48        1,710
EQR         Equity Residential (5)                                       1.00%             30        57.48        1,724
FCPT        Four Corners Property Trust, Inc. (5)                        1.00%             76        22.72        1,727
GLPI        Gaming and Leisure Properties, Inc. (5)                      1.01%             52        33.32        1,733
GEO         The GEO Group, Inc. (5)                                      1.00%            147        11.69        1,718
GTY         Getty Realty Corp. (5)                                       1.00%             59        29.16        1,720
HIW         Highwoods Properties, Inc. (5)                               0.99%             47        36.29        1,706
IRT         Independence Realty Trust, Inc. (5)                          1.00%            157        10.95        1,719
LXP         Lexington Realty Trust (5)                                   1.00%            165        10.43        1,721
LSI         Life Storage, Inc. (5)                                       1.00%             18        95.45        1,718
LTC         LTC Properties, Inc. (5)                                     1.00%             46        37.25        1,714
NHI         National Health Investors, Inc. (5)                          1.00%             30        57.28        1,718
PDM         Piedmont Office Realty Trust, Inc. (5)                       1.00%            112        15.43        1,728
PSA         Public Storage (5)                                           1.01%              9       193.36        1,740
SPG         Simon Property Group, Inc. (5)                               0.99%             26        65.71        1,708
UNIT        Uniti Group Inc. (5)                                         1.00%            181         9.50        1,720
VNO         Vornado Realty Trust (5)                                     1.00%             48        35.86        1,721
WRI         Weingarten Realty Investors (5)                              1.00%             97        17.81        1,728
Utilities (8.01%):
ELP         Companhia Paranaense de Energia-Copel (Preference,
            ADR) +                                                       2.00%            297        11.59        3,442
ENIA        Enel Americas S.A. (ADR) +                                   2.00%            429         8.04        3,449
EXC         Exelon Corporation                                           2.01%             93        37.15        3,455
PPL         PPL Corporation                                              2.00%            134        25.72        3,446
                                                                       _______                                 ________
                 Total Investments                                     100.00%                                 $172,256
                                                                       =======                                 ========

______________________

See "Notes to Schedules of Investments" on page 45.

                            Schedule of Investments

                Target Growth Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

     At the Opening of Business on the Initial Date of Deposit-July 9, 2020

                                                                         Percentage       Number     Market        Cost of
Ticker Symbol and                                                        of Aggregate     of         Value per     Securities to
Name of Issuer of Securities (1)(3)                                      Offering Price   Shares     Share         the Trust (2)
___________________________________                                      ______________   ______     _________     _____________
COMMON STOCKS (100.00%):
Communication Services (13.28%):
CABO      Cable One, Inc.                                                    3.44%            3      $ 1,787.99     $  5,364
EA        Electronic Arts Inc. *                                             3.30%           38          135.61        5,153
NFLX      Netflix, Inc. *                                                    3.22%           10          502.78        5,028
ZNGA      Zynga Inc. *                                                       3.32%          506           10.25        5,187
Consumer Discretionary (3.31%):
LOW       Lowe's Companies, Inc.                                             3.31%           38          135.75        5,159
Consumer Staples (13.33%):
BYND      Beyond Meat, Inc. *                                                3.34%           36          144.98        5,219
CLX       The Clorox Company                                                 3.33%           23          225.57        5,188
GIS       General Mills, Inc.                                                3.35%           83           62.94        5,224
MNST      Monster Beverage Corporation *                                     3.31%           72           71.76        5,167
Financials (6.75%):
FDS       FactSet Research Systems Inc.                                      3.36%           15          349.43        5,242
MCO       Moody's Corporation                                                3.39%           18          294.24        5,296
Health Care (20.09%):
ALGN      Align Technology, Inc. *                                           3.39%           19          278.39        5,289
BIO       Bio-Rad Laboratories, Inc. (Class A) *                             3.30%           11          467.49        5,142
DXCM      DexCom, Inc. *                                                     3.35%           12          435.11        5,221
LLY       Eli Lilly and Company                                              3.36%           31          169.13        5,243
HZNP      Horizon Therapeutics Plc +*                                        3.35%           89           58.76        5,230
NBIX      Neurocrine Biosciences, Inc. *                                     3.34%           40          130.11        5,204
Industrials (3.37%):
TREX      Trex Company, Inc. *                                               3.37%           41          128.28        5,260
Information Technology (19.84%):
ADBE      Adobe Incorporated *                                               3.23%           11          457.68        5,035
CDNS      Cadence Design Systems, Inc. *                                     3.32%           52           99.60        5,179
ENPH      Enphase Energy, Inc. *                                             3.34%           95           54.93        5,218
LOGI      Logitech International S.A. +                                      3.35%           79           66.15        5,226
NOW       ServiceNow, Inc. *                                                 3.27%           12          425.20        5,102
SQ        Square, Inc. (Class A) *                                           3.33%           39          133.35        5,201
Materials (16.69%):
BTG       B2Gold Corp. +                                                     3.33%          868            5.99        5,199
GOLD      Barrick Gold Corporation +                                         3.32%          187           27.72        5,184
KGC       Kinross Gold Corporation +*                                        3.33%          685            7.59        5,199
NEM       Newmont Corporation                                                3.33%           82           63.43        5,201
SHW       The Sherwin-Williams Company                                       3.38%            9          586.12        5,275
Utilities (3.34%):
NRG       NRG Energy, Inc.                                                   3.34%          157           33.19        5,211
                                                                           _______                                  ________
          Total Investments                                                100.00%                                  $156,046
                                                                           =======                                  ========
___________

See "Notes to Schedules of Investments" on page 45.

                            Schedule of Investments

                Target Triad Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                          Percentage      Number     Market        Cost of
Ticker Symbol and                                                        of Aggregate     of         Value per     Securities to
Name of Issuer of Securities (1)(3)                                      Offering Price   Shares     Share         the Trust (2)
___________________________________                                      ______________   ______     _________     _____________
COMMON STOCKS (100.00%):
Communication Services (12.49%):
T         AT&T Inc.                                                          0.75%           69      $   30.46      $  2,102
CABO      Cable One, Inc.                                                    1.92%            3       1,787.99         5,364
CHL       China Mobile Limited (ADR) +                                       0.40%           31          36.32         1,126
CHU       China Unicom (Hong Kong) Limited (ADR) +                           0.40%          181           6.18         1,119
EA        Electronic Arts Inc. *                                             1.99%           41         135.61         5,560
NFLX      Netflix, Inc. *                                                    1.98%           11         502.78         5,531
ORAN      Orange (ADR) +                                                     0.40%           94          11.94         1,122
SBGI      Sinclair Broadcast Group, Inc.                                     0.75%          113          18.49         2,089
TEF       Telefonica, S.A. (ADR) +                                           0.40%          243           4.61         1,120
TDS       Telephone and Data Systems, Inc.                                   0.75%          105          19.93         2,093
VIAC      ViacomCBS Inc.                                                     0.75%           91          22.92         2,086
ZNGA      Zynga Inc. *                                                       2.00%          545          10.25         5,586
Consumer Discretionary (5.80%):
DDS       Dillard's, Inc. (Class A)                                          0.75%           86          24.42         2,100
GHC       Graham Holdings Company                                            0.74%            6         344.88         2,069
HMC       Honda Motor Co., Ltd. (ADR) +                                      0.40%           44          25.37         1,116
LOW       Lowe's Companies, Inc.                                             1.99%           41         135.75         5,566
MDC       M.D.C. Holdings, Inc.                                              0.76%           55          38.46         2,115
MGA       Magna International Inc. (Class A) +                               0.76%           47          45.03         2,116
TM        Toyota Motor Corporation (ADR) +                                   0.40%            9         125.41         1,129
Consumer Staples (11.05%):
ANDE      The Andersons, Inc.                                                0.75%          164          12.82         2,102
BGS       B&G Foods, Inc.                                                    0.75%           82          25.46         2,088
BYND      Beyond Meat, Inc. *                                                2.02%           39         144.98         5,654
CLX       The Clorox Company                                                 2.02%           25         225.57         5,639
GIS       General Mills, Inc.                                                2.00%           89          62.94         5,602
MNST      Monster Beverage Corporation *                                     2.00%           78          71.76         5,597
UVV       Universal Corporation                                              0.75%           50          41.78         2,089
WBA       Walgreens Boots Alliance, Inc.                                     0.76%           50          42.29         2,114
Energy (6.21%):
BP        BP Plc (ADR) +                                                     0.40%           48          23.16         1,112
CNQ       Canadian Natural Resources Limited +                               1.15%          192          16.74         3,214
CEO       CNOOC Limited (ADR) +                                              0.41%           10         115.42         1,154
DK        Delek US Holdings, Inc.                                            0.75%          127          16.45         2,089
E         Eni SpA (ADR) +                                                    0.40%           57          19.71         1,123
HFC       HollyFrontier Corporation                                          0.75%           76          27.60         2,098
OVV       Ovintiv Inc.                                                       0.75%          217           9.67         2,098

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                         Percentage       Number     Market        Cost of
Ticker Symbol and                                                        of Aggregate     of         Value per     Securities to
Name of Issuer of Securities (1)(3)                                      Offering Price   Shares     Share         the Trust (2)
___________________________________                                      ______________   ______     _________     _____________
Energy (cont'd.):
PBR       Petroleo Brasileiro S.A. - Petrobras (ADR) +                       0.40%          128      $    8.76      $  1,121
RDS/A     Royal Dutch Shell Plc (ADR) +                                      0.40%           34          32.75         1,114
SU        Suncor Energy Inc. +                                               0.40%           69          16.24         1,121
TOT       Total S.A. (ADR) +                                                 0.40%           29          38.87         1,127
Financials (10.19%):
BBVA      Banco Bilbao Vizcaya Argentaria, S.A. (ADR) +                      0.40%          317           3.53         1,119
SAN       Banco Santander S.A. (ADR) +                                       0.40%          449           2.49         1,118
BCS       Barclays Plc (ADR) +                                               0.40%          194           5.77         1,119
CMA       Comerica Incorporated                                              0.75%           60          34.76         2,086
CS        Credit Suisse Group AG (ADR) +                                     0.40%          106          10.51         1,114
FDS       FactSet Research Systems Inc.                                      2.00%           16         349.43         5,591
FITB      Fifth Third Bancorp                                                0.75%          116          18.14         2,104
ING       ING Groep N.V. (ADR) +                                             0.40%          157           7.11         1,116
MFC       Manulife Financial Corporation +                                   0.40%           83          13.50         1,121
MCO       Moody's Corporation                                                2.00%           19         294.24         5,591
PRU       Prudential Financial, Inc.                                         0.74%           34          60.77         2,066
RBS       The Royal Bank of Scotland Group Plc (ADR) +                       0.40%          362           3.09         1,119
UBS       UBS Group AG +                                                     0.40%           94          11.87         1,116
UNM       Unum Group                                                         0.75%          127          16.45         2,089
Health Care (15.03%):
ALGN      Align Technology, Inc. *                                           1.99%           20         278.39         5,568
ANTM      Anthem, Inc.                                                       0.75%            8         262.54         2,100
BIO       Bio-Rad Laboratories, Inc. (Class A) *                             2.01%           12         467.49         5,610
DXCM      DexCom, Inc. *                                                     2.02%           13         435.11         5,656
LLY       Eli Lilly and Company                                              2.00%           33         169.13         5,581
GILD      Gilead Sciences, Inc.                                              0.76%           28          75.61         2,117
HZNP      Horizon Therapeutics Plc +*                                        2.00%           95          58.76         5,582
NHC       National HealthCare Corporation                                    0.75%           35          60.19         2,107
NBIX      Neurocrine Biosciences, Inc. *                                     2.00%           43         130.11         5,595
PFE       Pfizer Inc.                                                        0.75%           62          33.75         2,093
Industrials (5.03%):
GATX      GATX Corporation                                                   0.76%           36          58.89         2,120
GBX       The Greenbrier Companies, Inc.                                     0.75%           93          22.63         2,105
R         Ryder System, Inc.                                                 0.75%           54          38.99         2,105
TREX      Trex Company, Inc. *                                               2.02%           44         128.28         5,644
TRN       Trinity Industries, Inc.                                           0.75%          102          20.51         2,092

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 3rd Quarter 2020 Series
                                    FT 8770

                       At the Opening of Business on the
                      Initial Date of Deposit-July 9, 2020

                                                                         Percentage       Number     Market        Cost of
Ticker Symbol and                                                        of Aggregate     of         Value per     Securities to
Name of Issuer of Securities (1)(3)                                      Offering Price   Shares     Share         the Trust (2)
___________________________________                                      ______________   ______     _________     _____________
Information Technology (15.33%):
ADBE     Adobe Incorporated *                                                1.96%           12      $  457.68      $  5,492
CDNS     Cadence Design Systems, Inc. *                                      2.00%           56          99.60         5,578
CAJ      Canon Inc. (ADR) +                                                  0.40%           58          19.35         1,122
ENPH     Enphase Energy, Inc. *                                              2.00%          102          54.93         5,603
HPE      Hewlett Packard Enterprise Company                                  0.75%          228           9.21         2,100
HOLI     Hollysys Automation Technologies Ltd. +                             0.75%          157          13.38         2,101
HPQ      HP Inc.                                                             0.75%          125          16.75         2,094
LOGI     Logitech International S.A. +                                       1.99%           84          66.15         5,557
NOW      ServiceNow, Inc. *                                                  1.98%           13         425.20         5,528
SQ       Square, Inc. (Class A) *                                            2.00%           42         133.35         5,601
VSH      Vishay Intertechnology, Inc.                                        0.75%          141          14.90         2,101
Materials (13.90%):
BTG      B2Gold Corp. +                                                      2.00%          934           5.99         5,595
GOLD     Barrick Gold Corporation +                                          2.00%          202          27.72         5,599
CRS      Carpenter Technology Corporation                                    0.75%           94          22.31         2,097
KGC      Kinross Gold Corporation +*                                         2.00%          736           7.59         5,586
KRO      Kronos Worldwide, Inc.                                              0.75%          210           9.99         2,098
NEM      Newmont Corporation                                                 2.00%           88          63.43         5,582
NTR      Nutrien Ltd. +                                                      0.40%           35          31.78         1,112
PKX      POSCO (ADR) +                                                       0.40%           28          39.79         1,114
SHW      The Sherwin-Williams Company                                        2.10%           10         586.12         5,861
STLD     Steel Dynamics, Inc.                                                0.75%           84          24.90         2,092
TSE      Trinseo S.A. +                                                      0.75%          100          20.91         2,091
Utilities (4.97%):
EXC      Exelon Corporation                                                  0.74%           56          37.15         2,080
NRG      NRG Energy, Inc.                                                    2.74%          231          33.19         7,667
PPL      PPL Corporation                                                     0.74%           81          25.72         2,083
UGI      UGI Corporation                                                     0.75%           68          30.71         2,088
                                                                           _______                                  ________
         Total Investments                                                 100.00%                                  $279,531
                                                                           =======                                  ========
______________________

See "Notes to Schedules of Investments" on page 45.

                        Schedule of Investments

             Target VIP Portfolio, 3rd Quarter 2020 Series
                                FT 8770

    At the Opening of Business on the Initial Date of Deposit-July 9, 2020

                                                                          Percentage       Number     Market      Cost of
Ticker Symbol and                                                         of Aggregate     of         Value       Securities to
Name of Issuer of Securities (1)(3)                                       Offering Price   Shares     per Share   the Trust (2)
___________________________________                                       ______________   ______     _________   _____________
COMMON STOCKS (100.00%):
Communication Services (5.64%):
GOOGL        Alphabet Inc. (Class A) *                                      2.02%             20      $1,503.60   $   30,072
EA           Electronic Arts Inc. *                                         0.50%             55         135.61        7,459
NTES         NetEase, Inc. (ADR) +                                          0.58%             19         454.56        8,637
ORA FP       Orange #                                                       0.83%          1,036          11.96       12,388
SCMN SW      Swisscom AG #                                                  0.85%             24         524.46       12,587
TTWO         Take-Two Interactive Software, Inc. *                          0.03%              3         147.82          443
VOD LN       Vodafone Group Plc #                                           0.83%          7,827           1.58       12,387
Consumer Discretionary (9.26%):
FLWS         1-800-FLOWERS.COM, Inc. *                                      0.54%            352          22.67        7,980
CRMT         America's Car-Mart, Inc. *                                     0.22%             37          88.19        3,263
BMW GY       Bayerische Motoren Werke (BMW) AG #                            0.83%            187          66.10       12,361
BZH          Beazer Homes USA, Inc. *                                       0.11%            160          10.36        1,658
BIG          Big Lots, Inc.                                                 0.61%            216          41.76        9,020
CCS          Century Communities, Inc. *                                    0.39%            180          32.20        5,796
DG           Dollar General Corporation                                     0.31%             25         186.53        4,663
DPZ          Domino's Pizza, Inc.                                           0.39%             15         384.14        5,762
EBAY         eBay Inc.                                                      0.70%            179          58.27       10,431
LRN          K12 Inc. *                                                     0.49%            212          34.38        7,289
LOW          Lowe's Companies, Inc.                                         1.35%            148         135.75       20,091
LULU         lululemon athletica inc. +*                                    0.17%              8         309.88        2,479
LL           Lumber Liquidators Holdings, Inc. *                            0.15%            161          14.17        2,281
MHO          M/I Homes, Inc. *                                              0.35%            155          34.02        5,273
MBUU         Malibu Boats, Inc. (Class A) *                                 0.40%            116          51.74        6,002
SSTK         Shutterstock, Inc.                                             0.50%            203          36.96        7,503
SNBR         Sleep Number Corporation *                                     0.48%            153          46.53        7,119
TSCO         Tractor Supply Company                                         0.17%             19         135.61        2,577
VOW GY       Volkswagen AG #*                                               0.84%             76         163.59       12,433
ZUMZ         Zumiez Inc. *                                                  0.26%            143          26.69        3,817
Consumer Staples (4.13%):
BATS LN      British American Tobacco Plc #                                 0.83%            322          38.43       12,375
CLX          The Clorox Company                                             0.52%             34         225.57        7,669
ELF          e.l.f. Beauty, Inc. *                                          0.38%            268          20.81        5,577
JBSS         John B. Sanfilippo & Son, Inc.                                 0.37%             66          83.25        5,494
KMB          Kimberly-Clark Corporation                                     0.59%             61         143.35        8,744
KR           The Kroger Co.                                                 0.17%             77          32.42        2,496
MNST         Monster Beverage Corporation *                                 0.71%            147          71.76       10,549
VGR          Vector Group Ltd.                                              0.56%            896           9.21        8,252
Energy (2.84%):
BP/ LN       BP Plc #                                                       0.83%          3,238           3.82       12,384
ENI IM       Eni SpA #                                                      0.83%          1,256           9.86       12,387
REGI         Renewable Energy Group, Inc. *                                 0.35%            210          24.74        5,195
FP FP        Total S.A. #                                                   0.83%            318          38.88       12,364

                   Schedule of Investments (cont'd.)

             Target VIP Portfolio, 3rd Quarter 2020 Series
                                FT 8770

    At the Opening of Business on the Initial Date of Deposit-July 9, 2020

                                                                          Percentage       Number     Market      Cost of
Ticker Symbol and                                                         of Aggregate     of         Value       Securities to
Name of Issuer of Securities (1)(3)                                       Offering Price   Shares     per Share   the Trust (2)
___________________________________                                       ______________   ______     _________   _____________
Financials (15.45%):
ALV GY       Allianz SE #                                                   0.83%             59      $  208.60   $   12,307
ALL          The Allstate Corporation                                       0.40%             68          88.22        5,999
AXP          American Express Company                                       3.33%            533          92.90       49,516
AMP          Ameriprise Financial, Inc.                                     0.25%             25         148.41        3,710
BSIG         Brightsphere Investment Group Inc.                             0.39%            458          12.61        5,775
JPM          JPMorgan Chase & Co.                                           3.33%            531          93.30       49,542
COOP         Mr. Cooper Group Inc. *                                        0.40%            498          12.06        6,006
MUV2 GY      Muenchener Rueckversicherungs-Gesellschaft AG #                0.84%             47         264.19       12,417
SPGI         S&P Global Inc.                                                1.14%             48         354.32       17,007
TRV          The Travelers Companies, Inc.                                  3.33%            437         113.18       49,460
VRTS         Virtus Investment Partners, Inc.                               0.38%             44         127.08        5,592
ZURN SW      Zurich Insurance Group AG #                                    0.83%             34         362.00       12,308
Health Care (10.44%):
ABBV         AbbVie Inc.                                                    1.16%            174          99.28       17,275
ALGN         Align Technology, Inc. *                                       0.17%              9         278.39        2,506
AMGN         Amgen Inc.                                                     0.98%             58         251.59       14,592
BIO          Bio-Rad Laboratories, Inc. (Class A) *                         0.41%             13         467.49        6,077
BIIB         Biogen Inc. *                                                  1.71%             91         280.19       25,497
DVA          DaVita Inc. *                                                  0.17%             31          81.91        2,539
LLY          Eli Lilly and Company                                          1.00%             88         169.13       14,883
GSK LN       GlaxoSmithKline Plc #                                          0.83%            612          20.24       12,388
IDXX         IDEXX Laboratories, Inc. *                                     0.84%             37         336.12       12,436
OSUR         OraSure Technologies, Inc. *                                   0.35%            390          13.37        5,214
RDNT         RadNet, Inc. *                                                 0.29%            278          15.40        4,281
REGN         Regeneron Pharmaceuticals, Inc. *                              1.08%             25         640.34       16,008
VRTX         Vertex Pharmaceuticals Incorporated *                          1.28%             64         295.92       18,939
WST          West Pharmaceutical Services, Inc.                             0.17%             11         232.30        2,555
Industrials (7.01%):
ATSG         Air Transport Services Group, Inc. *                           0.52%            336          23.20        7,795
ALG          Alamo Group Inc.                                               0.44%             67          98.64        6,609
ARCB         ArcBest Corporation                                            0.27%            143          28.03        4,008
ATKR         Atkore International Group Inc. *                              0.46%            266          25.89        6,887
CBZ          CBIZ, Inc. *                                                   0.47%            305          23.12        7,052
FAST         Fastenal Company                                               0.17%             58          43.02        2,495
ROCK         Gibraltar Industries, Inc. *                                   0.58%            181          47.25        8,552
GMS          GMS Inc. *                                                     0.38%            236          23.63        5,577
KAI          Kadant Inc.                                                    0.45%             64         104.70        6,701
MAS          Masco Corporation                                              0.36%            107          50.19        5,370
MAXR         Maxar Technologies Inc.                                        0.37%            328          16.93        5,553
ODFL         Old Dominion Freight Line, Inc.                                0.57%             48         176.87        8,490
PATK         Patrick Industries, Inc.                                       0.50%            131          56.91        7,455
RUSHA        Rush Enterprises, Inc. (Class A)                               0.54%            195          41.37        8,067
TNC          Tennant Company                                                0.45%            103          64.50        6,644
GWW          W.W. Grainger, Inc.                                            0.48%             23         308.77        7,102

                   Schedule of Investments (cont'd.)

             Target VIP Portfolio, 3rd Quarter 2020 Series
                                FT 8770

    At the Opening of Business on the Initial Date of Deposit-July 9, 2020

                                                                          Percentage       Number     Market      Cost of
Ticker Symbol and                                                         of Aggregate     of         Value       Securities to
Name of Issuer of Securities (1)(3)                                       Offering Price   Shares     per Share   the Trust (2)
___________________________________                                       ______________   ______     _________   _____________
Information Technology (38.01%):
ADBE         Adobe Incorporated *                                           1.42%             46      $  457.68   $   21,053
AAPL         Apple Inc.                                                    11.63%            454         381.37      173,142
AMAT         Applied Materials, Inc.                                        0.38%             89          62.77        5,587
CDNS         Cadence Design Systems, Inc. *                                 0.34%             50          99.60        4,980
CTXS         Citrix Systems, Inc.                                           0.22%             22         149.69        3,293
INTC         Intel Corporation                                              8.00%          2,029          58.61      118,919
JKHY         Jack Henry & Associates, Inc.                                  0.17%             14         181.96        2,547
KLAC         KLA Corporation                                                0.18%             13         204.51        2,659
MEI          Methode Electronics, Inc.                                      0.41%            213          28.35        6,039
MSFT         Microsoft Corporation                                          8.31%            581         212.83      123,655
EGOV         NIC Inc.                                                       0.57%            374          22.55        8,434
NVDA         NVIDIA Corporation                                             3.98%            145         408.64       59,253
PRFT         Perficient, Inc. *                                             0.43%            186          34.57        6,430
PLAB         Photronics, Inc. *                                             0.28%            366          11.19        4,094
NOW          ServiceNow, Inc. *                                             0.51%             18         425.20        7,654
SWKS         Skyworks Solutions, Inc.                                       0.17%             19         132.15        2,511
SMCI         Super Micro Computer, Inc. *                                   0.54%            286          28.21        8,068
TTMI         TTM Technologies, Inc. *                                       0.47%            597          11.60        6,925
Materials (3.38%):
AAL LN       Anglo American Plc #                                           0.83%            520          23.79       12,370
BAS GY       BASF SE #                                                      0.83%            217          57.10       12,392
BCC          Boise Cascade Company                                          0.56%            218          38.25        8,339
NEM          Newmont Corporation                                            0.33%             78          63.43        4,948
RIO LN       Rio Tinto Plc #                                                0.83%            213          58.19       12,393
Utilities (3.84%):
CMS          CMS Energy Corporation                                         0.05%             13          59.40          772
EOAN GY      E.ON SE #                                                      0.83%          1,063          11.65       12,388
ELE SM       Endesa, S.A. #                                                 0.83%            461          26.85       12,380
ENEL IM      Enel SpA #                                                     0.83%          1,345           9.21       12,382
NG/ LN       National Grid Plc #                                            0.83%          1,089          11.37       12,380
NEE          NextEra Energy, Inc.                                           0.38%             22         253.27        5,572
WEC          WEC Energy Group, Inc.                                         0.09%             15          88.74        1,331
                                                                          _______                                 __________
                  Total Investments                                       100.00%                                 $1,487,333
                                                                          =======                                 ==========
___________
See "Notes to Schedules of Investments" on page 45.

                        Schedule of Investments

       Value Line(R) Target 25 Portfolio, 3rd Quarter 2020 Series
                                FT 8770

                   At the Opening of Business on the
                  Initial Date of Deposit-July 9, 2020

                                                                          Percentage
                                                                          of Aggregate   Number     Market        Cost of
Ticker Symbol and                                                         Offering       of         Value per     Securities to
Name of Issuer of Securities (1)(3)                                       Price          Shares     Share         the Trust (2)
___________________________________                                       ____________   ______     _________     _____________
COMMON STOCKS (100.00%):
Communication Services (1.59%):
EA          Electronic Arts Inc. *                                          1.59%           18      $ 135.61      $  2,441
Consumer Discretionary (3.88%):
DG          Dollar General Corporation                                      1.82%           15        186.53         2,798
DPZ         Domino's Pizza, Inc.                                            1.00%            4        384.14         1,537
TSCO        Tractor Supply Company                                          1.06%           12        135.61         1,627
Consumer Staples (3.53%):
CLX         The Clorox Company                                              1.03%            7        225.57         1,579
KR          The Kroger Co.                                                  1.01%           48         32.42         1,556
MNST        Monster Beverage Corporation *                                  1.49%           32         71.76         2,296
Health Care (26.58%):
ABBV        AbbVie Inc.                                                     6.98%          108         99.28        10,722
AMGN        Amgen Inc.                                                      5.90%           36        251.59         9,057
DVA         DaVita Inc. *                                                   1.01%           19         81.91         1,556
LLY         Eli Lilly and Company                                           6.05%           55        169.13         9,302
REGN        Regeneron Pharmaceuticals, Inc. *                               2.50%            6        640.34         3,842
VRTX        Vertex Pharmaceuticals Incorporated *                           3.08%           16        295.92         4,735
WST         West Pharmaceutical Services, Inc.                              1.06%            7        232.30         1,626
Industrials (1.01%):
FAST        Fastenal Company                                                1.01%           36         43.02         1,549
Information Technology (61.43%):
ADBE        Adobe Incorporated *                                            8.64%           29        457.68        13,273
AMAT        Applied Materials, Inc.                                         2.25%           55         62.77         3,452
CDNS        Cadence Design Systems, Inc. *                                  1.04%           16         99.60         1,594
INTC        Intel Corporation                                               9.81%          257         58.61        15,063
JKHY        Jack Henry & Associates, Inc.                                   1.07%            9        181.96         1,638
KLAC        KLA Corporation                                                 1.06%            8        204.51         1,636
MSFT        Microsoft Corporation                                          24.94%          180        212.83        38,309
NVDA        NVIDIA Corporation                                              9.58%           36        408.64        14,711
NOW         ServiceNow, Inc. *                                              3.04%           11        425.20         4,677
Materials (1.98%):
NEM         Newmont Corporation                                             1.98%           48         63.43         3,045
                                                                          _______                                 ________
                 Total Investments                                        100.00%                                 $153,621
                                                                          =======                                 ========
___________
See "Notes to Schedules of Investments" on page 45.

                   NOTES TO SCHEDULES OF INVESTMENTS

(1) All Securities are represented by regular way contracts to purchase such Securities which are backed by an irrevocable letter of credit deposited with the Trustee. The Sponsor entered into purchase contracts for the Securities on July 9, 2020. Such purchase contracts are expected to settle within two business days.

(2) The cost of the Securities to a Trust represents the aggregate underlying value with respect to the Securities acquired-generally determined by the closing sale prices of the Securities on the applicable exchange (where applicable, converted into U.S. dollars at the exchange rate at the Evaluation Time) at the Evaluation Time on the business day prior to the Initial Date of Deposit. The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a
Trust if an event occurs after the close of the market on which a
Security normally trades but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. The cost of
Securities to a Trust may not compute due to rounding the market value per share. The valuation of the Securities has been determined by the
Evaluator, an affiliate of the Sponsor. In accordance with Financial
Accounting Standards Board Accounting Standards Codification 820, "Fair
Value Measurement," each Trust's investments are classified as Level 1, which refers to securities traded in an active market. The cost of the
Securities to the Sponsor and the Sponsor's profit or loss (which is the difference between the cost of the Securities to the Sponsor and the cost of the Securities to a Trust) are set forth below:

                                                                          Cost of Securities    Profit
                                                                              to Sponsor        (Loss)
                                                                          ____________________ ________
The Dow(R) Target 5 Portfolio, 3rd Quarter 2020 Series                     $  169,369          $ 1,906
The Dow(R) Target Dividend Portfolio, 3rd Quarter 2020 Series        168,048     836
Global Target 15 Portfolio, 3rd Quarter 2020 Series                132,690    (108)
S&P Dividend Aristocrats Target 25 Portfolio, 3rd Quarter 2020 Series         154,323     252
S&P Target 24 Portfolio, 3rd Quarter 2020 Series                              300,478  (1,249)
S&P Target SMid 60 Portfolio, 3rd Quarter 2020 Series                         144,245      67
Target Diversified Dividend Portfolio, 3rd Quarter 2020 Series                177,613            604
Target Double Play Portfolio, 3rd Quarter 2020 Series                         595,071    (516)
Target Focus Four Portfolio, 3rd Quarter 2020 Series                          970,741           (246)
Target Global Dividend Leaders Portfolio, 3rd Quarter 2020 Series             172,434    (178)
Target Growth Portfolio, 3rd Quarter 2020 Series                              156,937    (891)
Target Triad Portfolio, 3rd Quarter 2020 Series                 280,167    (636)
Target VIP Portfolio, 3rd Quarter 2020 Series        1,494,130   (6,797)
Value Line(R) Target 25 Portfolio, 3rd Quarter 2020 Series        154,643  (1,022)

(3) Common stocks of companies headquartered or incorporated outside the
United States comprise the approximate percentage of the investments of the Trusts as indicated:

S&P Dividend Aristocrats Target 25 Portfolio, 3rd Quarter 2020 Series,
4.00% (consisting of United Kingdom, 4.00%)

S&P Target SMid 60 Portfolio, 3rd Quarter 2020 Series, 6.67% (consisting of Bermuda, 1.11%; Ireland, 2.23%; Marshall Islands, 1.11% and
Switzerland, 2.22%)

Target Diversified Dividend Portfolio, 3rd Quarter 2020 Series, 10.00%
(consisting of Canada, 5.00%; China, 2.50% and Luxembourg, 2.50%)

Target Focus Four Portfolio, 3rd Quarter 2020 Series, 12.00% (consisting of Bermuda, 0.33%; Brazil, 0.40%; Canada, 1.60%; China, 0.40%; France,
0.80%; Hong Kong, 0.80%; Ireland, 0.67%; Italy, 0.40%; Japan, 1.20%;
Marshall Islands, 0.33%; The Netherlands, 0.80%; South Korea, 0.40%;
Spain, 1.20%; Switzerland, 1.47% and United Kingdom, 1.20%)

Target Global Dividend Leaders Portfolio, 3rd Quarter 2020 Series,
40.02% (consisting of Australia, 1.99%; Belgium, 2.00%; Bermuda, 2.01%;
Brazil, 2.00%; Canada, 2.00%; Chile, 2.00%; China, 2.01%; Hong Kong,
2.00%; Ireland, 2.00%; Japan, 4.01%; The Netherlands, 1.99%; Norway,
2.00%; Philippines, 1.99%; Russia, 2.00%; South Korea, 4.01%; Taiwan,
2.00% and United Kingdom, 4.01%)

Target Growth Portfolio, 3rd Quarter 2020 Series, 16.68% (consisting of
Canada, 9.98%; Ireland, 3.35% and Switzerland, 3.35%)

Target Triad Portfolio, 3rd Quarter 2020 Series, 23.01% (consisting of
Brazil, 0.40%; Canada, 9.11%; China, 1.16%; France, 0.80%; Hong Kong,
0.80%; Ireland, 2.00%; Italy, 0.40%; Japan, 1.20%; Luxembourg, 0.75%;
The Netherlands, 0.80%; South Korea, 0.40%; Spain, 1.20%; Switzerland,
2.79% and United Kingdom, 1.20%)

Target VIP Portfolio, 3rd Quarter 2020 Series, 17.39% (consisting of
Canada, 0.17%; China, 0.58%; France, 1.66%; Germany, 5.00%; Italy,
1.66%; Spain, 0.83%; Switzerland, 1.68% and United Kingdom, 5.81%)

(4) Securities of companies in the following sectors comprise the approximate percentage of the investments of the Global Target 15
Portfolio, 3rd Quarter 2020 Series as indicated: Communication Services,
6.67%; Consumer Staples, 13.33%; Energy, 33.34%; Financials, 33.33%;
Health Care, 6.67% and Materials, 6.66%

(5) This Security represents the common stock of a Real Estate
Investment Trust ("REIT"). REITs which invest in mortgage loans and mortgage-backed securities are included in the Financials sector whereas
REITs which directly hold real estate properties are included in the
Real Estate sector. REITs comprise the approximate percentage of the investments of the Trusts as indicated:

S&P Target SMid 60 Portfolio, 3rd Quarter 2020 Series, 17.79% Target
Focus Four Portfolio, 3rd Quarter 2020 Series, 5.33% Target Global
Dividend Leaders Portfolio, 3rd Quarter 2020 Series, 20.00%

+ This Security represents the common stock of a foreign company which trades directly or through an American Depositary Receipt/ADR on the over-the-counter market or on a U.S. national securities exchange.

# This Security represents the common stock of a foreign company which trades directly on a foreign securities exchange.

* This Security represents a non-income producing security.

                                 The FT Series

The FT Series Defined.

We, First Trust Portfolios L.P. (the "Sponsor"), have created hundreds of similar yet separate series of a unit investment trust which we have named the
FT Series. The series to which this prospectus relates, FT 8770, consists of 14 separate portfolios set forth below:

- Dow(R) Target 5 3Q '20 - Term 10/8/21
(The Dow(R) Target 5 Portfolio, 3rd Quarter 2020 Series)

- Dow(R) Target Dvd. 3Q '20 - Term 10/8/21
(The Dow(R) Target Dividend Portfolio, 3rd Quarter 2020
Series)

- Global Target 15 3Q '20 - Term 10/8/21
(Global Target 15 Portfolio, 3rd Quarter 2020 Series)

- S&P Dividend Aristocrats Target 25 3Q '20 - Term 10/8/21
(S&P Dividend Aristocrats Target 25 Portfolio, 3rd Quarter
2020 Series)

- S&P Target 24 3Q '20 - Term 10/8/21
(S&P Target 24 Portfolio, 3rd Quarter 2020 Series)

- S&P Target SMid 60 3Q '20 - Term 10/8/21
(S&P Target SMid 60 Portfolio, 3rd Quarter 2020 Series)

- Target Divsd. Dvd. 3Q '20 - Term 10/8/21
(Target Diversified Dividend Portfolio, 3rd Quarter 2020
Series)

- Target Dbl. Play 3Q '20 - Term 10/8/21
(Target Double Play Portfolio, 3rd Quarter 2020 Series)

- Target Focus 4 3Q '20 - Term 10/8/21
(Target Focus Four Portfolio, 3rd Quarter 2020 Series)

- Target Global Dvd. Leaders 3Q '20 - Term 10/8/21
(Target Global Dividend Leaders Portfolio, 3rd Quarter 2020
Series)

- Target Growth 3Q '20 - Term 10/8/21
(Target Growth Portfolio, 3rd Quarter 2020 Series)

- Target Triad 3Q '20 - Term 10/8/21
(Target Triad Portfolio, 3rd Quarter 2020 Series)

- Target VIP 3Q '20 - Term 10/8/21
(Target VIP Portfolio, 3rd Quarter 2020 Series)

- Value Line(R) Target 25 3Q '20 - Term 10/8/21
(Value Line(R) Target 25 Portfolio, 3rd Quarter 2020 Series)

Each Trust was created under the laws of the State of New York by a Trust
Agreement (the "Indenture") dated the Initial Date of Deposit. This agreement, entered into among First Trust Portfolios L.P., as Sponsor, The Bank of New
York Mellon as Trustee and First Trust Advisors L.P. as Portfolio Supervisor
and Evaluator, governs the operation of the Trusts.

YOU MAY GET MORE SPECIFIC DETAILS CONCERNING THE NATURE, STRUCTURE AND RISKS OF
THIS PRODUCT IN AN "INFORMATION SUPPLEMENT" BY CALLING THE SPONSOR AT
800-621-1675, DEPT. CODE 2.

How We Created the Trusts.

On the Initial Date of Deposit, we deposited portfolios of common stocks with the Trustee and, in turn, the Trustee delivered documents to us representing our ownership of the Trusts in the form of units ("Units").

After the Initial Date of Deposit, we may deposit additional Securities in a
Trust, or cash (including a letter of credit or the equivalent) with instructions to buy more Securities, to create new Units for sale. If we create additional Units, we will attempt, to the extent practicable, to maintain the percentage relationship established among the Securities on the
Initial Date of Deposit (as set forth in "Schedule of Investments" for each
Trust), adjusted to reflect the sale, redemption or liquidation of any of the
Securities or any stock split or a merger or other similar event affecting the issuer of the Securities.

Since the prices of the Securities will fluctuate daily, the ratio of
Securities in a Trust, on a market value basis, will also change daily. The portion of Securities represented by each Unit will not change as a result of the deposit of additional Securities or cash in a Trust. If we deposit cash, you and new investors may experience a dilution of your investment. This is because prices of Securities will fluctuate between the time of the cash deposit and the purchase of the Securities, and because the Trusts pay the associated brokerage fees. To reduce this dilution, the Trusts will try to buy the Securities as close to the Evaluation Time and as close to the evaluation price as possible. In addition, because the Trusts pay the brokerage fees associated with the creation of new Units and with the sale of Securities to meet redemption and exchange requests, frequent redemption and exchange activity will likely result in higher brokerage expenses.

An affiliate of the Trustee may receive these brokerage fees or the Trustee may retain and pay us (or our affiliate) to act as agent for a Trust to buy
Securities. If we or an affiliate of ours act as agent to a Trust, we will be subject to the restrictions under the Investment Company Act of 1940, as amended (the "1940 Act"). When acting in an agency capacity, we may select various broker/dealers to execute securities transactions on behalf of the
Trusts, which may include broker/dealers who sell Units of the Trusts. We do not consider sales of Units of the Trusts or any other products sponsored by
First Trust as a factor in selecting such broker/dealers.

We cannot guarantee that a Trust will keep its present size and composition for any length of time. Securities may be periodically sold under certain circumstances to satisfy Trust obligations, to meet redemption requests and,

as described in "Removing Securities from a Trust," to maintain the sound investment character of a Trust, and the proceeds received by a Trust will be used to meet Trust obligations or distributed to Unit holders, but will not be reinvested. However, Securities will not be sold to take advantage of market fluctuations or changes in anticipated rates of appreciation or depreciation, or if they no longer meet the criteria by which they were selected. You will not be able to dispose of or vote any of the Securities in the Trusts. As the holder of the Securities, the Trustee will vote the Securities and, except as described in "Removing Securities from a Trust," will endeavor to vote the
Securities such that the Securities are voted as closely as possible in the same manner and the same general proportion as are the Securities held by owners other than such Trust.

Neither we nor the Trustee will be liable for a failure in any of the
Securities. However, if a contract for the purchase of any of the Securities initially deposited in a Trust fails, unless we can purchase substitute
Securities ("Replacement Securities") we will refund to you that portion of the purchase price and transactional sales charge resulting from the failed contract on the next Distribution Date. Any Replacement Security a Trust acquires will be identical to those from the failed contract.

                                   Portfolios

Objective.

 Each Trust seeks above-average total return. To achieve this objective, each
Trust will invest in the common stocks of companies which are selected by applying a unique specialized strategy. While the Trusts seek above-average total return, each follows a different investment strategy. We cannot guarantee that a Trust will achieve its objective or that a Trust will make money once expenses are deducted. Under normal circumstances, the Dow(R)
Target Dividend Portfolio, S&P Dividend Aristocrats Target 25 Portfolio,
Target Diversified Dividend Portfolio and Target Global Dividend Leaders
Portfolio will invest at least 80% of their assets in dividend-paying securities and the S&P Target SMid 60 Portfolio will invest at least 80% of its assets in small and/or mid capitalization companies. Under normal circumstances, the Global Target 15 Portfolio and the Target Global Dividend
Leaders Portfolio will invest at least 40% of their assets in non-U.S.
securities.

The Dow(R) Target 5 Portfolio is concentrated in stocks of the industry or group of industries comprising the consumer staples sector. The Dow(R) Target
Dividend Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and utilities sectors. The Global Target
15 Portfolio is concentrated in stocks of the industry or group of industries comprising the energy and financials sectors. The S&P Dividend Aristocrats
Target 25 Portfolio is concentrated in stocks of the industry or group of industries comprising the industrials sector. The S&P Target 24 Portfolio and the Target VIP Portfolio are concentrated in stocks of the industry or group of industries comprising the information technology sector. The Target Double
Play Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and information technology sectors. The Target Focus
Four Portfolio is concentrated in stocks of the industry or group of industries comprising the financials sector.The Value Line(R) Target 25 Portfolio is concentrated in stocks of the industry or group of industries comprising the health care and information technology sectors.

Portfolio Selection Process.

                         The Dow(R) Target 5 Portfolio

The Dow(R) Target 5 Portfolio invests in stocks with high dividend yields.
The Dow(R) Target 5 Strategy seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in the Dow Jones Industrial Average ("DJIA(R)").

The Dow(R) Target 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by their current indicated dividend yield as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 highest dividend-yielding stocks from this group.

Step 3: From the 10 stocks selected in Step 2, we select an equally-weighted portfolio of the five stocks with the lowest per share stock price for The Dow
(R) Target 5 Strategy.

                      The Dow(R) Target Dividend Portfolio

The Dow(R) Target Dividend Strategy selects a portfolio of the 20 stocks from the Dow Jones U.S. Select Dividend Index(sm) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book as a means to seek to achieve its investment objective.

The Dow(R) Target Dividend Strategy stocks are determined as follows:

Step 1: We rank all 100 stocks contained in the Dow Jones U.S. Select Dividend
Index(sm) as of two business days prior to the date of this prospectus (best
[1] to worst [100]) by the following equally-weighted factors:

      - Change in return on assets over the last 12 months. An increase in return on assets is generally used as an indication of improving business fundamentals and would receive a higher ranking than a stock with a negative change in return on assets.

      - Price-to-book. A lower, but positive, price-to-book ratio is generally used as an indication of value.

Step 2: We then select an equally-weighted portfolio of the 20 stocks with the best overall combined ranking on the two factors for The Dow(R) Target Dividend
Strategy. In the event of a tie, the stock with the better price-to-book ratio is selected.

Companies which, as of the business day prior to the Initial Date of Deposit,
Dow Jones has announced will be removed from the Dow Jones U.S. Select
Dividend Index(sm), or that are likely to be removed, based on Dow Jones selection criteria, from the Dow Jones U.S. Select Dividend Index(sm) within thirty days from the selection date, have been removed from the universe of securities from which The Dow(R) Target Dividend Strategy stocks are selected.

                           Global Target 15 Portfolio

The Global Target 15 Portfolio invests in stocks with high dividend yields.
The Trust seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in a particular index. The Global Target 15 Strategy stocks are determined as follows:

Step 1: We rank all stocks contained in the DJIA(R), the Financial Times
Industrial Ordinary Share Index ("FT Index") and the Hang Seng Index by
dividend yield as of the business day prior to the date of this prospectus.

Step 2: We select the 10 highest dividend-yielding stocks in each respective index.

Step 3: We select an approximately equally-weighted portfolio of the five stocks with the lowest per share stock price of the 10 highest dividend-
yielding stocks in each respective index as of their respective selection date for the Global Target 15 Strategy.

                  S&P Dividend Aristocrats Target 25 Portfolio

The S&P Dividend Aristocrats Target 25 Strategy invests in companies from the
S&P 500(R) Dividend Aristocrats(R) Index. The index consists of companies from the S&P 500(R) Index that have increased dividends every year for the last 25 consecutive years. The S&P Dividend Aristocrats Target 25 Strategy stocks are determined as follows:

Step 1: We begin with all stocks contained in the S&P 500(R) Dividend
Aristocrats(R) Index as of two business days prior to the date of this prospectus. Regulated investment companies, limited partnerships and business development companies are not eligible for selection.

Step 2: We rank each stock on three equally-weighted factors:

      - Debt-to-equity. Compares a company's long-term debt to their stockholder's equity. Higher levels of this ratio are associated with higher risk, lower levels with lower risk.

      - Price to cash flow. Measures the cost of a company's stock for every dollar of cash flow generated. A lower, but positive, ratio indicates investors are paying less for the cash flow generated which can be a sign of value.

      - Return on assets. Compares a company's net income to its total assets.
      The ratio shows how efficiently a company generates net income from its assets.

Step 3: We rank each of the companies by their combined factor scores.

Step 4: We select an approximately equally-weighted portfolio of the best scoring 25 stocks with a maximum of seven stocks from any one of the major
Global Industry Classification Standard ("GICS(R)") market sectors. If more than seven stocks from any one of the major GICS(R) sectors are selected, these stocks are excluded and replaced with the next best scoring stocks which satisfy the criteria set forth above. In the event of a tie, the stock with the better return-on-assets ratio is selected.

                            S&P Target 24 Portfolio

The S&P Target 24 Strategy selects a portfolio of 24 common stocks from the
S&P 500(R) Index which are based on the following steps:

Step 1: All of the economic sectors in the S&P 500(R) Index are ranked by market capitalization as of two business days prior to the date of this prospectus and the eight largest sectors are selected.

Step 2: The stocks in each of those eight sectors are then ranked among their peers based on three distinct factors:

      - Trailing four quarters' return on assets, which is net income divided by average assets. Those stocks with high return on assets achieve better rankings;

      - Buyback yield, which measures the percentage decrease in common stock outstanding versus one year earlier. Those stocks with greater percentage decreases receive better rankings; and

      - Bullish interest indicator, which is measured over the trailing 12 months by subtracting the number of shares traded in months in which the stock price declined from the number of shares traded in months in which the stock price rose and dividing the resulting number by the total number of shares traded over the 12-month period. Those stocks with a high bullish interest indicator achieve better rankings.

Step 3: The three stocks from each of the eight sectors with the highest combined ranking on these three factors are selected for S&P Target 24
Strategy. In the event of a tie within a sector, the stock with the higher market capitalization is selected.

Each stock receives a weighting equivalent to its relative market value among the three stocks from the individual sector. The combined weight of the three stocks for a sector is equal to the sector's equivalent weighting among the eight sectors from which stocks are selected. However, no individual stock will comprise 25% or more of the S&P Target 24 Portfolio as of the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

                          S&P Target SMid 60 Portfolio

This small and mid-capitalization strategy is designed to identify stocks with improving fundamental performance and market sentiment. The S&P Target SMid 60
Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the Standard & Poor's MidCap
400(R) Index ("S&P MidCap 400(R)") and the Standard & Poor's SmallCap 600(R)
Index ("S&P SmallCap 600(R)") as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks in each index by price-to-book value and select the best quartile from each index-100 stocks from the S&P MidCap 400(R) and 150 stocks from the S&P SmallCap 600(R) with the lowest, but positive, price-to-
book ratio.

Step 3: We rank each stock on three equally-weighted factors:

      - Price to cash flow;

      - 12-month change in return on assets; and

      - 3-month price appreciation.

Step 4: We eliminate any regulated investment companies, limited partnerships, business development companies and any stock with a market capitalization of less than $250 million and with an average daily trading volume of less than
$250,000.

Step 5: The 30 stocks from each index with the highest combined ranking on the three factors set forth in Step 3 are selected for the portfolio. In the event of a tie, the stock with the better price to cash flow ratio is selected.

Step 6: The stocks selected from the S&P MidCap 400(R) are given approximately twice the weight of the stocks selected from the S&P SmallCap 600(R), taking into consideration that only whole shares will be purchased.

                     Target Diversified Dividend Portfolio

The Target Diversified Dividend Strategy seeks above-average total return through a combination of capital appreciation and dividend income by adhering to a simple investment strategy; however, there is no assurance the objective will be met. The Target Diversified Dividend Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $250 million;

      - Minimum three-month average daily trading volume of $1.5 million; and

      - Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts/ADRs, regulated investment companies and limited partnerships.

Step 3: We select only those stocks with positive three-year dividend growth.

Step 4: We rank each remaining stock on three factors:

      - Indicated dividend yield - 50%;

      - Price-to-book - 25%; and

      - Payout ratio - 25%.

Step 5: We purchase an approximately equally-weighted portfolio consisting of four stocks from each of the major S&P GICS(R) market sectors with the highest combined ranking on the three factors. The Financials and Real Estate sectors are combined for the sector limit purpose. In the event of a tie, the stock with the better price-to-book ratio is selected.

                          Target Double Play Portfolio

The Target Double Play Portfolio invests in the common stocks of companies which are selected by applying two separate uniquely specialized strategies.

The composition of the Target Double Play Portfolio on the Initial Date of
Deposit is as follows:

      - Approximately 1/2 of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy; and

      - Approximately 1/2 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy portion of the Trust were chosen by applying the same selection criteria set forth above under the caption "The Dow(R) Target Dividend Portfolio." The Securities which comprise the Value Line(R) Target 25 Strategy portion of the Trust were selected as follows:

Value Line(R) Target 25 Strategy.

The Value Line(R) Target 25 Strategy invests in 25 of the 100 stocks that
Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks which represent approximately 95% of the trading volume on all U.S.
stock exchanges. Of these 1,700 stocks, only 100 are given their #1 ranking for Timeliness(TM), which measures Value Line's view of their probable price performance during the next six to 12 months relative to the others. Value
Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum, and earnings surprise. The
Value Line(R) Target 25 Strategy stocks are determined as follows:

Step 1: We start with the 100 stocks which Value Line(R), as of two business days prior to the date of this prospectus, gives their #1 ranking for
Timeliness(TM) and apply the following rankings as of two business days prior to the date of this prospectus.

Step 2: We rank these stocks for consistent growth based on 12-month and 6-
month price appreciation (best [1] to worst [100]).

Step 3: We then rank the stocks for profitability by their return on assets.

Step 4: Finally, we rank the stocks for value based on their price to cash flow.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 25 eligible stocks with the lowest sums for the Value
Line(R) Target 25 Strategy. Stocks of financial companies, as defined by
S&P's GICS(R), the stocks of companies whose shares are not listed on a U.S.
securities exchange, and stocks of limited partnerships are not eligible for inclusion in the Value Line(R) Target 25 Strategy stocks. In the event of a tie, the stock with the greatest 6-month price appreciation is selected.

The stocks which comprise the Value Line(R) Target 25 Strategy are weighted by market capitalization subject to the restriction that no stock will comprise less than approximately 1% or 25% or more of the Value Line(R)
Target 25 Strategy portion of the portfolio on the date of this prospectus.
The Securities will be adjusted on a proportionate basis to accommodate this constraint.

                          Target Focus Four Portfolio

The Target Focus Four Portfolio invests in the common stocks of companies which are selected by applying four separate uniquely specialized strategies.

The composition of the Target Focus Four Portfolio on the Initial Date of
Deposit is as follows:

      - Approximately 30% of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the S&P Target SMid 60 Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy; and

      - Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the S&P
Target SMid 60 Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend Portfolio," "S&P Target SMid 60
Portfolio" and "Double Play Portfolio," respectively. The Securities which comprise The NYSE(R) International Target 25 Strategy were selected as follows:

NYSE(R) International Target 25 Strategy:

The NYSE(R) International Target 25 Strategy provides investors with a way to strategically invest in foreign companies. The NYSE(R) International
Target 25 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the NYSE International 100
Index(sm) as of two business days prior to the date of this prospectus. The index consists of the 100 largest non-U.S. stocks trading on the NYSE.

Step 2: We rank each stock on two equally-weighted factors:

      - Price-to-book; and

      - Price to cash flow.

Lower, but positive, price-to-book and price to cash flow ratios are generally used as an indication of value.

Step 3: We screen for liquidity by eliminating companies with average daily trading volume below $300,000 for the prior three months.

Step 4: We purchase an approximately equally-weighted portfolio of the 25 eligible stocks with the best overall ranking on the two factors, taking into consideration that only whole shares will be purchased. In the event of a tie, the stock with the better price-to-book ratio is selected.

                    Target Global Dividend Leaders Portfolio

The Target Global Dividend Leaders Strategy stocks are determined based on these steps:

Step 1: We establish three distinct universes as of two business days prior to the Initial Date of Deposit which consist of the following:

      - Domestic equity - all U.S. stocks.

      - International equity - all foreign stocks that are listed on a U.S.
      securities exchange either directly or in the form of American Depositary
      Receipts/ADRs.

      - REITs - all U.S. REITs (including Mortgage REITs).

Step 2: Regulated investment companies and limited partnerships are excluded from all universes. REITs (including Mortgage REITs) are also excluded from the domestic and international equity universes.

Step 3: We select the stocks in each universe that meet the following criteria:

      - Market capitalization greater than $1 billion.

      - Three-month average daily trading volume greater than $1 million.

      - Current indicated dividend yield greater than twice that of the S&P
      500(R) Index at the time of selection.

Step 4: We rank the selected stocks within each universe on three equally-
weighted factors: price to cash flow; return on assets; and 3, 6 and 12-month price appreciation.

Step 5: We select the 20 stocks within each universe with the best overall combined rankings. The domestic and international equity universes are subject to a maximum of four stocks from any one of the major GICS(R) market sectors.
The Financials and Real Estate sectors are combined for the sector limit purpose. If a universe has less than 20 eligible securities, all eligible securities are selected.

Step 6: The universes are approximately weighted as shown below. Stocks are approximately equally-weighted within their universe, taking into consideration that only whole shares will be purchased.

      - 40% domestic equity.

      - 40% international equity.

      - 20% REITs.

                            Target Growth Portfolio

The Target Growth Strategy invests in stocks with large market capitalizations which have recently exhibited certain positive financial attributes. The
Target Growth Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $6 billion;

      - Minimum three month average daily trading volume of $5 million; and

      - Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts/ADRs, regulated investment companies and limited partnerships.

Step 3: We select only those stocks with positive one year sales growth.

Step 4: We rank the remaining stocks on three equally-weighted factors:

      - Sustainable growth rate (a measurement of a company's implied growth rate that can be funded with its internal capital; it is calculated by multiplying return on equity over the trailing 12 months by (1- payout ratio), where payout ratio is the trailing 12 months dividends per share divided by trailing 12 months earnings per share);

      - Change in return on assets; and

      - Recent 6-month price appreciation.

Step 5: We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the major GICS(R) market sectors. The
Financials and Real Estate sectors are combined for the sector limit purpose.
In the event of a tie, the stock with the higher sustainable growth rate is selected.

                             Target Triad Portfolio

The Target Triad Portfolio invests in the common stocks of companies which are selected by applying three separate uniquely specialized strategies.

The composition of the Target Triad Portfolio on the Initial Date of Deposit
is as follows:

- Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy;

- Approximately 30% of the portfolio is composed of common stocks which comprise the Target Diversified Dividend Strategy; and

- Approximately 60% of the portfolio is composed of common stocks which comprise the Target Growth Strategy.

The Securities which comprise the NYSE(R) International Target 25 Strategy, the Target Diversified Dividend Strategy and the Target Growth Strategy
portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target Focus Four Portfolio," "Target
Diversified Dividend Portfolio" and "Target Growth Portfolio," respectively.

                              Target VIP Portfolio

The Target VIP Portfolio invests in the common stocks of companies which are selected by applying six separate uniquely specialized strategies.

The composition of the Target VIP Strategy on the Initial Date of Deposit is
as follows:

- Approximately 1/6 of the portfolio is composed of common stocks which comprise The Dow(R) DART 5 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the European Target 20 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Nasdaq(R) Target 15 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the S&P Target 24 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Target Small-Cap Strategy; and

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise the S&P Target 24 Strategy and the Value Line(R)
Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "S&P Target 24
Portfolio" and "Target Double Play Portfolio," respectively. The Securities which comprise The Dow(R) DART 5 Strategy, the European Target 20 Strategy,
the Nasdaq(R) Target 15 Strategy and the Target Small-Cap Strategy portions of the Trust were selected as follows:

The Dow(R) Dividend and Repurchase Target 5 Strategy.

The Dow(R) DART 5 Strategy selects a portfolio of DJIA(R) stocks with high dividend yields and/or high buyback ratios and high return on assets, as a means to achieving the Strategy's investment objective. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus compared to a company's shares outstanding as of the business day prior to the date of this prospectus.

The Dow(R) DART 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by the sum of their current indicated dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 stocks with the highest combined dividend yields and buyback ratios.

Step 3: From the 10 stocks selected in Step 2, we select an approximately equally-weighted portfolio of the five stocks with the greatest change in return on assets in the most recent year as compared to the previous year for
The Dow(R) DART 5 Strategy.

European Target 20 Strategy.

The European Target 20 Strategy invests in stocks with high dividend yields.
By selecting stocks with the highest dividend yields, the European Target 20

Strategy seeks to uncover stocks that may be out of favor or undervalued. The
European Target 20 Strategy stocks are determined as follows:

Step 1: We rank the 120 largest companies based on market capitalization which are domiciled in Austria, Belgium, Denmark, Finland, France, Germany, Greece,
Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland
and the United Kingdom by their current indicated dividend yield as of two business days prior to the date of this prospectus.

Step 2: We select an approximately equally-weighted portfolio of the 20 highest dividend-yielding stocks for the European Target 20 Strategy.

During the initial offering period, the Target VIP Portfolio will not invest more than 5% of its portfolio in shares of any one securities-related issuer contained in the European Target 20 Strategy.

Nasdaq(R) Target 15 Strategy.

The Nasdaq(R) Target 15 Strategy selects a portfolio of the 15 Nasdaq-100
Index(R) stocks with the best overall ranking on both 12- and 6-month price appreciation, return on assets and price to cash flow as a means to achieving its investment objective. The Nasdaq(R) Target 15 Strategy stocks are determined as follows:

Step 1: We select stocks which are components of the Nasdaq-100 Index(R) as of two business days prior to the date of this prospectus and numerically rank them by 12-month price appreciation (best [1] to worst [100]).

Step 2: We then numerically rank the stocks by 6-month price appreciation.

Step 3: The stocks are then numerically ranked by return on assets ratio.

Step 4: We then numerically rank the stocks by the ratio of cash flow per share to stock price.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 15 stocks with the lowest sums for Nasdaq(R) Target 15
Strategy. In the event of a tie, the stock with the higher 6-month price momentum is selected.

The stocks which comprise Nasdaq(R) Target 15 Strategy are weighted by market capitalization subject to the restriction that only whole shares are purchased and that no stock will comprise less than approximately 1% or 25% or more of
Nasdaq(R) Target 15 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

Target Small-Cap Strategy.

The Target Small-Cap Strategy invests in stocks with small market capitalizations which have recently exhibited certain positive financial attributes. The Target Small-Cap Strategy stocks are determined as follows:

Step 1: We select the stocks of all U.S. companies which trade on the NYSE,
NYSE MTK (formerly the NYSE Amex) or The NASDAQ Stock Market, LLC(R)
(excluding limited partnerships, American Depositary Receipts/ADRs, business development companies and mineral and oil royalty trusts) as of two business days prior to the date of this prospectus.

Step 2: We then select companies which have a market capitalization of between
$150 million and $1 billion and whose stock has an average daily dollar trading volume of at least $500,000.

Step 3: We next select stocks with positive three-year sales growth.

Step 4: From there we select those stocks whose most recent annual earnings
(based on the trailing 12-month period) are positive.

Step 5: We eliminate any stock whose price has appreciated by more than 75% in the last 12 months.

Step 6: We select the 40 stocks with the greatest price appreciation in the last 12 months and weight them on a market capitalization basis (highest to lowest) for the Target Small-Cap Strategy.

For purposes of applying the Target Small-Cap Strategy, market capitalization and average trading volume are based on 1996 dollars which are periodically adjusted for inflation. All steps apply monthly and rolling quarterly data instead of annual figures where possible.

The stocks which comprise the Target Small-Cap Strategy are weighted by market capitalization.

                       Value Line(R) Target 25 Portfolio

The Securities which comprise the Value Line(R) Target 25 Strategy were chosen by applying the same selection criteria set forth above under the caption
"Target Double Play Portfolio."

Other Considerations.

Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit, we will deposit the Securities originally selected by applying the strategy on the Initial Date of Deposit.
This is true even if a later application of a strategy would have resulted in the selection of different securities. In addition, companies which, based on publicly available information as of the date the Securities were selected, are the subject of an announced business combination which we expect will happen within 12 months of the date of this prospectus are not eligible for inclusion in a Trust's portfolio.

The Securities for each of the strategies were selected as of a strategy's selection date using closing market prices on such date or, if a particular market was not open for trading on such date, closing market prices on the day immediately prior to the strategy's selection date in which such market was open. In addition, companies which, based on publicly available information on or before their respective selection date, are subject to any of the limited circumstances which warrant removal of a Security from a Trust as described under "Removing Securities from a Trust" have been excluded from the universe of securities from which each Trust's Securities are selected.

Additional Portfolio Contents.

In addition to the investments described above, certain of the Trusts have exposure to the following investments: foreign-listed securities and companies headquartered or incorporated in Hong Kong or China, the Asia Pacific region and emerging markets.

Of course, as with any similar investments, there can be no assurance that the objective of a Trust will be achieved. See "Risk Factors" for a discussion of the risks of investing in a Trust.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index(sm),
S&P 500(R) Index, S&P 500(R) Dividend Aristocrats Index, S&P MidCap 400(R)
Index and S&P SmallCap 600(R) Index are products of S&P Dow Jones Indices LLC or its affiliates ("SPDJI"), and have been licensed for use by First Trust
Portfolios L.P. Standard & Poor's(R), S&P(R), S&P 500(R), S&P Dividend
Aristocrats, S&P MidCap 400(R) and S&P SmallCap 600(R) are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); DJIA(R), The
Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones U.S. Select
Dividend Index(sm) are trademarks of Dow Jones Trademark Holdings LLC ("Dow
Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Portfolios L.P. The Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend
Portfolio, S&P Dividend Aristocrats Target 25 Portfolio, S&P Target 24
Portfolio, S&P Target SMid 60 Portfolio, Target Double Play Portfolio, Target
Focus Four Portfolio and the Target VIP Portfolio are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such products nor do they have any liability for any errors, omissions, or interruptions of the Dow Jones Industrial Average and the S&P
500(R) Index. Please see the Information Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of SPDJI.

"Value Line," "The Value Line Investment Survey" and "Timeliness" are
trademarks or registered trademarks of Value Line, Inc. and/or its affiliates
("Value Line") that have been licensed to First Trust Portfolios L.P. and/or
First Trust Advisors L.P. The Target Double Play Portfolio, Target Focus Four
Portfolio, Target VIP Portfolio and Value Line(R) Target 25 Portfolio are not
sponsored, endorsed, recommended, sold or promoted by Value Line. Value Line makes no representation regarding the advisability of investing in a Trust.
First Trust Portfolios L.P. and/or First Trust Advisors L.P. are not
affiliated with any Value Line company.

"NYSE(R)" is a service/trade mark of ICE Data Indices, LLC or its affiliates and has been licensed, along with the NYSE(R) International 100 Index
("Index") for use by First Trust Portfolios L.P. in connection with the Target
Focus Four Portfolio and the Target Triad Portfolio (the "Products"). Neither
First Trust Portfolios L.P. nor the Products, as applicable, is sponsored, endorsed, sold or promoted by ICE Data Indices, LLC, its affiliates or its
Third Party Suppliers ("ICE Data and its Suppliers"). ICE Data and its
Suppliers make no representations or warranties regarding the advisability of investing in securities generally, in the Products particularly, or the ability of the Index to track general market performance. Past performance of an Index is not an indicator of or a guarantee of future results. ICE DATA AND
ITS SUPPLIERS DISCLAIM ANY AND ALL WARRANTIES AND REPRESENTATIONS, EXPRESS
AND/OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR USE, INCLUDING THE INDICES, INDEX DATA AND ANY
INFORMATION INCLUDED IN, RELATED TO, OR DERIVED THEREFROM ("INDEX DATA"). ICE
DATA AND ITS SUPPLIERS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY WITH
RESPECT TO THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES
AND THE INDEX DATA, WHICH ARE PROVIDED ON AN "AS IS" BASIS AND YOUR USE IS AT
YOUR OWN RISK.

The publishers of the DJIA(R), the Dow Jones U.S. Select Dividend Index(sm), FT
Index, Hang Seng Index, The Nasdaq-100 Index(R), the Russell 3000(R) Index, S&P
500(R) Index, S&P 1000(R) Index, S&P MidCap 400(R) Index, S&P SmallCap 600(R)
Index and the NYSE International 100 Index(sm) are not affiliated with us and have not participated in creating the Trusts or selecting the Securities for the
Trusts. Except as noted herein, none of the index publishers have approved of any of the information in this prospectus.

                                  Risk Factors

Price Volatility. The Trusts invest in common stocks. The value of a Trust's
Units will fluctuate with changes in the value of these common stocks. Common stock prices fluctuate for several reasons including changes in investors'
perceptions of the financial condition of an issuer or the general condition of the relevant stock market, such as the current market volatility, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase.

Because the Trusts are not managed, the Trustee will not sell stocks in response to or in anticipation of market fluctuations, as is common in managed investments. As with any investment, we cannot guarantee that the performance of any Trust will be positive over any period of time, especially the relatively short 15-month life of the Trusts, or that you won't lose money.
Units of the Trusts are not deposits of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Three of the Securities in the S&P Target 24 Portfolio and three of the
Securities in the Value Line(R) Target 25 Portfolio represent approximately
45.16% and 44.33%, respectively, of the value of each Trust. If these stocks decline in value you may lose a substantial portion of your investment.

Market Risk. Market risk is the risk that a particular security, or Units of the Trusts in general, may fall in value. Securities are subject to market fluctuations caused by such factors as economic, political, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Units of the Trusts could decline in value or underperform other investments. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious diseases or other public health issues, recessions, or other events could have a significant negative impact on the Trusts and their investments. Such events may affect certain geographic regions, countries, sectors and industries more significantly than others.
Such events could adversely affect the prices and liquidity of the Trusts'
portfolio securities and could result in disruptions in the trading markets.
Any such circumstances could have a materially negative impact on the value of the Trusts' Units and result in increased market volatility.

The recent outbreak of a respiratory disease designated as COVID-19 was first detected in China in December 2019. The global economic impact of the COVID-19 outbreak is impossible to predict but has resulted in disruptions to manufacturing, supply chains and sales in affected areas and negatively impacted global economic growth prospects. The COVID-19 outbreak has also caused significant volatility and declines in global financial markets, which have caused losses for investors. The impact of the COVID-19 outbreak may be short term or may last for an extended period of time, and in either case could result in a substantial economic downturn or recession.

Government interventions aimed at curtailing the distress to financial markets caused by the COVID-19 outbreak such as the Federal Reserve's $700 billion quantitative easing program announced in March 2020, coupled with reducing the
Federal funds rate to near-zero, may not work as intended and may result in increased volatility in financial markets. Quantitative easing refers to purchasing large quantities of securities issued or guaranteed by the U.S.
government, its agencies or instrumentalities on the open market. The impact of government interventions on the markets, and the practical implications for market participants, may not be fully known for some time.

Dividends. Certain of the Securities held by the Trusts may currently pay dividends, but there is no guarantee that the issuers of the Securities will declare dividends in the future or that, if declared, they will either remain at current levels or increase over time.

Trusts which use dividend yield as a selection criterion employ a contrarian strategy in which the Securities selected share qualities that have caused them to have lower share prices or higher dividend yields than other common stocks in their peer group. There is no assurance that negative factors affecting the share price or dividend yield of these Securities will be overcome over the life of such Trusts or that these Securities will increase in value.

Concentration Risk. When at least 25% of a trust's portfolio is invested in securities issued by companies within a single sector, the trust is considered to be concentrated in that particular sector. If a Trust is concentrated in more than one sector, at least 25% of the Trust's portfolio is invested in each sector in which it is concentrated. A portfolio concentrated in one or more sectors may present more risks than a portfolio broadly diversified over several sectors.

The Dow(R) Target 5 Portfolio is concentrated in stocks of the industry or group of industries comprising the consumer staples sector. The Dow(R) Target
Dividend Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and utilities sectors. The Global Target
15 Portfolio is concentrated in stocks of the industry or group of industries comprising the energy and financials sectors. The S&P Dividend Aristocrats
Target 25 Portfolio is concentrated in stocks of the industry or group of industries comprising the industrials sector. The S&P Target 24 Portfolio and the Target VIP Portfolio are concentrated in stocks of the industry or group of industries comprising the information technology sector. The Target Double
Play Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and information technology sectors. The Target Focus
Four Portfolio is concentrated in stocks of the industry or group of industries comprising the financials sector. The Value Line(R) Target 25 Portfolio is concentrated in stocks of the industry or group of industries comprising the health care and information technology sectors.

Consumer Staples. Consumer staples companies provide products directly to the consumer that are typically considered non-discretionary items based on consumer purchasing habits. Such products include food, beverages, household items and tobacco. Companies providing these products may be affected by the regulation of various product components and production methods, new laws, regulations or litigation, marketing campaigns, competitive pricing, enumerated factors, consumer confidence, materials costs and other factors affecting consumer demand. Changes in the worldwide economy, demographics, consumer preferences, consumer spending, exploration and production spending may adversely affect these companies, as well as natural and man-made disasters, political, social or labor unrest, world events and economic conditions. Historically, the demand for consumer staples goods has remained fairly constant regardless of the state of the economy. With some products, such as food, alcohol and tobacco, demand sometimes increases during economic downturns. However, price competition among suppliers may be very challenging, which can drive prices lower and impact returns.

Energy. Energy companies include those companies that explore for, produce, refine, distribute or sell petroleum or gas products, or provide parts or services to petroleum or gas companies. General problems of the energy sector include volatile fluctuations in price and supply of energy fuels, reduced demand as a result of regional or global economic recessions and increases in energy efficiency and conservation, the success of exploration projects, clean-
up and litigation costs relating to environmental damage, international politics, terrorist attacks, and tax and other regulatory policies of various governments. Energy companies are subject to extensive federal, state and local environmental laws and regulations. Friction with certain oil producing countries, and between the governments of the United States and other major exporters of oil to the United States, or policy shifts by governmental entities and intergovernmental entities, could put oil and other energy exports at risk. In addition, falling energy prices may negatively impact the profitability and business prospects of certain energy companies.

Certain of the Common Stocks held by the Trust are issued by Canadian energy companies that are heavily invested in real estate, oil and gas, pipelines and other infrastructure in Canada. Due to this lack of diversification these companies are particularly vulnerable to changes in demand for fossil fuels and fluctuations in oil and gas prices.

Financials. Financial companies, such as retail and commercial banks, insurance companies and financial services companies, are subject to extensive governmental regulation and intervention, which may adversely affect the scope of their activities, the prices they can charge, the amount and types of capital they must maintain and, potentially, their size. Governmental regulation may change frequently and may have significant adverse consequences for financial companies, including effects not intended by such regulation.
The impact of more stringent capital requirements, or recent or future regulation in various countries, on any individual financial company or on financial companies as a whole cannot be predicted. Certain risks may impact the value of investments in financial companies more severely than those of investments in other issuers, including the risks associated with companies that operate with substantial financial leverage. Financial companies may also be adversely affected by volatility in interest rates, decreases in the availability of money or asset valuations, credit rating downgrades and adverse conditions in other related markets. Insurance companies in particular may be subject to severe price competition and/or rate regulation, which may have an adverse impact on their profitability. Financial companies are also a target for cyber-attacks and may experience technology malfunctions and disruptions as a result.

In addition, general economic conditions are important to the operations of financial companies. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities may have an adverse effect on the profitability of financial companies. While financial companies such as banks tend to increase reserves in anticipation of economic stress, there can be no assurance that such reserves will be sufficient to cover rising default rates. Financial companies may be highly dependent upon access to capital markets, and any impediments to such access, such as adverse overall economic conditions or a negative perception in the capital markets of a company's financial condition or prospects, could adversely affect its business. Some financial companies may also be required to accept or borrow significant amounts of capital from government sources. There is no guarantee that governments will provide any such relief in the future. These actions may cause the securities of many companies in the financials sector to decline in value.

Health Care. General risks of health care companies involve extensive competition, generic drug sales, the loss of patent protection, product liability litigation and evolving government regulation. Research and development costs of bringing new drugs to market are substantial, and there is no guarantee that a product will ever come to market. Health care facility operators may be affected by the demand for services, the ability of the facility to provide the services required, efforts by government or insurers to limit rates, restriction of government financial assistance and competition from other providers. The health care sector may be impacted if Congress proposes legislation regarding reform on the health care sector. Whether these proposals will be adopted and their possible long-term effects on the health care industry remains uncertain and cannot be predicted. In addition, health crises, such as a pandemic outbreak, can severely impact the health care industry in particular. These crises can disrupt health care services and processes, strain resources and supplies, and are often increasingly difficult to assess and impossible to predict.

Industrials. General risks of industrial companies include the general state of the economy, intense competition, consolidation, domestic and international politics, excess capacity and consumer spending trends. In addition, they may also be significantly affected by overall capital spending levels, economic cycles, technical obsolescence, delays in modernization, labor relations, government regulations and e-commerce initiatives.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Aerospace and defense companies may be influenced by decreased demand for new equipment, aircraft order cancellations, changes in aircraft-leasing contracts and cutbacks in profitable business travel. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for auto and truck makers and their suppliers.

Information Technology. Technology companies are generally subject to the risks of rapidly changing technologies; short product life cycles; fierce competition; aggressive pricing; frequent introduction of new or enhanced products; the loss of patent, copyright and trademark protections; cyclical market patterns; evolving industry standards; and frequent new product introductions. Technology companies may be smaller and less experienced companies, with limited product lines, markets or financial resources.
Technology company stocks have experienced extreme price and volume fluctuations that are often unrelated to their operating performance. Also, the stocks of many Internet companies have exceptionally high price-to-
earnings ratios with little or no earnings histories.

Utilities. General problems of utility companies include risks of increases in fuel and other operating costs; restrictions on operations and increased costs and delays as a result of environmental, nuclear safety and other regulations;
regulatory restrictions on the ability to pass increasing wholesale costs along to the retail and business customer; energy conservation; technological innovations which may render existing plants, equipment or products obsolete;
the effects of local weather, maturing markets and difficulty in expanding to new markets due to regulatory and other factors; natural or man-made disasters; difficulty obtaining adequate returns on invested capital; the high cost of obtaining financing during periods of inflation; difficulties of the capital markets in absorbing utility debt and equity securities; and increased competition. In addition, taxes, government regulation, international politics, price and supply fluctuations, and volatile interest rates and energy conservation may cause difficulties for utilities. All of such issuers have been experiencing certain of these problems in varying degrees.

Utility companies are subject to extensive regulation at the federal and state levels in the United States. The value of utility company securities may decline as a result of changes to governmental regulation controlling the utilities sector. Adverse regulatory changes could prevent or delay utilities from passing along cost increases to customers, which could hinder a utility's ability to meet its obligations to its suppliers.

Furthermore, regulatory authorities, which may be subject to political and other pressures, may not grant future rate increases, or may impose accounting or operational policies, any of which could affect a company's profitability and the value of its securities. In addition, federal, state and municipal governmental authorities may review existing, and impose additional, regulations governing the licensing, construction and operation of nuclear power plants.

REITs. Certain of the Securities in the S&P Target SMid 60 Portfolio, the
Target Focus Four Portfolio and the Target Global Dividend Leaders Portfolio
are issued by REITs that are headquartered or incorporated in the United
States. REITs are financial vehicles that pool investors' capital to purchase or finance real estate. REITs may concentrate their investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The value of REITs and the ability of REITs to distribute income may be adversely affected by several factors, including rising interest rates, changes in the national, state and local economic climate and real estate conditions, perceptions of prospective tenants of the safety, convenience and attractiveness of the properties, the ability of the owner to provide adequate management, maintenance and insurance, the cost of complying with the Americans with
Disabilities Act, increased competition from new properties, the impact of present or future environmental legislation and compliance with environmental laws, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, and other factors beyond the control of the issuers of REITs. Certain of the REITs may also be mortgage real estate investment trusts ("Mortgage
REITs"). Mortgage REITs are companies that provide financing for real estate by purchasing or originating mortgages and mortgage-backed securities and earn income from the interest on these investments. Mortgage REITs are also subject to many of the same risks associated with investments in other REITs and to real estate market conditions.

Strategy. Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional
Units of a Trust after the Initial Date of Deposit, we will deposit the
Securities originally selected by applying the strategy on the Initial Date of
Deposit. This is true even if a later application of a strategy would have resulted in the selection of different securities. There is no guarantee the investment objective of a Trust will be achieved. The actual performance of the Trusts will be different than the hypothetical returns of each Trust's strategy. No representation is made that the Trusts will or are likely to achieve the hypothetical performance shown. Because the Trusts are unmanaged and follow a strategy, the Trustee will not buy or sell Securities in the event a strategy is not achieving the desired results.

Hong Kong and China. Approximately one-third of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered or incorporated in
Hong Kong or China. Certain of the Securities in certain other Trusts are also issued by companies headquartered or incorporated in Hong Kong and/or China.
Hong Kong issuers are subject to risks related to Hong Kong's political and economic environment, the volatility of the Hong Kong stock market, and the concentration of real estate companies in the Hang Seng Index. Hong Kong reverted to Chinese control on July 1, 1997 and any increase in uncertainty as to the future economic and political status of Hong Kong, or a deterioration of the relationship between China and the United States, could have negative implications on stocks listed on the Hong Kong stock market.

China is underdeveloped when compared to other countries. China is essentially an export-driven economy and is affected by developments in the economies of its principal trading partners. Certain provinces have limited natural resources, resulting in dependence on foreign sources for certain raw materials and economic vulnerability to global fluctuations of price and supply. The emerging market economy of China may also be subject to over-
extension of credit, currency devaluations and restrictions, decreased exports, and economic recession. China has yet to develop comprehensive securities, corporate, or commercial laws, and its market is relatively new and undeveloped. Changes in government policy could significantly affect the markets in China. Given the still-developing nature of laws impacting China region securities markets and corporate entities, changes in regulatory policy could have a material adverse affect on the Securities. Securities prices on the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets.

United Kingdom. Approximately one-third of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered or incorporated in the United Kingdom. Certain of the Securities in certain other Trusts are also issued by companies headquartered or incorporated in the United Kingdom. On
January 31, 2020, the United Kingdom officially departed the European Union
(commonly referred to as "Brexit"). The United Kingdom is expected to continue to follow European Union law during an 11-month transition period set to terminate on December 31, 2020. The effects of Brexit will depend, in part, on agreements the United Kingdom negotiates to retain access to markets in the
European Union during the transitional period, including current trade and finance agreements. The United Kingdom is one of the fastest growing economies in the G7; however, economists are concerned about the potential negative impact of Brexit. The United Kingdom and other E.U. members have extensive trade relationships and economic observers have warned that an exit could endanger the United Kingdom's position as the central location for European financial services. Brexit and other recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and their effect on Securities issued by United
Kingdom issuers difficult to predict.

Asia Pacific Region. Certain of the Securities held by certain of the Trusts are issued by companies headquartered and/or incorporated in the Asia Pacific region. Such Trusts are therefore more susceptible to the economic, market, regulatory, political, natural disasters and local risks of the Asia Pacific region. The region has historically been highly dependent on global trade, with nations taking strong roles in both the importing and exporting of goods;
such a relationship creates a risk with this dependency on global growth. The respective stock markets tend to have a larger prevalence of smaller companies that are inherently more volatile and less liquid than larger companies.
Varying levels of accounting and disclosure standards, restrictions on foreign ownership, minority ownership rights, and corporate governance standards are also common for the region.

Europe. Certain of the Securities held by certain of the Trusts are issued by companies headquartered and/or incorporated in Europe. Such Trusts are therefore subject to certain risks associated specifically with Europe. A significant number of countries in Europe are member states in the E.U., and the member states no longer control their own monetary policies by directing independent interest rates for their currencies. In these member states, the authority to direct monetary policies, including money supply and official interest rates for the Euro, is exercised by the European Central Bank.
Furthermore, the European sovereign debt crisis and the related austerity measures in certain countries have had, and continues to have, a significant negative impact on the economies of certain European countries and their future economic outlooks. The United Kingdom vote to leave the E.U. and other recent rapid political and social change throughout Europe make the extent and nature of future economic development in Europe and the effect on Securities issued by European issuers difficult to predict.

Foreign Securities. Certain of the Securities held by certain of the Trusts are issued by foreign entities, which makes the Trusts subject to more risks than if they invested solely in domestic securities. A foreign Security held by a Trust is either directly listed on a U.S. securities exchange, is in the form of an American Depositary Receipt/ADR which trades on the over-the-
counter market or is listed on a U.S. securities exchange, or is directly listed on a foreign securities exchange. Risks of foreign securities include higher brokerage costs; different accounting standards; expropriation, nationalization or other adverse political or economic developments; currency devaluations, blockages or transfer restrictions; restrictions on foreign investments and exchange of securities; inadequate financial information; lack of liquidity of certain foreign markets; and less government supervision and regulation of exchanges, brokers, and issuers in foreign countries. Certain foreign markets have experienced heightened volatility due to recent negative political or economic developments or natural disasters. Securities issued by
non-U.S. issuers may pay interest and/or dividends in foreign currencies and may be principally traded in foreign currencies. Therefore, there is a risk that the U.S. dollar value of these interest and/or dividend payments and/or securities will vary with fluctuations in foreign exchange rates. Investments in debt securities of foreign governments present special risks, including the fact that issuers may be unable or unwilling to repay principal and/or interest when due in accordance with the terms of such debt, or may be unable to make such repayments when due in the currency required under the terms of the debt. Political, economic and social events also may have a greater impact on the price of debt securities issued by foreign governments than on the price of U.S. securities.

American Depositary Receipts/ADRs and similarly structured securities may be less liquid than the underlying shares in their primary trading market. Any distributions paid to the holders of depositary receipts are usually subject to a fee charged by the depositary. Issuers of depositary receipts are not obligated to disclose information that is considered material in the United
States. As a result, there may be less information available regarding such issuers. Holders of depositary receipts may have limited voting rights, and investment restrictions in certain countries may adversely impact the value of depositary receipts because such restrictions may limit the ability to convert shares into depositary receipts and vice versa. Such restrictions may cause shares of the underlying issuer to trade at a discount or premium to the market price of the depositary receipts.

The purchase and sale of the foreign Securities, other than foreign Securities listed on a U.S. securities exchange, will generally occur only in foreign securities markets. Because foreign securities exchanges may be open on different days than the days during which investors may purchase or redeem
Units, the value of a Trust's Securities may change on days when investors are not able to purchase or redeem Units. Although we do not believe that the
Trusts will have problems buying and selling these Securities, certain of the factors stated above may make it impossible to buy or sell them in a timely manner. Custody of certain of the Securities in the Global Target 15 Portfolio and Target VIP Portfolio is maintained by: Hongkong and Shanghai Banking
Corporation for Hong Kong Securities; Crest Co. Ltd. for United Kingdom
Securities; and Euroclear Bank, a global custody and clearing institution for all other foreign Securities; each of which has entered into a sub-custodian relationship with the Trustee. In the event the Trustee informs the Sponsor of any material change in the custody risks associated with maintaining assets with any of the entities listed above, the Sponsor will instruct the Trustee to take such action as the Sponsor deems appropriate to minimize such risk.

Emerging Markets. Certain of the Securities held by certain of the Trusts are issued by companies headquartered or incorporated in countries considered to be emerging markets. Risks of investing in developing or emerging countries are even greater than the risks associated with foreign investments in general. These increased risks include, among other risks, the possibility of investment and trading limitations, greater liquidity concerns, higher price volatility, greater delays and disruptions in settlement transactions, greater political uncertainties and greater dependence on international trade or development assistance. In addition, emerging market countries may be subject to overburdened infrastructures, obsolete financial systems and environmental problems. For these reasons, investments in emerging markets are often considered speculative.

Exchange Rates. Because securities of foreign issuers not listed on a U.S.
securities exchange generally pay dividends and trade in foreign currencies, the U.S. dollar value of these Securities (and therefore Units of the Trusts containing securities of foreign issuers) will vary with fluctuations in foreign exchange rates. As the value of Units of a Trust will vary with fluctuations in both the value of the underlying Securities as well as foreign exchange rates, an increase in the value of the Securities could be more than offset by a decrease in value of the foreign currencies in which they are denominated against the U.S. dollar, resulting in a decrease in value of the
Units. Most foreign currencies have fluctuated widely in value against the
U.S. dollar for various economic and political reasons.

To determine the value of foreign Securities not listed on a U.S. securities exchange or their dividends, the Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, depending on the activity of the large international commercial banks, various central banks, large multi-national corporations, speculators, hedge funds and other buyers and sellers of foreign currencies. Since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not reflect the amount the Trusts would receive, in U.S.
dollars, had the Trustee sold any particular currency in the market. The value of the Securities in terms of U.S. dollars, and therefore the value of your
Units, will decline if the U.S. dollar increases in value relative to the value of the currency in which the Securities trade. In addition, the value of dividends received in foreign currencies will decline in value in terms of
U.S. dollars if the U.S. dollar increases in value relative to the value of the currency in which the dividend was paid prior to the time in which the dividend is converted to U.S. dollars.

Brexit Risk. Certain of the Securities held by certain of the Trusts are subject to Brexit risk. On January 31, 2020, the United Kingdom officially departed the
European Union (commonly referred to as "Brexit"). The United Kingdom is expected to continue to follow European Union law during an 11-month transition period set to terminate on December 31, 2020. The effects of Brexit will depend, in part, on agreements the United Kingdom negotiates to retain access to markets in the European Union during the transitional period, including current trade and finance agreements. Brexit has led to volatility in global financial markets, in particular those of the United Kingdom and across Europe, and may also lead to weakening in political, regulatory, consumer, corporate and financial confidence in the United Kingdom and Europe. Given the size and importance of the United Kingdom's economy, uncertainty or unpredictability about its legal, political and/or economic relationships with Europe has been, and may continue to be, a source of instability and could lead to significant currency fluctuations and other adverse effects on international markets and international trade.

It is not currently possible to determine the extent of the impact Brexit may have on the Trust's investments. The continued uncertainty following the
United Kingdom's exit from the European Union could negatively impact current and future economic conditions in the United Kingdom and other countries, which could negatively impact the value of the Trust's investments.

Small and/or Mid Capitalization Companies. Certain of the Securities held by certain of the Trusts are issued by small and/or mid capitalization companies.
Investing in stocks of such companies may involve greater risk than investing in larger companies. For example, such companies may have limited product lines, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Securities of such companies generally trade in lower volumes and are generally subject to greater and less predictable changes in price than securities of larger companies. In addition, small and mid-cap stocks may not be widely followed by the investment community, which may result in low demand.

Large Capitalization Companies. Certain of the Securities held by certain of the Trusts are issued by large capitalization companies. The return on investment in stocks of large capitalization companies may be less than the return on investment in stocks of small and/or mid capitalization companies.
Large capitalization companies may also grow at a slower rate than the overall market.

Cybersecurity Risk. As the use of Internet technology has become more prevalent in the course of business, the Trusts have become more susceptible to potential operational risks through breaches in cybersecurity. A breach in cybersecurity refers to both intentional and unintentional events that may cause a Trust to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Sponsor of the Trusts to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cybersecurity breaches may involve unauthorized access to digital information systems utilized by the Trusts through "hacking" or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cybersecurity breaches of a Trust's third-party service providers, or issuers in which the Trusts invest, can also subject the Trusts to many of the same risks associated with direct cybersecurity breaches. The Sponsor of, and third-
party service provider to, the Trusts have established risk management systems designed to reduce the risks associated with cybersecurity. However, there is no guarantee that such efforts will succeed, especially because the Trusts do not directly control the cybersecurity systems of issuers or third-party service providers.

Legislation/Litigation. From time to time, various legislative initiatives are proposed in the United States and abroad which may have a negative impact on certain of the companies represented in the Trusts. In addition, litigation regarding any of the issuers of the Securities, or the industries represented by these issuers, may negatively impact the value of these Securities. We cannot predict what impact any pending or proposed legislation or pending or threatened litigation will have on the value of the Securities.

                            Backtested Hypothetical
                            Performance Information

The following tables compare the hypothetical performance information for the identical strategies employed by each Trust and the actual performances of the
DJIA(R), the Dow Jones U.S. Select Dividend Index(sm), Russell 3000(R) Index,
S&P 500(R) Index, S&P 1000(R) Index, FT Index, Hang Seng Index, MSCI All
Country World Index and a combination of the DJIA(R), FT Index and Hang Seng
Index (the "Cumulative International Index Returns") in each of the full years listed below (and as of the most recent month). The Trusts did not achieve the performance shown.

These hypothetical returns should not be used to predict or guarantee future performance of the Trusts. Returns from a Trust will differ from its strategy for several reasons, including the following:

- Total Return figures shown do not reflect commissions paid by a Trust on the purchase of Securities or taxes incurred by you.

- Strategy returns are for calendar years (and through the most recent month), while the Trusts begin and end on various dates.

- Trusts have a maturity longer than one year.

- Trusts may not be fully invested at all times or equally-weighted in each of the strategies or the stocks comprising their respective strategy or strategies.

- Extraordinary market events that are not expected to be repeated and which may have affected performance.

- Securities are often purchased or sold at prices different from the closing prices used in buying and selling Units.

- Cash flows (receipt/investment of).

- For Trusts investing in foreign Securities, currency exchange rates may differ.

You should note that the Trusts are not designed to parallel movements in any index and it is not expected that they will do so. In fact, each Trust's strategy underperformed its comparative index, or combination thereof, in certain years and we cannot guarantee that a Trust will outperform its respective index over the life of a Trust or over consecutive rollover periods, if available. Each index differs widely in size and focus, as described below.

DJIA(R). The Dow Jones Industrial Average is a price-weighted measure of 30
U.S. blue-chip companies. The index covers all industries with the exception of transportation and utilities. While stock selection is not governed by quantitative rules, a stock typically is added to the index only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.

Dow Jones U.S. Select Dividend Index(sm). The Dow Jones U.S. Select Dividend
Index(sm) consists of 100 dividend-paying stocks, weighted by their indicated
annualized yield. Eligible stocks are selected from a universe of all dividend-
paying companies in the Dow Jones U.S. Total Market Index(sm) that have a non-
negative historical five-year dividend-per-share growth rate, a five-year average dividend to earnings-per-share ratio of less than or equal to 60% and a three-month average daily trading volume of 200,000 shares.

Russell 3000(R) Index. The Russell 3000(R) Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S.
market. The Russell 3000(R) Index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

S&P 500(R) Index. The S&P 500(R) Index consists of stocks of 500 issuers chosen by Standard and Poor's to be representative of the leaders of various industries.

S&P 1000(R) Index. The S&P 1000(R) Index is a combination of the S&P MidCap
400(R) (the most widely used index for mid-size companies) and the S&P
SmallCap 600(R) (an index of 600 U.S. small-cap companies), where the S&P
MidCap 400(R) represents approximately 70% of the index and S&P SmallCap 600 represents approximately 30% of the index).

Financial Times Industrial Ordinary Share Index. The FT Index consists of 30 common stocks chosen by the editors of The Financial Times as being representative of British industry and commerce.

Hang Seng Index. The Hang Seng Index consists of a cross section of stocks currently listed on the Stock Exchange of Hong Kong Ltd. and is intended to represent four major market sectors: commerce and industry, finance, property and utilities.

MSCI All Country World Index. The MSCI All Country World Index is an unmanaged free float-adjusted market capitalization weighted index designed to measure the equity market performance of developed and emerging markets. The index cannot be purchased directly by investors.

The indexes are unmanaged, not subject to fees and not available for direct investment.

                                           COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

         (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                           Hypothetical Strategy Total Returns(1)(4)
         -----------------------------------------------------------------------------------------------------------------
                                                            S&P Dividend                                           Target
          The Dow(R)      The Dow(R)         Global          Aristocrats          S&P          S&P Target        Diversified
           Target 5     Target Dividend     Target 15         Target 25        Target 24         SMid 60          Dividend
Year       Strategy         Strategy        Strategy          Strategy          Strategy        Strategy          Strategy
----      ----------    ---------------     ---------       ------------       ---------       -----------      -------------

1972       20.20%
1973       17.63%
1974       -7.48%
1975       62.91%
1976       38.88%
1977        3.22%
1978       -1.26%
1979        7.43%
1980       38.74%
1981        1.27%
1982       41.05%
1983       34.26%
1984        8.60%
1985       36.01%
1986       28.31%                                                              19.58%
1987        8.50%                            15.82%                             1.95%
1988       18.95%                            20.64%                             4.53%
1989        8.01%                            14.22%                            22.58%
1990      -17.90%                             0.39%                             6.68%
1991       59.82%                            39.62%                            40.60%
1992       20.67%           30.13%           23.94%                            -1.56%
1993       31.43%           18.32%           62.02%                             8.28%
1994        5.47%           -8.43%          -10.28%                             5.04%
1995       28.07%           47.02%           11.20%                            39.23%           25.41%           28.24%
1996       23.51%           16.25%           19.19%                            31.52%           13.27%           15.04%
1997       17.17%           40.73%           -9.02%                            30.32%           42.16%           26.05%
1998        9.94%            3.06%           10.84%                            40.07%            4.91%           13.02%
1999       -9.43%           -6.53%            5.89%                            41.39%           23.94%           17.62%
2000        8.32%           25.98%            1.96%            6.79%            4.07%           14.12%           19.90%
2001       -4.97%           40.77%           -1.31%           15.99%          -10.82%           32.08%           29.70%
2002      -12.82%           -0.73%          -14.54%          -10.24%          -19.04%           -5.25%          -10.35%
2003       20.24%           32.25%           35.58%           19.69%           23.38%           45.44%           47.17%
2004        9.67%           19.00%           28.94%           17.13%           13.79%           23.57%           20.60%
2005       -2.93%            2.37%           11.23%            3.58%            3.87%            3.13%            2.03%
2006       38.81%           17.72%           39.73%           17.95%            1.65%           19.74%           15.48%
2007        1.70%            1.18%           13.99%            5.19%            3.40%           -9.62%           -3.80%
2008      -50.36%          -39.47%          -43.47%          -22.25%          -29.23%          -37.64%          -37.02%
2009       17.35%           14.47%           48.94%           21.66%           12.32%           60.05%           40.92%
2010       10.18%           15.82%            9.04%           16.85%           18.36%           15.12%           20.27%
2011       16.96%            5.68%           -8.44%            8.39%            7.12%           -8.79%            3.20%
2012        9.34%            5.03%           24.89%           12.41%            8.18%           20.43%           10.82%
2013       38.48%           28.84%           16.22%           33.38%           42.52%           37.45%           31.68%
2014       11.53%           12.95%           10.05%           11.50%            7.25%           -0.24%            5.24%
2015        7.77%           -5.94%           -6.48%           -2.92%            2.24%           -8.87%          -12.98%
2016       11.69%           23.14%           -2.92%           13.28%            0.82%           30.81%           15.93%
2017       10.13%            7.17%           15.72%           16.59%           19.53%           -0.05%            6.69%
2018       -1.85%          -11.26%           -8.08%           -9.11%           -1.27%          -23.72%          -12.31%
2019        7.28%            9.08%            8.46%           28.52%           34.11%            3.23%           26.08%
2020      -19.14%          -30.63%          -28.16%          -15.74%            2.74%          -42.48%          -24.23%
(thru 6/30)

                                           COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

         (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                           Hypothetical Strategy Total Returns(1)(4)
      -----------------------------------------------------------------------------------------------------------------

                           Target          Target Global
              Target        Focus             Dividend     Target        Target      Target      Value Line(R)
            Double Play     Four              Leaders      Growth        Triad        VIP          Target 25
Year         Strategy      Strategy           Strategy    Strategy      Strategy    Strategy        Strategy
----        -----------    --------        -------------  --------      --------    --------     -------------

1972
1973
1974
1975
1976
1977
1978
1979
1980
1981
1982
1983
1984
1985                                                                                                    33.34%
1986                                                                                                    20.24%
1987                                                                                                    16.95%
1988                                                                                                    -9.37%
1989                                                                                                    48.20%
1990                                                                                      0.26%          3.16%
1991                                                                                     57.24%         83.80%
1992       13.52%                                                                         4.25%         -2.61%
1993       21.60%                                                                        22.21%         25.07%
1994        1.86%                                                                         2.20%         12.20%
1995       49.45%                                           31.07%                       43.06%         52.21%
1996       35.29%           27.80%                          25.11%         22.18%        38.83%         54.24%
1997       37.11%           37.21%                          41.28%         34.79%        25.97%         33.92%
1998       47.21%           30.98%            2.74%         37.29%         27.49%        51.40%         91.05%
1999       52.88%           45.08%           12.55%         33.92%         31.90%        48.97%        111.29%
2000        7.16%            9.64%            4.78%          8.49%         11.93%        -4.40%        -10.37%
2001       20.11%           20.17%            7.07%         -4.08%          4.91%       -11.17%         -0.08%
2002      -12.47%          -11.09%           -7.47%        -10.69%        -11.60%       -21.22%        -23.88%
2003       35.64%           38.81%           48.27%         34.15%         38.31%        34.92%         39.35%
2004       20.40%           21.58%           24.67%         16.85%         18.53%        13.18%         21.82%
2005       11.02%            8.88%           11.76%         17.24%         12.30%         6.89%         19.74%
2006        9.05%           14.20%           29.65%         16.96%         17.57%        11.99%          0.71%
2007       12.35%            6.97%           22.27%         20.07%         13.38%         9.38%         23.59%
2008      -45.55%          -43.38%          -30.07%        -52.45%        -47.53%       -45.83%        -51.41%
2009        8.54%           27.29%           53.49%         18.35%         27.22%        12.18%          3.16%
2010       22.21%           17.86%           20.29%         17.28%         16.37%        18.42%         28.63%
2011      -12.10%          -11.60%            0.43%        -12.43%         -8.35%        -1.94%        -29.25%
2012        9.54%           12.67%           12.84%          5.89%          7.51%        12.36%         14.23%
2013       31.31%           31.40%           25.34%         37.28%         33.22%        36.29%         34.01%
2014       11.33%            5.80%            3.21%          6.42%          4.52%         6.26%          9.99%
2015       -7.79%           -8.46%          -12.30%          8.35%         -0.02%        -4.34%         -9.41%
2016       14.08%           18.89%           14.99%         -1.75%          4.81%         8.38%          5.35%
2017        7.25%            5.69%            7.47%         35.43%         24.59%        20.05%          7.54%
2018       -7.71%          -13.11%          -13.10%        -17.93%        -15.93%        -7.45%         -3.98%
2019        8.79%            7.31%           14.59%         33.41%         28.90%        19.00%          8.69%
2020      -18.61%          -26.99%          -26.58%         -0.16%        -10.52%       -11.04%         -6.43%
(thru 6/30)

                                          COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

                                                     Index Total Returns(4)

                    Dow Jones U.S.                          Russell                              MSCI All       Cumulative
                   Select Dividend  S&P 500(R) S&P 1000(R)  3000(R)              Hang Seng    Country World     International
Year     DJIA(R)     Index(sm)      Index        Index       Index    FT Index     Index         Index        Index Returns(3)
----     -------   -----------     -------     --------     -------   --------   ---------   -------------    ----------------

1972    18.48%                    19.00%
1973   -13.28%                   -14.69%
1974   -23.58%                   -26.47%
1975    44.75%                    37.23%
1976    22.82%                    23.93%
1977   -12.84%                    -7.16%
1978     2.79%                     6.57%
1979    10.55%                    18.61%
1980    22.17%                    32.50%
1981    -3.57%                    -4.92%
1982    27.11%                    21.55%
1983    25.97%                    22.56%
1984     1.31%                     6.27%
1985    33.55%                    31.72%
1986    27.10%                    18.67%
1987     5.48%                     5.25%                                 38.32%      -10.02%                    11.26%
1988    16.14%                    16.56%                                  7.03%       16.05%                    13.07%
1989    32.19%                    31.62%                                 24.53%        5.52%                    20.75%
1990    -0.56%                    -3.19%                                 10.36%        6.74%                     5.51%
1991    24.19%                    30.33%                                 14.88%       42.46%                    27.17%
1992     7.41%       22.65%        7.61%                                 -2.18%       28.89%                    11.37%
1993    16.93%       14.59%       10.04%                                 20.25%      123.33%                    53.50%
1994     5.01%       -0.19%        1.30%                                  1.19%      -30.00%                    -7.93%
1995    36.87%       42.80%       37.50%       30.69%       36.57%       17.83%       27.30%                    27.33%
1996    28.89%       25.08%       22.89%       19.85%       21.63%       20.55%       37.50%                    28.98%
1997    24.94%       37.83%       33.31%       30.26%       31.67%       16.44%      -17.66%                     7.91%
1998    18.15%        4.33%       28.55%       13.20%       24.11%       12.20%       -2.72%       21.97%        9.21%
1999    27.21%       -4.08%       21.03%       14.11%       20.96%       17.44%       73.42%       26.82%       39.36%
2000    -4.71%       24.86%       -9.10%       15.86%       -7.30%      -18.58%       -9.36%      -13.94%      -10.88%
2001    -5.43%       13.09%      -11.88%        1.45%      -11.43%      -23.67%      -22.39%      -15.91%      -17.16%
2002   -14.97%       -3.94%      -22.09%      -14.54%      -21.53%      -29.52%      -15.60%      -18.98%      -20.03%
2003    28.23%       30.16%       28.65%       36.61%       31.02%       26.27%       41.82%       34.63%       32.11%
2004     5.30%       18.14%       10.87%       18.39%       11.93%       20.80%       16.95%       15.75%       14.35%
2005     1.72%        3.79%        4.90%       10.93%        6.10%       12.45%        8.68%       11.37%        7.62%
2006    19.03%       19.54%       15.76%       11.89%       15.67%       40.25%       38.58%       21.53%       32.62%
2007     8.87%       -5.16%        5.56%        5.18%        5.16%        0.10%       42.83%       12.18%       17.27%
2008   -31.92%      -30.97%      -36.99%      -34.67%      -37.32%      -54.74%      -46.03%      -41.85%      -44.23%
2009    22.70%       11.13%       26.46%       33.48%       28.29%       33.98%       56.52%       35.41%       37.73%
2010    14.10%       18.32%       15.08%       26.55%       16.93%       13.44%        8.29%       13.21%       11.94%
2011     8.34%       12.42%        2.08%       -0.92%        1.00%      -13.70%      -17.27%       -6.86%       -7.55%
2012    10.23%       10.84%       15.98%       17.40%       16.41%       27.18%       27.66%       16.80%       21.69%
2013    29.63%       29.06%       32.36%       35.87%       33.55%       32.71%        6.55%       23.44%       22.96%
2014    10.02%       15.36%       13.66%        8.54%       12.53%       -5.04%        5.28%        4.71%        3.42%
2015     0.23%       -1.64%        1.38%       -2.11%        0.48%        1.36%       -3.82%       -1.84%       -0.74%
2016    16.46%       21.98%       11.93%       22.49%       12.70%       -8.64%        4.14%        8.48%        3.99%
2017    28.07%       15.44%       21.80%       15.33%       21.10%       18.59%       40.16%       24.62%       28.94%
2018    -3.48%       -5.94%       -4.39%      -10.30%       -5.24%      -19.79%      -10.76%       -8.93%      -11.34%
2019    25.32%       23.11%       31.45%       25.14%       30.99%       25.16%       13.62%       27.30%       21.37%
2020    -8.41%      -21.68%       -3.08%      -14.28%       -3.47%      -34.64%      -11.38%       -5.99%      -18.42%
(thru 6/30)
______________________

See "Notes to Comparison of Hypothetical Total Return" on page 67.

               NOTES TO COMPARISON OF HYPOTHETICAL TOTAL RETURN

(1) The Strategy stocks for each Strategy for a given year consist of the common stocks selected by applying the respective Strategy as of the beginning of the period (and not the date the Trusts actually sell Units).

(2) With the exception of the Hang Seng Index for the periods 12/31/1986 through 12/31/1992 and the FT Index commencing August 1, 2019, hypothetical
Total Return represents the sum of the change in market value of each group of stocks between the first and last trading day of a period plus the total dividends paid on each group of stocks during such period divided by the opening market value of each group of stocks as of the first trading day of a period. Hypothetical Total Return figures assume that all dividends are reinvested in the same manner as the corresponding Trust (monthly or semi-
annually) for the hypothetical Strategy returns and monthly in the case of
Index returns (except for the S&P 1000(R) Index, which assumes daily reinvestment of dividends) and all returns are stated in terms of U.S.
dollars. For the periods 12/31/1986 through 12/31/1992 for the Hang Seng Index and August 1, 2019 through the present for the FT Index, hypothetical Total
Return on such indices do not include any dividends paid. Hypothetical
Strategy figures reflect the deduction of sales charges and expenses as listed in the "Fee Table," but have not been reduced by estimated brokerage commissions paid by Trusts in acquiring Securities or any taxes incurred by investors. If a security which is selected by a Strategy is merged out of existence, delisted or suffers a similar fate during the period in which such hypothetical Strategy performance is being measured, such security will not be replaced by another security during that period and the return of such security will not be annualized in the calculation of the hypothetical returns. Based on the year-by-year hypothetical returns contained in the above tables, over the full years as listed above, with the exception of The Dow(R)
Target Dividend Strategy, the Global Target 15 Strategy and the S&P Target
SMid 60 Strategy, each hypothetical Strategy would have hypothetically achieved a greater average annual total return than that of its corresponding index, as shown in the table below.

Simulated returns are hypothetical, meaning that they do not represent actual trading, and, thus, may not reflect material economic and market factors, such as liquidity constraints, that may have had an impact on actual decision making. The hypothetical performance is the retroactive application of the Strategy designed with the full benefit of hindsight.

(3) The combination of the DJIA(R), the FT Index and the Hang Seng Index (the
"Cumulative International Index") Returns represent the weighted average of the annual returns of the stocks contained in the FT Index, Hang Seng Index and DJIA(R).

The Cumulative International Index Returns are weighted in the same proportions as the index components appear in the Global Target 15 Portfolio.
For instance, the Cumulative International Index is weighted as follows:
DJIA(R), 33-1/3%; FT Index, 33-1/3%; Hang Seng Index, 33-1/3%. Cumulative
International Index Returns do not represent an actual index.

(4) Source of Index Total Returns: Bloomberg L.P.
Source of Hypothetical Strategy Total Returns: CapIQ and Compustat, as
confirmed by Bloomberg L.P. and FactSet.

                                HYPOTHETICAL COMPARISON OF AVERAGE ANNUAL RETURN FOR PERIODS ENDING DECEMBER 31, 2019

                  Hypothetical Strategy Average Annual Return                                                   Index Average Annual Return
                                                              Since                                                                         Since
Strategy                            1 Year   5 Year  10 Year  Inception  Corresponding Index                       1 Year  5 Year  10 Year  Inception
_____________________________________________________________________________________________________________________________________________________
The Dow(R) Target 5                  7.28%    6.90%  11.75%   12.33%     DJIA(R) (12/31/71 - 12/31/19)             25.32%  12.58%  13.39%   11.11%
The Dow(R) Target Dividend           9.08%    3.74%   8.44%   10.69%     Dow Jones U.S. Select Dividend Index(sm)  23.11%   9.91%  13.41%   11.83%
                                                                         S&P 500(R) Index (12/31/91 - 12/31/19)    31.45%  11.68%  13.54%    9.77%
Global Target 15                     8.46%    0.93%   5.26%    9.72%     Cumulative International Index            21.37%   7.45%   8.66%    9.93%
S&P Dividend Aristocrats Target 25  28.52%    8.41%  12.23%    9.38%     S&P 500(R) Index (12/31/99 - 12/31/19)    31.45%  11.68%  13.54%    6.05%
S&P Target 24                       34.11%   10.29%  13.08%   11.36%     S&P 500(R) Index (12/31/85 - 12/31/19)    31.45%  11.68%  13.54%   10.82%
S&P Target SMid 60                   3.23%   -1.27%   4.99%   10.53%     S&P 1000(R) Index                         25.14%   9.19%  12.92%   11.85%
Target Diversified Dividend         26.08%    3.54%   8.54%   11.12%     Russell 3000(R) Index                     30.99%  11.22%  13.40%   10.19%
Target Double Play                   8.79%    2.52%   6.90%   12.23%     S&P 500(R) Index (12/31/91 - 12/31/19)    31.45%  11.68%  13.54%    9.77%
Target Focus Four                    7.31%    1.41%   5.76%   10.53%     S&P 500(R) Index (12/31/95 - 12/31/19)    31.45%  11.68%  13.54%    9.19%
Target Global Dividend Leaders      14.59%    1.53%   6.65%    9.93%     MSCI All Country World Index              27.30%   9.00%   9.37%    6.67%
Target Growth                       33.41%    9.56%   9.63%   11.26%     S&P 500(R) Index (12/31/94 - 12/31/19)    31.45%  11.68%  13.54%   10.20%
Target Triad                        28.90%    7.19%   8.49%   10.35%     S&P 500(R) Index (12/31/95 - 12/31/19)    31.45%  11.68%  13.54%    9.19%
Target VIP                          19.00%    6.51%   9.98%   11.23%     S&P 500(R) Index (12/31/89 - 12/31/19)    31.45%  11.68%  13.54%    9.94%
Value Line(R) Target 25              8.69%    1.39%   5.08%   14.59%     S&P 500(R) Index (12/31/84 - 12/31/19)    31.45%  11.68%  13.54%   11.37%

              PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                Public Offering

The Public Offering Price.

Units will be purchased at the Public Offering Price, the price per Unit of which is comprised of the following:

- The aggregate underlying value of the Securities;

- The amount of any cash in the Income and Capital Accounts;

- Dividends receivable on Securities; and

- The maximum sales charge (which combines an initial upfront sales charge, a deferred sales charge and the creation and development fee).

The price you pay for your Units will differ from the amount stated under
"Summary of Essential Information" due to various factors, including fluctuations in the prices of the Securities, changes in the relevant currency exchange rates, changes in the applicable commissions, stamp taxes, custodial fees and other costs associated with foreign trading, and changes in the value of the Income and/or Capital Accounts.

Although you are not required to pay for your Units until two business days following your order (the "date of settlement"), you may pay before then. You will become the owner of Units ("Record Owner") on the date of settlement if payment has been received. If you pay for your Units before the date of settlement, we may use your payment during this time and it may be considered a benefit to us, subject to the limitations of the Securities Exchange Act of
1934, as amended.

Organization Costs. Securities purchased with the portion of the Public
Offering Price intended to be used to reimburse the Sponsor for a Trust's organization costs (including costs of preparing the registration statement, the Indenture and other closing documents, registering Units with the SEC and states, licensing fees required for the establishment of certain of the Trusts under licensing agreements which provide for full payment of the licensing fees not later than the conclusion of the organization expense period, the initial audit of each Trust's statement of net assets, legal fees and the initial fees and expenses of the Trustee) will be purchased in the same proportionate relationship as all the Securities contained in a Trust.
Securities will be sold to reimburse the Sponsor for a Trust's organization costs at the end of the initial offering period (a significantly shorter time period than the life of the Trusts). During the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for
Trust organization costs, the Trustee will sell additional Securities to allow a Trust to fully reimburse the Sponsor. In that event, the net asset value per
Unit of a Trust will be reduced by the amount of additional Securities sold.
Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the per Unit amount set forth for a Trust in
"Notes to Statements of Net Assets," this will result in a greater effective cost per Unit to Unit holders for the reimbursement to the Sponsor. To the extent actual organization costs are less than the estimated amount, only the actual organization costs will ultimately be charged to a Trust. When
Securities are sold to reimburse the Sponsor for organization costs, the
Trustee will sell Securities, to the extent practicable, which will maintain the same proportionate relationship among the Securities contained in a Trust as existed prior to such sale.

Minimum Purchase.

The minimum amount per account you can purchase of a Trust is generally $1,000 worth of Units ($500 if you are purchasing Units for your Individual
Retirement Account or any other qualified retirement plan), but such amounts may vary depending on your selling firm.

Maximum Sales Charge.

The maximum sales charge of 1.85% per Unit is comprised of a transactional sales charge and a creation and development fee. After the initial offering period the maximum sales charge will be reduced by 0.50%, to reflect the amount of the previously charged creation and development fee.

Transactional Sales Charge.

The transactional sales charge you will pay has both an initial and a deferred component.

Initial Sales Charge. The initial sales charge, which you will pay at the time of purchase, is equal to the difference between the maximum sales charge of
1.85% of the Public Offering Price and the sum of the maximum remaining deferred sales charge and creation and development fee (initially $.185 per
Unit). On the Initial Date of Deposit, and any other day the Public Offering
Price per Unit equals $10.00, there is no initial sales charge. Thereafter, you will pay an initial sales charge when the Public Offering Price per Unit exceeds $10.00 per Unit and as deferred sales charge and creation and development fee payments are made.

Monthly Deferred Sales Charge. In addition, three monthly deferred sales charges of $.045 per Unit will be deducted from a Trust's assets on approximately the twentieth day of each month from October 20, 2020 through

December 18, 2020. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the deferred sales charge will not change, but the deferred sales charge on a percentage basis will be more than 1.35% of the
Public Offering Price.

Creation and Development Fee.

As Sponsor, we will also receive, and the Unit holders will pay, a creation and development fee. See "Expenses and Charges" for a description of the services provided for this fee. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the creation and development fee will not change, but the creation and development fee on a percentage basis will be more than 0.50% of the Public Offering Price.

Discounts for Certain Persons.

The maximum sales charge is 1.85% per Unit and the maximum dealer concession is 1.25% per Unit.

If you are purchasing Units for an investment account, the terms of which provide that your registered investment advisor or registered broker/dealer
(a) charges periodic fees in lieu of commissions; (b) charges for financial planning, investment advisory or asset management services; or (c) charges a comprehensive "wrap fee" or similar fee for these or comparable services ("Fee
Accounts"), you will not be assessed the transactional sales charge described above on such purchases. These Units will be designated as Fee Account Units and, depending upon the purchase instructions we receive, assigned either a
Fee Account Cash CUSIP Number, if you elect to have distributions paid to you, or a Fee Account Reinvestment CUSIP Number, if you elect to have distributions reinvested into additional Units of a Trust. Certain Fee Account Unit holders may be assessed transaction or other account fees on the purchase and/or redemption of such Units by their registered investment advisor, broker/dealer or other processing organizations for providing certain transaction or account activities. Fee Account Units are not available for purchase in the secondary market. We reserve the right to limit or deny purchases of Units not subject to the transactional sales charge by investors whose frequent trading activity we determine to be detrimental to the Trusts.

Employees, officers and directors (and immediate family members) of the
Sponsor, our related companies, and dealers and their affiliates will purchase
Units at the Public Offering Price less the applicable dealer concession, subject to the policies of the related selling firm. Immediate family members include spouses, or the equivalent if recognized under local law, children or step-children under the age of 21 living in the same household, parents or step-parents and trustees, custodians or fiduciaries for the benefit of such persons. Only employees, officers and directors of companies that allow their employees to participate in this employee discount program are eligible for the discounts.

You will be charged the deferred sales charge per Unit regardless of the price you pay for your Units or whether you are eligible to receive any discounts.
However, if the purchase price of your Units was less than $10.00 per Unit or if you are eligible to receive a discount such that the maximum sales charge you must pay is less than the applicable maximum deferred sales charge, including Fee Account Units, you will be credited additional Units with a dollar value equal to the difference between your maximum sales charge and the maximum deferred sales charge at the time you buy your Units. If you elect to have distributions reinvested into additional Units of a Trust, in addition to the reinvestment Units you receive you will also be credited additional Units with a dollar value at the time of reinvestment sufficient to cover the amount of any remaining deferred sales charge and creation and development fee to be collected on such reinvestment Units. The dollar value of these additional credited Units (as with all Units) will fluctuate over time, and may be less on the dates deferred sales charges or the creation and development fee are collected than their value at the time they were issued.

The Value of the Securities.

The Evaluator will determine the aggregate underlying value of the Securities in a Trust as of the Evaluation Time on each business day and will adjust the
Public Offering Price of the Units according to this valuation. This Public
Offering Price will be effective for all orders received before the Evaluation
Time on each such day. If we or the Trustee receive orders for purchases, sales or redemptions after that time, or on a day which is not a business day, they will be held until the next determination of price. The term "business day" as used in this prospectus shall mean any day on which the NYSE is open.
For purposes of Securities and Unit settlement, the term business day does not include days on which U.S. financial institutions are closed.

The aggregate underlying value of the Securities in the Trusts will be determined as follows: if the Securities are listed on a national or foreign securities exchange or The NASDAQ Stock Market, LLC(R), their value shall generally be based on the closing sale price on the exchange or system which is the principal market therefore ("Primary Exchange"), which shall be deemed to be the NYSE if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as the basis for evaluation). In the event a closing sale price on the Primary Exchange is not published, the Securities will be valued based on the last trade price on the Primary Exchange. If no trades occur on the Primary Exchange for a specific trade date, the value will be based on the closing sale price from, in the opinion of the Evaluator, an appropriate secondary exchange, if any. If no trades occur on the Primary
Exchange or any appropriate secondary exchange on a specific trade date, the
Evaluator will determine the value of the Securities using the best information available to the Evaluator, which may include the prior day's evaluated price. If the Security is an American Depositary Receipt/ADR, Global
Depositary Receipt/GDR or other similar security in which no trade occurs on the Primary Exchange or any appropriate secondary exchange on a specific trade date, the value will be based on the evaluated price of the underlying security, determined as set forth above, after applying the appropriate
ADR/GDR ratio, the exchange rate and such other information which the
Evaluator deems appropriate. For purposes of valuing Securities traded on The
NASDAQ Stock Market, LLC(R), closing sale price shall mean the Nasdaq(R)
Official Closing Price as determined by The NASDAQ Stock Market, LLC(R). If the Securities are not so listed or, if so listed and the principal market therefore is other than on the Primary Exchange or any appropriate secondary exchange, the value shall generally be based on the current ask price on the over-the-counter market (unless the Evaluator deems such price inappropriate as a basis for evaluation). If current ask prices are unavailable, the value is generally determined (a) on the basis of current ask prices for comparable securities, (b) by appraising the value of the Securities on the ask side of the market, or (c) any combination of the above. If such prices are in a currency other than U.S. dollars, the value of such Security shall be converted to U.S. dollars based on current exchange rates (unless the
Evaluator deems such prices inappropriate as a basis for evaluation). If the
Evaluator deems a price determined as set forth above to be inappropriate as the basis for evaluation, the Evaluator shall use such other information available to the Evaluator which it deems appropriate as the basis for determining the value of a Security.

After the initial offering period is over, the aggregate underlying value of the Securities will be determined as set forth above, except that bid prices are used instead of ask prices when necessary.

                             Distribution of Units

We intend to qualify Units of the Trusts for sale in a number of states. All
Units will be sold at the then current Public Offering Price.

The Sponsor compensates intermediaries, such as broker/dealers and banks, for their activities that are intended to result in sales of Units of the Trusts.
This compensation includes dealer concessions described in the following section and may include additional concessions and other compensation and benefits to broker/dealers and other intermediaries.

Dealer Concessions.

Dealers and other selling agents can purchase Units at prices which reflect a concession or agency commission of 1.25% of the Public Offering Price per
Unit, subject to reductions set forth in "Public Offering-Discounts for
Certain Persons."

Eligible dealer firms and other selling agents who, during the previous consecutive 12-month period through the end of the most recent month, sold primary market units of unit investment trusts sponsored by us in the dollar amounts shown below will be entitled to up to the following additional sales concession on primary market sales of units during the current month of unit investment trusts sponsored by us:

Total sales                                Additional
(in millions)                              Concession
_____________________________________________________
$25 but less than $100                         0.035%
$100 but less than $150                        0.050%
$150 but less than $250                        0.075%
$250 but less than $1,000                      0.100%
$1,000 but less than $5,000                    0.125%
$5,000 but less than $7,500                    0.150%
$7,500 or more                                 0.175%

Dealers and other selling agents will not receive a concession on the sale of
Units which are not subject to a transactional sales charge, but such Units will be included in determining whether the above volume sales levels are met.
Eligible dealer firms and other selling agents include clearing firms that place orders with First Trust and provide First Trust with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker/dealer firms or firms who place orders through clearing firms that are eligible dealers. We reserve the right to change the amount of concessions or agency commissions from time to time.

Certain commercial banks may be making Units of the Trusts available to their customers on an agency basis. A portion of the transactional sales charge paid by these customers is kept by or given to the banks in the amounts shown above.

Other Compensation and Benefits to Broker/Dealers.

The Sponsor, at its own expense and out of its own profits, currently provides additional compensation and benefits to broker/dealers who sell Units of these
Trusts and other First Trust products. This compensation is intended to result in additional sales of First Trust products and/or compensate broker/dealers and financial advisors for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of First Trust products by the intermediary or its agents, the placing of First Trust products on a preferred or recommended product list, access to an intermediary's personnel, and other factors. The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker/dealer firms and similar activities designed to promote the sale of the
Sponsor's products. The Sponsor makes such payments to a substantial majority of intermediaries that sell First Trust products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating Unit sales, such as the costs of developing or purchasing trading systems to process Unit trades.
Payments of such additional compensation described in this and the preceding paragraph, some of which may be characterized as "revenue sharing," create a conflict of interest by influencing financial intermediaries and their agents to sell or recommend a First Trust product, including these Trusts, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your Units.

Advertising and Investment Comparisons.

Advertising materials regarding a Trust may discuss several topics, including:
developing a long-term financial plan; working with your financial professional; the nature and risks of various investment strategies and unit investment trusts that could help you reach your financial goals; the importance of discipline; how a Trust operates; how securities are selected;
various unit investment trust features such as convenience and costs; and
options available for certain types of unit investment trusts. These materials may include descriptions of the principal businesses of the companies represented in each Trust, research analysis of why they were selected and information relating to the qualifications of the persons or entities providing the research analysis. In addition, they may include research opinions on the economy and industry sectors included and a list of investment products generally appropriate for pursuing those recommendations.

From time to time we may compare the estimated returns of a Trust (which may show performance net of the expenses and charges a Trust would have incurred)
and returns over specified periods of other similar trusts we sponsor in our advertising and sales materials, with (1) returns on other taxable investments such as the common stocks comprising various market indexes, corporate or U.S.
Government bonds, bank CDs and money market accounts or funds, (2) performance data from Morningstar, Inc. or (3) information from publications such as
Money, The New York Times, U.S. News and World Report, Bloomberg Businessweek,
Forbes or Fortune. The investment characteristics of each Trust differ from other comparative investments. You should not assume that these performance comparisons will be representative of a Trust's future performance. We may also, from time to time, use advertising which classifies trusts or portfolio securities according to capitalization and/or investment style.

                             The Sponsor's Profits

We will receive a gross sales commission equal to the maximum transactional sales charge per Unit for each Trust less any reduction as stated in "Public
Offering." We will also receive the amount of any collected creation and development fee. Also, any difference between our cost to purchase the
Securities and the price at which we sell them to a Trust is considered a profit or loss (see Note 2 of "Notes to Schedules of Investments"). During the
initial offering period, dealers and others may also realize profits or sustain losses as a result of fluctuations in the Public Offering Price they receive when they sell the Units.

In maintaining a market for the Units, any difference between the price at which we purchase Units and the price at which we sell or redeem them will be a profit or loss to us.

                              The Secondary Market

Although not obligated, we may maintain a market for the Units after the initial offering period and continuously offer to purchase Units at prices based on the Redemption Price per Unit.

We will pay all expenses to maintain a secondary market, except the Evaluator fees and Trustee costs to transfer and record the ownership of Units. We may discontinue purchases of Units at any time. IF YOU WISH TO DISPOSE OF YOUR
UNITS, YOU SHOULD ASK US FOR THE CURRENT MARKET PRICES BEFORE MAKING A TENDER
FOR REDEMPTION TO THE TRUSTEE. If you sell or redeem your Units before you have paid the total deferred sales charge on your Units, you will have to pay the remainder at that time.

                             How We Purchase Units

The Trustee will notify us of any tender of Units for redemption. If our bid at that time is equal to or greater than the Redemption Price per Unit, we may purchase the Units. You will receive your proceeds from the sale no later than if they were redeemed by the Trustee. We may tender Units we hold to the
Trustee for redemption as any other Units. If we elect not to purchase Units, the Trustee may sell tendered Units in the over-the-counter market, if any.
However, the amount you will receive is the same as you would have received on redemption of the Units.

                              Expenses and Charges

The estimated annual expenses of each Trust are listed under "Fee Table." If actual expenses of a Trust exceed the estimate, that Trust will bear the excess. The Trustee will pay operating expenses of the Trusts from the Income
Account of such Trust if funds are available, and then from the Capital
Account. The Income and Capital Accounts are non-interest-bearing to Unit holders, so the Trustee may earn interest on these funds, thus benefiting from their use.

First Trust Advisors L.P., an affiliate of ours, acts as Portfolio Supervisor and Evaluator and will be compensated for providing portfolio supervisory services and evaluation services as well as bookkeeping and other administrative services to the Trusts. In providing portfolio supervisory services, the Portfolio Supervisor may purchase research services from a number of sources, which may include underwriters or dealers of the Trusts. As
Sponsor, we will receive brokerage fees when the Trusts use us (or an affiliate of ours) as agent in buying or selling Securities. As authorized by the Indenture, the Trustee may employ a subsidiary or affiliate of the Trustee to act as broker to execute certain transactions for a Trust. Each Trust will pay for such services at standard commission rates.

The fees payable to First Trust Advisors L.P. and the Trustee are based on the largest aggregate number of Units of a Trust outstanding at any time during the calendar year, except during the initial offering period, in which case these fees are calculated based on the largest number of Units outstanding during the period for which compensation is paid. These fees may be adjusted for inflation without Unit holders' approval, but in no case will the annual fees paid to us or our affiliates for providing services to all unit investment trusts be more than the actual cost of providing such services in such year.

As Sponsor, we will receive a fee from each Trust for creating and developing the Trusts, including determining each Trust's objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The
"creation and development fee" is a charge of $.050 per Unit outstanding at the end of the initial offering period. The Trustee will deduct this amount from a Trust's assets as of the close of the initial offering period. We do not use this fee to pay distribution expenses or as compensation for sales efforts. This fee will not be deducted from your proceeds if you sell or redeem your Units before the end of the initial offering period.

In addition to a Trust's operating expenses and those fees described above, the Trusts may also incur the following charges:

- All legal expenses of the Trustee according to its responsibilities under the Indenture;

- The expenses and costs incurred by the Trustee to protect a Trust and your rights and interests (i.e., participating in litigation concerning a portfolio security) and the costs of indemnifying the Trustee;

- Fees for any extraordinary services the Trustee performed under the Indenture;

- Payment for any loss, liability or expense the Trustee incurred without negligence, bad faith or willful misconduct on its part, in connection with its acceptance or administration of a Trust;

- Payment for any loss, liability or expenses we incurred without negligence, bad faith or willful misconduct in acting as Sponsor of a Trust;

- Foreign custodial and transaction fees (which may include compensation paid to the Trustee or its subsidiaries or affiliates), if any; and/or

- All taxes and other government charges imposed upon the Securities or any part of a Trust.

The above expenses and the Trustee's annual fee are secured by a lien on the
Trusts. In addition, if there is not enough cash in the Income or Capital
Accounts, the Trustee has the power to sell Securities to make cash available to pay these charges which may result in capital gains or losses to you. See
"Tax Status."

                                   Tax Status

Federal Tax Matters.

This section discusses some of the main U.S. federal income tax consequences of owning Units of a Trust as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, these summaries generally do not describe your situation if you are a broker/dealer, or other investor with special circumstances. In addition, this section may not describe your state, local or non-U.S. tax consequences.

This federal income tax summary is based in part on the advice of counsel to the Sponsor. The Internal Revenue Service ("IRS") could disagree with any conclusions set forth in this section. In addition, our counsel may not have been asked to review, and may not have reached a conclusion with respect to the federal income tax treatment of the assets to be deposited in the Trusts.
These summaries may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

Grantor Trusts.
---------------

The following discussion pertains to The Dow(R) Target 5 Portfolio, The Dow(R)
Target Dividend Portfolio, Global Target 15 Portfolio, S&P Target 24 Portfolio
and Value Line(R) Target 25 Portfolio, which are considered grantor trusts under federal tax laws.

Trust Status.

Unit investment trusts maintain both Income and Capital Accounts, regardless of tax structure. Please refer to the "Income and Capital Distributions"
section of the prospectus for more information.

The Trusts intend to qualify as grantor trusts under the federal tax laws. If a Trust qualifies as a grantor trust, such Trust will not be taxed as a corporation for federal income tax purposes and will not pay federal income taxes. For federal income tax purposes, in grantor trusts you are deemed to own a pro rata portion of the underlying assets of a Trust directly, and as such you will be considered to have received a pro rata share of income. All taxability issues are taken into account at the Unit holder level.

Income from the Trusts.

Income realized by a Trust passes through and is treated as income of the Unit holders. Income is reported without any deduction for expenses. Expenses are separately reported. Generally, the income paid to Unit holders is net the expenses of a Trust, but the income reportable by Unit holders is gross the expenses of such Trust.

You may be required to recognize income for federal income tax purposes in one year even if you do not receive a corresponding distribution from a Trust, or do not receive the corresponding distribution from such Trust until a later year. This is true even if you elect to have your distributions reinvested into additional Units. In addition, the income that you must take into account for federal income tax purposes is not reduced by amounts used to pay sales charges or Trust expenses.

Some income from a Trust's assets may have been received as long-term capital gains, which, if you are an individual, is generally taxed at a lower rate than your ordinary income and short-term capital gain income. Income from a
Trust's assets (including capital gain income) may also be subject to a
"Medicare tax" if your adjusted gross income exceeds certain threshold amounts.

Certain Stock Dividends.

Ordinary income dividends paid on certain stock held by a Trust are generally taxed at the same rates that apply to long-term capital gains, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividend income ("QDI") received by the Trust itself. Ordinary income dividends that do not meet these requirements will generally be taxed at ordinary income tax rates. After the end of the tax year, each Trust will provide a tax statement to its Unit holders reporting the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Unit holders that are corporations may be eligible for the dividends received deduction on qualifying dividends received by a Trust from certain corporations.

Sale of Units.

If you sell your Units (whether to a third party or to your Trust), you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your (adjusted) tax basis in your Trust's assets from the amount you receive from the sale. You can generally determine your original tax basis in each Trust's asset by apportioning the cost of your
Units, including sales charges, among the Trust assets ratably according to their values on the date you acquire your Units. In certain circumstances, however, you may have to use information provided by the Trustee to adjust your tax basis after you acquire your Units (for example, in the case of certain corporate events affecting an issuer, such as stock splits or mergers, or in the case of certain dividends that exceed a corporation's accumulated earnings and profits).

The tax statement you receive may contain information to allow you to calculate and adjust your basis in a Trust's assets and determine whether any gain or loss recognized by you should be considered long-term capital gain, short-term capital gain or return of capital. The information reported to you is based upon rules that do not take into consideration all of the facts that may be known to you or to your advisors. You should consult with your tax advisor about any adjustments that may need to be made to the information reported to you in determining the amount of your gain or loss.

Under the wash sale rules, all or a portion of any loss you may recognize on a disposition of your Units or on a disposition of assets by a Trust may be disallowed if you purchase stocks or other assets that are the same as or substantially identical to any of the assets held directly or indirectly through such Trust within 30 days of the disposition.

Distribution Reinvestment Option.

If you elect to reinvest your distributions into additional Units, you will be treated as if you have received your distribution in an amount equal to the distribution you are entitled to. Your tax liability will be the same as if you received the distribution in cash. Also, the reinvestment would generally be considered a purchase of new Units for federal income tax purposes.

Treatment of Trust Expenses.

Generally, for federal income tax purposes, you must take into account your full pro rata share of your Trust's income, even if some of that income is used to pay Trust expenses. You may not be able to take a deduction for some or all of these expenses even if the cash you receive is reduced by such expenses.

Investments in Certain Non-U.S. Corporations.

A foreign corporation will generally be treated as a passive foreign investment company ("PFIC") if 75% or more of its income is passive income or if 50% or more of its assets are held to produce passive income. If a Trust purchases shares in PFICs, you may be subject to U.S. federal income tax on a portion of certain distributions from the PFICs or on gains from the disposition of such PFIC shares at tax rates that were applicable in prior years and any gain may be recharacterized as ordinary income that is not eligible for the lower net capital gains tax rate. Additional charges in the form of interest may also be imposed on you. Certain elections may be available with respect to PFICs that would limit these consequences. However, these elections would require you to include certain income of the PFICs in your taxable income even if not distributed to a Trust or to you, or require you to annually recognize as ordinary income any increase in the value of the shares of the PFICs, thus requiring you to recognize income for federal income tax purposes in excess of your actual distributions from PFICs and proceeds from dispositions of PFIC stock during a particular year. Dividends paid by
PFICs are not treated as QDI to shareholders of the PFICs.

Non-U.S. Financial Accounts.

A Trust may directly or indirectly hold financial accounts outside of the
United States. You may have certain reporting obligations to the United States
Treasury Department under its rules relating to the reporting of foreign bank and financial accounts (commonly known as "FBAR"). You should consult with your tax advisor as to any reporting obligations that you may have as a result of your investment in a Trust.

Non-U.S. Investors.

If you are a non-U.S. investor, distributions from a Trust treated as dividends will generally be subject to a U.S. withholding tax of 30% of the distribution. Certain dividends, such as capital gains dividends, short-term capital gains dividends, and distributions that are attributable to exempt-
interest income or certain other interest income, may not be subject to U.S.
withholding taxes. In addition, some non-U.S. investors may be eligible for a reduction or elimination of U.S. withholding taxes under a treaty. However, the qualification for those exclusions may not be known at the time of the distribution.

Separately, the United States, pursuant to the Foreign Account Tax Compliance
Act ("FATCA") imposes a 30% tax on certain non-U.S. entities that receive U.S.
source interest or dividends if the non-U.S. entity does not comply with certain U.S. disclosure and reporting requirements. This FATCA tax also applies to the gross proceeds from the disposition of securities that produce
U.S. source interest or dividends after December 31, 2018. However, proposed regulations may eliminate the requirement to withhold on payments of gross proceeds from dispositions.

It is the responsibility of the entity through which you hold your Units to determine the applicable withholding.

Foreign Tax Credit.

If a Trust directly or indirectly invests in non-U.S. stocks, the tax statement that you receive may include an item showing foreign taxes such
Trust paid to other countries. You may be able to deduct or receive a tax credit for your share of these taxes. A Trust would have to meet certain IRS requirements in order to pass through credits to you.

In-Kind Distributions.

If permitted by this prospectus, as described in "Redeeming Your Units," you may request an In-Kind Distribution of a Trust's assets when you redeem your
Units at any time prior to 30 business days before the Trust's Mandatory
Termination Date. However, this ability to request an In-Kind Distribution will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by a Trust. You will not recognize gain or loss if you only receive whole Trust assets in exchange for the identical amount of your pro rata portion of the same Trust assets held by your Trust. However, if you also receive cash in exchange for a
Trust asset or a fractional portion of a Trust asset, you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in such Trust asset or fractional portion.

Rollovers.

If you elect to have your proceeds from a Trust rolled over into a future series of such Trust, the exchange would generally be considered a sale for federal income tax purposes. Under the wash sale rules, if the series into which you roll your proceeds holds the same or substantially identical assets, any loss you recognize on the rollover will be disallowed.

State and Local Taxes.

Based on the advice of Carter Ledyard & Milburn, LLP, special counsel to the
Trusts for New York tax matters, under the existing income tax laws of the
State and City of New York, assuming that the Trusts are not treated as corporations for federal income tax purposes, the Trusts will not be taxed as corporations for New York State and New York City tax purposes, and the income of the Trusts will be treated as the income of the Unit holders in the same manner as for federal income tax purposes.

Regulated Investment Company Trusts.
------------------------------------

The following discussion pertains to the S&P Dividend Aristocrats Target 25
Portfolio, the S&P Target SMid 60 Portfolio, Target Double Play Portfolio,
Target Diversified Dividend Portfolio, Target Focus Four Portfolio, Target
Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad
Portfolio and Target VIP Portfolio, each of which intends to qualify as a
"regulated investment company," commonly called a "RIC," under federal tax laws.

Trust Status.

Unit investment trusts maintain both Income and Capital Accounts, regardless of tax structure. Please refer to the "Income and Capital Distributions"
section of the prospectus for more information.

Each Trust intends to qualify as a "regulated investment company," commonly known as a "RIC," under the federal tax laws. If a Trust qualifies as a RIC and distributes its income as required by the tax law, such Trust generally will not pay federal income taxes. For federal income tax purposes, you are treated as the owner of the Trust Units and not of the assets held by a Trust.

Income from the Trusts.

Trust distributions are generally taxable. After the end of each year, you will receive a tax statement that separates a Trust's distributions into ordinary income dividends, capital gain dividends and return of capital.
Income reported is generally net of expenses (but see "Treatment of Trust
Expenses" below). Ordinary income dividends are generally taxed at your ordinary income tax rate, however, certain dividends received from a Trust may be taxed at the capital gains tax rates. Generally, all capital gain dividends are treated as long-term capital gains regardless of how long you have owned your Units. In addition, a Trust may make distributions that represent a return of capital for tax purposes and will generally not be currently taxable to you, although they generally reduce your tax basis in your Units and thus increase your taxable gain or decrease your loss when you dispose of your

Units. The tax laws may require you to treat distributions made to you in
January as if you had received them on December 31 of the previous year.

Some distributions from a Trust may qualify as long-term capital gains, which, if you are an individual, is generally taxed at a lower rate than your ordinary income and short-term capital gain income. However, capital gain received from assets held for more than one year that is considered
"unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to equity interests in REITs) is taxed at a higher rate. The distributions from a Trust that you must take into account for federal income tax purposes are not reduced by the amount used to pay a deferred sales charge, if any. Distributions from a Trust, including capital gains, may also be subject to a "Medicare tax" if your adjusted gross income exceeds certain threshold amounts.

Certain Stock Dividends.

Ordinary income dividends received by an individual Unit holder from a RIC such as the Trusts are generally taxed at the same rates that apply to long-
term capital gains, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividend income
("QDI") received by a Trust itself. Dividends that do not meet these requirements will generally be taxed at ordinary income tax rates. After the end of the tax year, each Trust will provide a tax statement to its Unit holders reporting the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Unit holders that are corporations may be eligible for the dividends received deduction with respect to certain ordinary income dividends on Units that are attributable to qualifying dividends received by a Trust from certain corporations.

Because the Trusts hold REIT shares, some dividends may be designated by the
REIT as capital gain dividends and, therefore, distributions from the Trusts attributable to such dividends and designated by the Trusts as capital gain dividends may be taxable to you as capital gains. If you hold a Unit for six months or less, any loss incurred by you related to the sale of such Unit will be treated as a long-term capital loss to the extent of any long-term capital gain distributions received (or deemed to have been received) with respect to such Unit.

Some portion of the dividends on your Units that are attributable to dividends received by a Trust from REIT shares may be designated by a Trust as eligible for a deduction for qualified business income.

Sale of Units.

If you sell your Units (whether to a third party or to a Trust), you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your (adjusted) tax basis in your Units from the amount you receive from the sale. Your original tax basis in your Units is generally equal to the cost of your Units, including sales charges. In some cases, however, you may have to adjust your tax basis after you purchase your
Units, in which case your gain would be calculated using your adjusted basis.

The tax statement you receive in regard to the sale or redemption of your
Units may contain information about your basis in the Units and whether any gain or loss recognized by you should be considered long-term or short-term capital gain. The information reported to you is based upon rules that do not take into consideration all of the facts that may be known to you or to your advisors. You should consult with your tax advisor about any adjustments that may need to be made to the information reported to you in determining the amount of your gain or loss.

Distribution Reinvestment Option.

If you elect to reinvest your distributions into additional Units, you will be treated as if you have received your distribution in an amount equal to the distribution you are entitled to. Your tax liability will be the same as if you received the distribution in cash. Also, the reinvestment would generally be considered a purchase of new Units for federal income tax purposes.

Treatment of Trust Expenses.

Expenses incurred and deducted by a Trust will generally not be treated as income taxable to you. In some cases, however, you may be required to treat your portion of these Trust expenses as income. You may not be able to take a deduction for some or all of these expenses even if the cash you receive is reduced by such expenses.

Investments in Certain Non-U.S. Corporations.

A foreign corporation will generally be treated as a passive foreign investment company ("PFIC") if 75% or more of its income is passive income or if 50% or more of its assets are held to produce passive income.  If a Trust holds an equity interest in PFICs, such Trust could be subject to U.S. federal income tax and additional interest charges on gains and certain distributions from the PFICs, even if all the income or gain is distributed in a timely fashion to such Trust Unit holders. A Trust will not be able to pass through to its Unit holders any credit or deduction for such taxes if the taxes are imposed at the Trust level. A Trust may be able to make an election that could limit the tax imposed on such Trust. In this case, a Trust would recognize as ordinary income any increase in the value of such PFIC shares, and as ordinary loss any decrease in such value to the extent it did not exceed prior increases included in income.

Under this election, a Trust might be required to recognize income in excess of its distributions from the PFICs and its proceeds from dispositions of PFIC stock during that year, and such income would nevertheless be subject to the distribution requirement and would be taken into account for purposes of determining the application of the 4% excise tax imposed on RICs that do not meet certain distribution thresholds. Dividends paid by PFICs are not treated as QDI to shareholders of the PFICs.

Non-U.S. Investors.

If you are a non-U.S. investor, distributions from a Trust treated as dividends will generally be subject to a U.S. withholding tax of 30% of the distribution. Certain dividends, such as capital gains dividends and short-
term capital gains dividends may not be subject to U.S. withholding taxes. In addition, some non-U.S. investors may be eligible for a reduction or elimination of U.S. withholding taxes under a treaty. However, the qualification for those exclusions may not be known at the time of the distribution.

Separately, the United States, pursuant to the Foreign Account Tax Compliance
Act ("FATCA") imposes a 30% tax on certain non-U.S. entities that receive U.S.
source interest or dividends if the non-U.S. entity does not comply with certain U.S. disclosure and reporting requirements. This FATCA tax also applies to the gross proceeds from the disposition of securities that produce
U.S. source interest or dividends after December 31, 2018. However, proposed regulations may eliminate the requirement to withhold on payments of gross proceeds from dispositions.

It is the responsibility of the entity through which you hold your Units to determine the applicable withholding.

Foreign Tax Credit.

If a Trust directly or indirectly invests in non-U.S. stocks, the tax statement that you receive may include an item showing foreign taxes such Trust paid to other countries. You may be able to deduct or receive a tax credit for your share of these taxes. A Trust would have to meet certain IRS requirements in order to pass through credits to you.

In-Kind Distributions.

If permitted by this prospectus, as described in "Redeeming Your Units," you may request an In-Kind Distribution of a Trust's assets when you redeem your
Units. This distribution is subject to tax, and you will generally recognize gain or loss, generally based on the value at that time of the securities and the amount of cash received.

Rollovers.

If you elect to have your proceeds from your Trust rolled over into a future series of the Trust, the exchange would generally be considered a sale for federal income tax purposes.

You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

United Kingdom Taxation.

The following summary describes certain important U.K. tax consequences for certain U.S. resident Unit holders who hold Units in the Global Target 15
Portfolio or the Target VIP Portfolio as capital assets. This summary is intended to be a general guide only and is subject to any changes in law interpretation or practice occurring after the date of this prospectus. You should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. U.S. resident Unit holders who hold their Units as an investment and are not resident in the United Kingdom for U.K. tax purposes for the relevant tax year will not generally be liable for U.K. tax on income in respect of dividends received from a U.K. company.

Taxation of Capital Gains. U.S. investors who are not resident for U.K. tax purposes in the United Kingdom will not generally be liable for U.K. tax on gains arising on the disposal of Units in the Global Target 15 Portfolio or the Target VIP Portfolio. However, they may be liable if, in the case of corporate holders, such persons carry on a trade in the United Kingdom through a permanent establishment, or in the case of individual holders, such persons carry on a trade, profession or vocation in the United Kingdom through a branch or agency, and the Units are used for the purposes of such trade, profession or vocation or used, held or acquired for the purposes of such branch or agency or permanent establishment as the case may be. Individual
U.S. investors may also be liable if they have previously been resident in the
United Kingdom and become resident in the United Kingdom in the future.

Inheritance Tax. Individual U.S. investors who, for the purposes of the Estate and Gift Tax Convention between the United States and the United Kingdom, are domiciled in the United States and who are not U.K. nationals will generally not be subject to U.K. inheritance tax on death or on gifts of the Units made during their lifetimes, provided any applicable U.S. federal gift or estate tax is paid. They may be subject to U.K. inheritance tax if the Units form part of the business property of a U.K. permanent establishment of an enterprise or pertain to a U.K. fixed base used for the performance of personal services in the United Kingdom.

Where the Units are held on trust, the Units will generally not be subject to
U.K. inheritance tax if at the time of settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom.

Where the Units are subject to both U.K. inheritance tax and U.S. federal gift or estate tax, one of the taxes could generally be credited against the other.

Stamp Tax. A purchase of Securities issued by a U.K. incorporated company
(such as some of the Securities listed in the FT Index) will generally result in either U.K. stamp duty or stamp duty reserve tax ("SDRT") needing to be paid by the purchaser. The Global Target 15 Portfolio and the Target VIP
Portfolio each paid this tax when they acquired Securities. When the Global
Target 15 Portfolio or the Target VIP Portfolio sell Securities, it is anticipated that any U.K. stamp duty or SDRT will be paid by the purchaser.

Hong Kong Taxation.

The following summary describes certain important Hong Kong tax consequences to certain U.S. Unit holders who hold Units in the Global Target 15 Portfolio as capital assets. This summary assumes that you are not carrying on a trade, profession or business in Hong Kong and that you have no profits sourced in
Hong Kong arising from the carrying on of such trade, profession or business.
This summary is intended to be a general guide only and is subject to any changes in Hong Kong or U.S. law occurring after the date of this prospectus and you should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. Dividends you receive from the Global Target 15
Portfolio relating to Hong Kong issuers are not taxable and therefore will not be subject to the deduction of any withholding tax.

Profits Tax. Unless you are carrying on a trade, profession or business in
Hong Kong you will not be subject to profits tax imposed by Hong Kong on any gain or profits made on the realization or other disposal of your Units.

Estate Duty. Units of the Global Target 15 Portfolio do not give rise to Hong
Kong estate duty liability.

                                Retirement Plans

You may purchase Units of the Trusts for:

- Individual Retirement Accounts;

- Keogh Plans;

- Pension funds; and

- Other tax-deferred retirement plans.

Generally, the federal income tax on capital gains and income received in each of the above plans is deferred until you receive distributions. These distributions are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Before participating in a plan like this, you should review the tax laws regarding these plans and consult your attorney or tax advisor. Brokerage firms and other financial institutions offer these plans with varying fees and charges.

                             Rights of Unit Holders

Unit Ownership.

Ownership of Units will not be evidenced by certificates. If you purchase or hold Units through a broker/dealer or bank, your ownership of Units will be recorded in book-entry form at the Depository Trust Company ("DTC") and credited on its records to your broker/dealer's or bank's DTC account.
Transfer of Units will be accomplished by book entries made by DTC and its participants if the Units are registered to DTC or its nominee, Cede & Co. DTC will forward all notices and credit all payments received in respect of the
Units held by the DTC participants. You will receive written confirmation of your purchases and sales of Units from the broker/dealer or bank through which you made the transaction. You may transfer your Units by contacting the broker/dealer or bank through which you hold your Units.

Unit Holder Reports.

The Trustee will prepare a statement detailing the per Unit amounts (if any)
distributed from the Income Account and Capital Account in connection with each distribution. In addition, at the end of each calendar year, the Trustee will prepare a statement which contains the following information:

- A summary of transactions in the Trusts for the year;

- A list of any Securities sold during the year and the Securities held at the end of that year by the Trusts;

- The Redemption Price per Unit, computed on the 31st day of December of such year (or the last business day before); and

- Amounts of income and capital distributed during the year.

It is the responsibility of the entity through which you hold your Units to distribute these statements to you. In addition, you may also request from the
Trustee copies of the evaluations of the Securities as prepared by the
Evaluator to enable you to comply with applicable federal and state tax reporting requirements.

                        Income and Capital Distributions

You will begin receiving distributions on your Units only after you become a
Record Owner. The Trustee will credit dividends received on a Trust's
Securities to the Income Account of such Trust. All other receipts, such as return of capital or capital gain dividends, are credited to the Capital
Account of such Trust. Dividends received on foreign Securities, if any, are converted into U.S. dollars at the applicable exchange rate.

For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month. However, the
Trustee will not distribute money if the aggregate amount in the Income and
Capital Accounts, exclusive of sale proceeds, equals less than 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. The Trustee will distribute sale proceeds in the Capital
Account, net of amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses, on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the amount equals at least $1.00 per 100 Units.

For Trusts that intend to qualify as RICs and that make monthly distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. Distributions from Trusts that intend to qualify as RICs and that make monthly distributions will consist of the balance of the Income Account each month after deducting for expenses. Distributions from the Capital
Account will only be made if the amount available for distribution equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year and as part of the final liquidation distribution.

For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital
Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. Distributions from the Capital Account will be made after amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses are deducted.
In addition, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the
Capital Account in December of each year and as part of the final liquidation distribution.

No income distribution will be paid if accrued expenses of a Trust exceed amounts in the Income Account on the Distribution Dates. Distribution amounts will vary with changes in a Trust's fees and expenses, in dividends received and with the sale of Securities.

If the Trustee does not have your taxpayer identification number ("TIN"), it is required to withhold a certain percentage of your distribution and deliver such amount to the IRS. You may recover this amount by giving your TIN to the
Trustee, or when you file a tax return. However, you should check your statements to make sure the Trustee has your TIN to avoid this "back-up withholding."

If an Income or Capital Account distribution date is a day on which the NYSE is closed, the distribution will be made on the next day the stock exchange is open. Distributions are paid to Unit holders of record determined as of the close of business on the Record Date for that distribution or, if the Record
Date is a day on which the NYSE is closed, the first preceding day on which the exchange is open.

We anticipate that there will be enough money in the Capital Account of a
Trust to pay the deferred sales charge to the Sponsor. If not, the Trustee may sell Securities to meet the shortfall.

Within a reasonable time after a Trust is terminated, unless you are a
Rollover Unit holder, you will receive the pro rata share of the money from the sale of the Securities and amounts in the Income and Capital Accounts. All

Unit holders will receive a pro rata share of any other assets remaining in their Trust, after deducting any unpaid expenses.

The Trustee may establish reserves (the "Reserve Account") within a Trust to cover anticipated state and local taxes or any governmental charges to be paid out of that Trust.

Distribution Reinvestment Option. You may elect to have each distribution of income and/or capital reinvested into additional Units of a Trust by notifying your broker/dealer or bank within the time period required by such entities so that they can notify the Trustee of your election at least 10 days before any
Record Date. Each later distribution of income and/or capital on your Units will be reinvested by the Trustee into additional Units of such Trust. There is no sales charge on Units acquired through the Distribution Reinvestment
Option, as discussed under "Public Offering." This option may not be available in all states. Each reinvestment plan is subject to availability or limitation by the Sponsor and each broker/dealer or selling firm. The Sponsor or broker/dealers may suspend or terminate the offering of a reinvestment plan at any time. Because a Trust may begin selling Securities nine business days prior to the Mandatory Termination Date, reinvestment is not available during this period. Please contact your financial professional for additional information. PLEASE NOTE THAT EVEN IF YOU REINVEST DISTRIBUTIONS, THEY ARE
STILL CONSIDERED DISTRIBUTIONS FOR INCOME TAX PURPOSES.

                              Redeeming Your Units

You may redeem all or a portion of your Units at any time by sending a request for redemption to your broker/dealer or bank through which you hold your
Units. No redemption fee will be charged, but you are responsible for any governmental charges that apply. Certain broker/dealers may charge a transaction fee for processing redemption requests. Two business days after the day you tender your Units (the "Date of Tender") you will receive cash in an amount for each Unit equal to the Redemption Price per Unit calculated at the Evaluation Time on the Date of Tender.

The Date of Tender is considered to be the date on which your redemption request is received by the Trustee from the broker/dealer or bank through which you hold your Units (if such day is a day the NYSE is open for trading).
However, if the redemption request is received after 4:00 p.m. Eastern time
(or after any earlier closing time on a day on which the NYSE is scheduled in advance to close at such earlier time), the Date of Tender is the next day the
NYSE is open for trading.

Any amounts paid on redemption representing income will be withdrawn from the
Income Account if funds are available for that purpose, or from the Capital
Account. All other amounts paid on redemption will be taken from the Capital
Account. The IRS will require the Trustee to withhold a portion of your redemption proceeds if the Trustee does not have your TIN as generally discussed under "Income and Capital Distributions."

If you tender for redemption at least 2,500 Units of The Dow(R) Target 5
Portfolio, The Dow(R) Target Dividend Portfolio, S&P Dividend Aristocrats
Target 25 Portfolio, S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio,
Target Diversified Dividend Portfolio, Target Double Play Portfolio, Target
Global Dividend Leaders Portfolio, Target Growth Portfolio or Value Line(R)
Target 25 Portfolio; or 5,000 Units of the Target Focus Four Portfolio, Target
Triad Portfolio or Target VIP Portfolio or such larger amount as required by your broker/dealer or bank, rather than receiving cash, you may elect to receive an In-Kind Distribution in an amount equal to the Redemption Price per
Unit by making this request to your broker/dealer or bank at the time of tender. However, to be eligible to participate in the In-Kind Distribution option at redemption, Unit holders must hold their Units through the end of the initial offering period. No In-Kind Distribution requests submitted during the 30 business days (10 business days in the case of the S&P Dividend
Aristocrats Target 25 Portfolio, S&P Target SMid 60 Portfolio, Target
Diversified Dividend Portfolio, Target Double Play Portfolio, Target Focus
Four Portfolio, Target Global Dividend Leaders Portfolio, Target Growth
Portfolio, Target Triad Portfolio or Target VIP Portfolio) prior to a Trust's
Mandatory Termination Date will be honored. Where possible, the Trustee will make an In-Kind Distribution by distributing each of the Securities in book-
entry form to your bank's or broker/dealer's account at DTC. This option is generally eligible only for stocks traded and held in the United States, thus excluding most foreign Securities. The Trustee will subtract any customary transfer and registration charges from your In-Kind Distribution. As a tendering Unit holder, you will receive your pro rata number of whole shares of the eligible Securities that make up the portfolio, and cash from the
Capital Account equal to the non-eligible Securities and fractional shares to which you are entitled.

If you elect to receive an In-Kind Distribution of Securities from the S&P
Dividend Aristocrats Target 25 Portfolio, S&P Target SMid 60 Portfolio, Target
Diversified Dividend Portfolio, Target Double Play Portfolio, Target Focus
Four Portfolio, Target Global Dividend Leaders Portfolio, Target Growth
Portfolio, Target Triad Portfolio or Target VIP Portfolio, you should be aware that it will be considered a taxable event at the time you receive the
Securities. See "Tax Status" for additional information.

The Trustee may sell Securities to make funds available for redemption. If
Securities are sold, the size and diversification of a Trust will be reduced.
These sales may result in lower prices than if the Securities were sold at a different time.

Your right to redeem Units (and therefore, your right to receive payment) may be delayed:

- If the NYSE is closed (other than customary weekend and holiday closings);

- If the SEC determines that trading on the NYSE is restricted or that an emergency exists making sale or evaluation of the Securities not reasonably practical; or

- For any other period permitted by SEC order.

The Trustee is not liable to any person for any loss or damage which may result from such a suspension or postponement.

The Redemption Price.

The Redemption Price per Unit is determined by the Trustee by:

adding

1. cash in the Income and Capital Accounts of a Trust not designated to purchase Securities;

2. the aggregate underlying value of the Securities held in that Trust; and

3. dividends receivable on the Securities trading ex-dividend as of the date of computation; and

deducting

1. any applicable taxes or governmental charges that need to be paid out of such Trust;

2. any amounts owed to the Trustee for its advances;

3. estimated accrued expenses of such Trust, if any;

4. cash held for distribution to Unit holders of record of such Trust as of the business day before the evaluation being made;

5. liquidation costs for foreign Securities, if any; and

6. other liabilities incurred by such Trust; and

dividing

1. the result by the number of outstanding Units of such Trust.

Any remaining deferred sales charge on the Units when you redeem them will be deducted from your redemption proceeds. In addition, until they are collected, the Redemption Price per Unit will include estimated organization costs as set forth under "Fee Table."

                            Investing in a New Trust

Each Trust's portfolio has been selected on the basis of total return for a limited time period. When each Trust is about to terminate, you may have the option to roll your proceeds into the next series of a Trust (the "New
Trusts") if one is available. We intend to create the New Trusts in conjunction with the termination of the Trusts and plan to apply the same strategy we used to select the portfolio for the Trusts to the New Trusts.

If you wish to have the proceeds from your Units rolled into a New Trust you must notify the broker/dealer where your Units are held of your election prior to that firm's cut-off date. If you make this election you will be considered a "Rollover Unit holder."

Once all of the Securities are sold in connection with the termination of a
Trust, as described in "Amending or Terminating the Indenture," your proceeds, less any brokerage fees, governmental charges or other expenses involved in the sales, will be used to buy units of a New Trust or trust with a similar investment strategy that you have selected, provided such trusts are registered and being offered. Accordingly, proceeds may be uninvested for up to several days. Units purchased with rollover proceeds will generally be purchased subject to the sales charge set forth in the prospectus for such trust.

We intend to create New Trust units as quickly as possible, depending on the availability of the securities contained in a New Trust's portfolio. Rollover
Unit holders will be given first priority to purchase New Trust units. We cannot, however, assure the exact timing of the creation of New Trust units or the total number of New Trust units we will create. Any proceeds not invested on behalf of Rollover Unit holders in New Trust units will be distributed within a reasonable time after such occurrence. Although we believe that enough New Trust units can be created, monies in a New Trust may not be fully invested on the next business day.

Please note that there are certain tax consequences associated with becoming a
Rollover Unit holder. See "Tax Status." We may modify, amend or terminate this rollover option upon 60 days notice.

                        Removing Securities from a Trust

The portfolios of the Trusts are not managed. However, we may, but are not required to, direct the Trustee to dispose of a Security in certain limited circumstances, including situations in which:

- The issuer of the Security defaults in the payment of a declared dividend;

- Any action or proceeding prevents the payment of dividends;

- There is any legal question or impediment affecting the Security;

- The issuer of the Security has breached a covenant which would affect the payment of dividends, the issuer's credit standing, or otherwise damage the sound investment character of the Security;

- The issuer has defaulted on the payment of any other of its outstanding obligations;

- There has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in our opinion the sale or tender of the Security is in the best interest of Unit holders;

- The sale of Securities is necessary or advisable (i) in order to maintain the qualification of a Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in a Trust which is a
"regulated investment company";

- The price of the Security has declined to such an extent, or such other credit factors exist, that in our opinion keeping the Security would be harmful to a Trust;

- As a result of the ownership of the Security, a Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company; or

- The sale of the Security is necessary for a Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time.

Except in the limited instance in which a Trust acquires Replacement
Securities, as described in "The FT Series," a Trust structured as a grantor trust may not, and a Trust structured as a "regulated investment company"
generally will not, acquire any securities or other property other than the
Securities. With respect to Trusts structured as grantor trusts, the Trustee, on behalf of such Trusts, will reject any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. With respect to Trusts structured as "regulated investment companies," the Trustee, on behalf of such Trusts and at the direction of the Sponsor, will vote for or against any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. If such exchanged securities or property are nevertheless acquired by a Trust, at our instruction, they will either be sold or held in such Trust. In making the determination as to whether to sell or hold the exchanged securities or property we may get advice from the Portfolio Supervisor. Any proceeds received from the sale of
Securities, exchanged securities or property will be credited to the Capital
Account for distribution to Unit holders or to meet redemption requests. The
Trustee may retain and pay us or an affiliate of ours to act as agent for a
Trust to facilitate selling Securities, exchanged securities or property from the Trusts. If we or our affiliate act in this capacity, we will be held subject to the restrictions under the 1940 Act. When acting in an agency capacity, we may select various broker/dealers to execute securities transactions on behalf of the Trusts, which may include broker/dealers who sell Units of the Trusts. We do not consider sales of Units of the Trusts or any other products sponsored by First Trust as a factor in selecting such broker/dealers. As authorized by the Indenture, the Trustee may also employ a subsidiary or affiliate of the Trustee to act as broker in selling such
Securities or property. Each Trust will pay for these brokerage services at standard commission rates.

The Trustee may sell Securities designated by us, or, absent our direction, at its own discretion, in order to meet redemption requests or pay expenses. In designating Securities to be sold, we will try to maintain the proportionate relationship among the Securities. If this is not possible, the composition and diversification of a Trust may be changed.

                     Amending or Terminating the Indenture

Amendments. The Indenture may be amended by us and the Trustee without your consent:

- To cure ambiguities;

- To correct or supplement any defective or inconsistent provision;

- To make any amendment required by any governmental agency; or

- To make other changes determined not to be adverse to your best interests
(as determined by us and the Trustee).

Termination. As provided by the Indenture, each Trust will terminate on the
Mandatory Termination Date as stated in the "Summary of Essential
Information." The Trusts may be terminated earlier:

- Upon the consent of 100% of the Unit holders of a Trust;

- If the value of the Securities owned by such Trust as shown by any evaluation is less than the lower of $2,000,000 or 20% of the total value of
Securities deposited in such Trust during the initial offering period
("Discretionary Liquidation Amount"); or

- In the event that Units of a Trust not yet sold aggregating more than 60% of the Units of such Trust are tendered for redemption by underwriters, including the Sponsor.

If a Trust is terminated due to this last reason, we will refund your entire sales charge; however, termination of a Trust before the Mandatory Termination
Date for any other stated reason will result in all remaining unpaid deferred sales charges on your Units being deducted from your termination proceeds. For various reasons, a Trust may be reduced below the Discretionary Liquidation
Amount and could therefore be terminated before the Mandatory Termination Date.

Unless terminated earlier, the Trustee will begin to sell Securities in connection with the termination of a Trust during the period beginning nine business days prior to, and no later than, the Mandatory Termination Date. We will determine the manner and timing of the sale of Securities. Because the
Trustee must sell the Securities within a relatively short period of time, the sale of Securities as part of the termination process may result in a lower sales price than might otherwise be realized if such sale were not required at this time.

If you do not elect to participate in the rollover option, you will receive a cash distribution from the sale of the remaining Securities, along with your interest in the Income and Capital Accounts, within a reasonable time after your Trust is terminated. The Trustee will deduct from a Trust any accrued costs, expenses, advances or indemnities provided for by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to pay any taxes or other governmental charges.

                          Information on the Sponsor,
                             Trustee and Evaluator

The Sponsor.

We, First Trust Portfolios L.P., specialize in the underwriting, trading and wholesale distribution of unit investment trusts under the "First Trust" brand name and other securities. An Illinois limited partnership formed in 1991, we took over the First Trust product line and act as Sponsor for successive series of:

- The First Trust Combined Series

- FT Series (formerly known as The First Trust Special Situations Trust)

- The First Trust Insured Corporate Trust

- The First Trust of Insured Municipal Bonds

- The First Trust GNMA

The First Trust product line commenced with the first insured unit investment trust in 1974. To date we have deposited more than $460 billion in First Trust unit investment trusts. Our employees include a team of professionals with many years of experience in the unit investment trust industry.

We are a member of FINRA and SIPC. Our principal offices are at 120 East
Liberty Drive, Wheaton, Illinois 60187; telephone number 800-621-1675. As of
December 31, 2019, the total partners' capital of First Trust Portfolios L.P.
was $49,108,615.

This information refers only to us and not to the Trusts or to any series of the Trusts or to any other dealer. We are including this information only to inform you of our financial responsibility and our ability to carry out our contractual obligations. We will provide more detailed financial information on request.

Code of Ethics. The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

The Trustee.

The Trustee is The Bank of New York Mellon, a trust company organized under the laws of New York. The Bank of New York Mellon has its unit investment trust division offices at 240 Greenwich Street, New York, New York 10286, telephone 800-813-3074. If you have questions regarding your account or your
Trust, please contact the Trustee at its unit investment trust division offices or your financial adviser. The Sponsor does not have access to individual account information. The Bank of New York Mellon is subject to supervision and examination by the Superintendent of the New York State
Department of Financial Services and the Board of Governors of the Federal
Reserve System, and its deposits are insured by the Federal Deposit Insurance
Corporation to the extent permitted by law.

The Trustee has not participated in selecting the Securities; it only provides administrative services.

Limitations of Liabilities of Sponsor and Trustee.

Neither we nor the Trustee will be liable for taking any action or for not taking any action in good faith according to the Indenture. We will also not be accountable for errors in judgment. We will only be liable for our own willful misfeasance, bad faith, gross negligence (ordinary negligence in the
Trustee's case) or reckless disregard of our obligations and duties. The
Trustee is not liable for any loss or depreciation when the Securities are sold. If we fail to act under the Indenture, the Trustee may do so, and the
Trustee will not be liable for any action it takes in good faith under the
Indenture.

The Trustee will not be liable for any taxes or other governmental charges or interest on the Securities which the Trustee may be required to pay under any present or future law of the United States or of any other taxing authority with jurisdiction. Also, the Indenture states other provisions regarding the liability of the Trustee.

If we do not perform any of our duties under the Indenture or are not able to act or become bankrupt, or if our affairs are taken over by public authorities, then the Trustee may:

- Appoint a successor sponsor, paying them a reasonable rate not more than that stated by the SEC;

- Terminate the Indenture and liquidate the Trusts; or

- Continue to act as Trustee without terminating the Indenture.

The Evaluator.

The Evaluator is First Trust Advisors L.P., an Illinois limited partnership formed in 1991 and an affiliate of the Sponsor. The Evaluator's address is 120
East Liberty Drive, Wheaton, Illinois 60187.

The Trustee, Sponsor and Unit holders may rely on the accuracy of any evaluation prepared by the Evaluator. The Evaluator will make determinations in good faith based upon the best available information, but will not be liable to the Trustee, Sponsor or Unit holders for errors in judgment.

                               Other Information

Legal Opinions.

Our counsel is Chapman and Cutler LLP, 111 W. Monroe St., Chicago, Illinois
60603. They have passed upon the legality of the Units offered hereby and certain matters relating to federal tax law. Carter Ledyard & Milburn LLP acts as the Trustee's counsel, as well as special New York tax counsel for the
Trusts identified as Grantor Trusts. Linklaters LLP acts as special United
Kingdom tax counsel for the Global Target 15 Portfolio.

Experts.

The Trusts' statements of net assets, including the schedules of investments, as of the opening of business on the Initial Date of Deposit included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Supplemental Information.

If you write or call the Sponsor, you will receive free of charge supplemental information about this Series, which has been filed with the SEC and to which we have referred throughout. This information states more specific details concerning the nature, structure and risks of this product.

Nasdaq, Inc.

The Target VIP Portfolio is not sponsored, endorsed, sold or promoted by
Nasdaq, Inc. (including its affiliates) ("Nasdaq," with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Target VIP Portfolio. The Corporations make no representation or warranty, express or implied, to the owners of Units of the
Target VIP Portfolio or any member of the public regarding the advisability of investing in securities generally or in the Target VIP Portfolio particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee")
is in the licensing of the Nasdaq 100(R), Nasdaq-100 Index(R) and Nasdaq(R)
trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee or the Target VIP Portfolio.
Nasdaq has no obligation to take the needs of the Licensee, the owners of
Units of the Target VIP Portfolio into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the Target VIP Portfolio to be issued or in the determination or calculation of the equation by which the Target VIP Portfolio is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Target VIP Portfolio.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED
CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE
CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE
OBTAINED BY THE LICENSEE, OWNERS OF THE TARGET VIP PORTFOLIO OR ANY OTHER
PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED
THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY
DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN.
WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE
ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT
OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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                                 First Trust(R)

                     Dow(R) Target 5 3Q '20 - Term 10/8/21
                    Dow(R) Target Dvd. 3Q '20 - Term 10/8/21
                     Global Target 15 3Q '20 - Term 10/8/21
            S&P Dividend Aristocrats Target 25 3Q '20 - Term 10/8/21
                      S&P Target 24 3Q '20 - Term 10/8/21
                    S&P Target SMid 60 3Q '20 - Term 10/8/21
                    Target Divsd. Dvd. 3Q '20 - Term 10/8/21
                     Target Dbl. Play 3Q '20 - Term 10/8/21
                      Target Focus 4 3Q '20 - Term 10/8/21
                Target Global Dvd. Leaders 3Q '20 - Term 10/8/21
                      Target Growth 3Q '20 - Term 10/8/21
                       Target Triad 3Q '20 - Term 10/8/21
                        Target VIP 3Q '20 - Term 10/8/21
                 Value Line(R) Target 25 3Q '20 - Term 10/8/21
                                    FT 8770

                                    Sponsor:

                          First Trust Portfolios L.P.

                           Member SIPC o Member FINRA
                             120 East Liberty Drive
                            Wheaton, Illinois 60187
                                  800-621-1675

                                    Trustee:

                          The Bank of New York Mellon

                              240 Greenwich Street
                            New York, New York 10286
                                  800-813-3074
                       24-Hour Pricing Line: 800-446-0132
    Please refer to the "Summary of Essential Information" for each Trust's
                                 Product Code.

                            ________________________

 When Units of the Trusts are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

  THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
  NOT SELL, OR ACCEPT OFFERS TO BUY, SECURITIES OF A FUTURE SERIES UNTIL THAT
   SERIES HAS BECOME EFFECTIVE WITH THE SEC. NO SECURITIES CAN BE SOLD IN ANY
                      STATE WHERE A SALE WOULD BE ILLEGAL.
                            ________________________

   This prospectus contains information relating to the above-mentioned unit investment trusts, but does not contain all of the information about this investment company as filed with the SEC in Washington, D.C. under the:

              -  Securities Act of 1933 (file no. 333-238033) and

              -  Investment Company Act of 1940 (file no. 811-05903)

 Information about the Trusts, including their Codes of Ethics, can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information
 regarding the operation of the SEC's Public Reference Room may be obtained by calling the SEC at 202-942-8090.

  Information about the Trusts is available on the EDGAR Database on the SEC's
                          Internet site atwww.sec.gov.

                     To obtain copies at prescribed rates -

              Write: Public Reference Section of the SEC,
                     100 F Street, N.E.,
                     Washington, D.C. 20549
     e-mail address: publicinfo@sec.gov

                                  July 9, 2020

               PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE

                                 First Trust(R)

                                 The FT Series

                             Information Supplement

This Information Supplement provides additional information concerning the structure, operations and risks of the unit investment trusts contained in FT
8770 not found in the prospectus for the Trusts. This Information Supplement is not a prospectus and does not include all of the information you should consider before investing in the Trusts. This Information Supplement should be read in conjunction with the prospectus for the Trust in which you are considering investing.

This Information Supplement is dated July 9, 2020. Capitalized terms have been defined in the prospectus.

                               Table of Contents

Dow Jones & Company, Inc.                                              1
Nasdaq, Inc.                                                           2
Value Line Publishing LLC                                              3
New York Stock Exchange                                                3
Risk Factors
   Securities                                                          4
   Dividends                                                           4
   REITs                                                               4
   Hong Kong and China                                                 5
   United Kingdom                                                      7
   Foreign Issuers                                                     7
   Emerging Markets                                                    8
   Exchange Rates                                                      9
   Small and/or Mid Capitalization Companies                          12
Concentrations
   Concentration Risk                                                 12
   Consumer Staples                                                   12
   Energy                                                             13
   Financials                                                         13
   Health Care                                                        14
   Industrials                                                        15
   Information Technology                                             15
   Utilities                                                          16
Securities                                                            17
   The Dow(R) DART 5 Strategy Stocks                                  17
   The Dow(R) Target 5 Strategy Stocks                                17
   The Dow(R) Target Dividend Strategy Stocks                         17
   European Target 20 Strategy Stocks                                 19
   Global Target 15 Strategy Stocks                                   20
   Nasdaq(R) Target 15 Strategy Stocks                                21
   NYSE(R) International Target 25 Strategy Stocks                    22
   S&P Dividend Aristocrats Target 25 Strategy Stocks                 24
   S&P Target 24 Strategy Stocks                                      25
   S&P Target SMid 60 Strategy Stocks                                 27
   Target Diversified Dividend Strategy Stocks                        30
   Target Global Dividend Leaders Strategy Stocks                     33
   Target Growth Strategy Stocks                                      36
   Target Small-Cap Strategy Stocks                                   38
   Value Line(R) Target 25 Strategy Stocks                            40

Dow Jones & Company, Inc.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index(sm),
S&P 500(R) Index, S&P 500(R) Dividend Aristocrats Index, S&P MidCap 400(R)
Index and S&P SmallCap 600(R) Index (collectively, the "Licensed Indexes") are products of S&P Dow Jones Indices LLC ("SPDJI"), and have been licensed for use by First Trust Portfolios L.P. Standard & Poor's(R), S&P(R), S&P 500(R),
S&P Dividend Aristocrats, S&P MidCap 400(R) and S&P SmallCap 600(R) are

registered trademarks of Standard & Poor's Financial Services LLC ("S&P");
DJIA(R), The Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones
U.S. Select Dividend Index(sm) are trademarks of Dow Jones Trademark Holdings
LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Portfolios L.P. The
Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target
Dividend Portfolio, Global Target 15 Portfolio, Target Double Play Portfolio,
S&P Dividend Aristocrats Target 25 Portfolio, S&P Target 24 Portfolio, S&P
Target SMid 60 Portfolio, Target Focus Four Portfolio and the Target VIP
Portfolio (collectively, the "Trusts") are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates
(collectively, "S&P Dow Jones Indices"). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly or the ability of the Licensed Indexes to track general market performance. S&P Dow Jones Indices' only relationship to First Trust Advisors L.P. with respect to the Licensed Indexes is the licensing of such indexes and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The Licensed Indexes are determined, composed and calculated by S&P Dow Jones Indices without regard to
First Trust Advisors L.P. or the Trusts. S&P Dow Jones Indices have no obligation to take the needs of First Trust Advisors L.P. or the owners of the
Trusts into consideration in determining, composing or calculating the
Licensed Indexes. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Trusts or the timing of the issuance or sale of the Trusts or in the determination or calculation of the equation by which the Trusts are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Trusts. There is no assurance that investment products based on the Licensed Indexes will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by
S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group
Inc. and its affiliates, a shareholder of S&P Dow Jones Indices LLC, may independently issue and/or sponsor financial products unrelated to Trusts, but which may be similar to and competitive with the Trusts. In addition, CME
Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average and the S&P 500(R) Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS
AND/OR THE COMPLETENESS OF THE LICENSED INDEXES OR ANY DATA RELATED THERETO OR
ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION
(INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES
INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS,
OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR
IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY
OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY
FIRST TRUST ADVISORS L.P., OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY
FROM THE USE OF THE LICENSED INDEXES OR WITH RESPECT TO ANY DATA RELATED
THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL
S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL,
PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF
PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED
OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT
LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY
AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND FIRST TRUST
ADVISORS L.P., OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Nasdaq, Inc.

The "Nasdaq 100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" are trade or service marks of Nasdaq, Inc. (which with its affiliates is the
"Corporations") and are licensed for use by us. The Target VIP Portfolio has not been passed on by the Corporations as to its legality or suitability. The
Target VIP Portfolio is not issued, endorsed, sold, or promoted by the
Corporations. The Corporations make no warranties and bear no liability with respect to the Target VIP Portfolio.

Value Line Publishing LLC

Value Line Publishing LLC's ("VLP") only relationship to First Trust
Portfolios L.P. and/or First Trust Advisors L.P. is VLP's licensing to First
Trust Portfolios L.P. and/or First Trust Advisors L.P. of certain VLP trademarks and trade names and the Value Line(R) Timeliness(TM) Ranking System
(the "System"), which is composed by VLP without regard to First Trust
Portfolios L.P. or First Trust Advisors L.P., this product or any investor.
VLP has no obligation to take the needs of First Trust Portfolios L.P. and/or
First Trust Advisors L.P. or any investor in the product into consideration in composing the System. The product results may differ from the hypothetical or published results of the Value Line Timeliness Ranking System. VLP is not
responsible for and has not participated in the determination of the prices and composition of the product or the timing of the issuance for sale of the
Product or in the calculation of the equations by which the product is to be converted into cash.

VLP MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING BUT
NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR ANY PERSON'S INVESTMENT PORTFOLIO, OR ANY IMPLIED
WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF
PERFORMANCE, AND VLP MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY
OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR
MATERIALS GENERATED THEREFROM. VLP DOES NOT WARRANT THAT THE SYSTEM WILL MEET
ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLP ALSO DOES NOT
GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE
SYSTEM OR THE PRODUCT. VLP HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION
WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT; OR (II) FOR ANY
LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER
PERSON OR ENTITY IN CONNECTION WITH THIS PRODUCT, AND IN NO EVENT SHALL VLP BE
LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE,
INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PRODUCT.

New York Stock Exchange

"NYSE(R)" is a registered service/trademark of ICE Data Indices, LLC or its affiliates and has been licensed, along with, "NYSE International 100
Index(SM)" ("Index") for use by First Trust Portfolios, L.P. ICE Data Indices,
LLC has no relationship to First Trust Portfolios L.P. other than the licensing of the "NYSE International 100 Index(SM)" and the trademark and service mark referenced above for use in connection with the NYSE(R)
International Target 25 Strategy.

ICE Data Indices, LLC does not: sponsor, endorse, sell or promote the NYSE(R)
International Target 25 Strategy; recommend that any person invest in the NYSE
(R) International Target 25 Strategy or any other securities; have any responsibility or liability for or make any decision about the timing, amount or pricing of the NYSE(R) International Target 25 Strategy; have any responsibility or liability for the administration, management or marketing of the NYSE(R) International Target 25 Strategy; consider the needs of the NYSE(R)
International Target 25 Strategy or the owners of the NYSE(R) International
Target 25 Strategy in determining, composing or calculating the NYSE
International 100 Index(SM) or have any obligation to do so.

ICE Data Indices, LLC will not have any liability in connection with the NYSE(R)
International Target 25 Strategy. Specifically, ICE Data Indices, LLC does not make any warranty, express or implied, and ICE Data Indices, LLC disclaims any warranty about: the results to be obtained by the NYSE(R) International
Target 25 Strategy, the owners of the NYSE(R) International Target 25
Strategy, or any other relevant person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; the merchantability or fitness for a particular purpose or use of the Index and its data. ICE Data Indices, LLC will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will ICE Data Indices, LLC be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if ICE
Data Indices, LLC knows that they might occur. The licensing agreement between
First Trust Portfolios L.P. and ICE Data Indices, LLC is solely for their benefit and not for the benefit of the owners of the NYSE(R) International
Target 25 Strategy or any other third parties.

Risk Factors

Securities. An investment in Units should be made with an understanding of the risks which an investment in common stocks entails, including the risk that the financial condition of the issuers of the Securities or the general condition of the relevant stock market may worsen, and the value of the
Securities and therefore the value of the Units may decline. Common stocks are especially susceptible to general stock market movements and to volatile increases and decreases of value, as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises.

Dividends. Shareholders of common stocks have rights to receive payments from the issuers of those common stocks that are generally subordinate to those of creditors of, or holders of debt obligations or preferred stocks of, such issuers. Shareholders of common stocks have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and have a right to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. Common stocks do not represent an obligation of the issuer and, therefore, do not offer any assurance of income or provide the same degree of protection of capital as do debt securities. The issuance of additional debt securities or preferred stock will create prior claims for payment of principal, interest and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Cumulative preferred stock dividends must be paid before common stock dividends, and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stockholders are also generally entitled to rights on liquidation which are senior to those of common stockholders.

REITs. An investment in Units of the S&P Target SMid 60 Portfolio, the Target
Focus Four Portfolio and the Target Global Dividend Leaders Portfolio should be made with an understanding of risks inherent in an investment in U.S.-based
REITs specifically and real estate generally (in addition to securities market risks). Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations
(including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REITs are generally fully integrated operating companies that have interests in income-producing real estate. Equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests. REITs obtain capital funds for investment in underlying real estate assets by selling debt or equity securities in the public or institutional capital markets or by bank borrowing. Thus, the returns on common equities of REITs will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REITs (i.e., those with large amounts of borrowings outstanding), by changes in the level of interest rates. The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and healthcare facilities.

REITs are a creation of the tax law. REITs essentially operate as a corporation or business trust with the advantage of exemption from corporate income taxes provided the REIT satisfies the requirements of Sections 856 through 860 of the Internal Revenue Code. The major tests for tax-qualified status are that the REIT (i) be managed by one or more trustees or directors,
(ii) issue shares of transferable interest to its owners, (iii) have at least
100 shareholders, (iv) have no more than 50% of the shares held by five or fewer individuals, (v) invest substantially all of its capital in real estate related assets and derive substantially all of its gross income from real estate related assets and (vi) distributed at least 95% of its taxable income to its shareholders each year. If a REIT should fail to qualify for such tax status, the related shareholders (including such Trust) could be adversely affected by the resulting tax consequences.

The underlying value of the Securities and a Trust's ability to make distributions to Unit holders may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, increased competition from other properties, obsolescence of property, changes in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older properties, changes in real estate tax rates and other operating expenses, regulatory and economic impediments to raising rents, adverse changes in governmental rules and fiscal policies, dependency on management skill, civil unrest, acts of
God, including earthquakes, fires and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the issuers of REITs. The value of REITs may at times be particularly sensitive to devaluation in the event of rising interest rates.

REITs may concentrate investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The impact of economic conditions on REITs can also be expected to vary with geographic location and property type. Investors should be aware that REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-
liquidation, the market's perception of the REIT industry generally, and the possibility of failing to qualify for pass-through of income under the
Internal Revenue Code, and to maintain exemption from the Investment Company
Act of 1940. A default by a borrower or lessee may cause a REIT to experience delays in enforcing its right as mortgagee or lessor and to incur significant costs related to protecting its investments. In addition, because real estate generally is subject to real property taxes, REITs may be adversely affected by increases or decreases in property tax rates and assessments or reassessments of the properties underlying REITs by taxing authorities.
Furthermore, because real estate is relatively illiquid, the ability of REITs to vary their portfolios in response to changes in economic and other conditions may be limited and may adversely affect the value of the Units.
There can be no assurance that any REIT will be able to dispose of its underlying real estate assets when advantageous or necessary.

The issuer of REITs generally maintains comprehensive insurance on presently owned and subsequently acquired real property assets, including liability, fire and extended coverage. However, certain types of losses may be uninsurable or not be economically insurable as to which the underlying properties are at risk in their particular locales. There can be no assurance that insurance coverage will be sufficient to pay the full current market value or current replacement cost of any lost investment. Various factors might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by a REIT might not be adequate to restore its economic position with respect to such property.

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. No assurance can be given that REITs may not be presently liable or potentially liable for any such costs in connection with real estate assets they presently own or subsequently acquire. Certain of the REITs may also be Mortgage REITs. Mortgage REITs are companies that provide financing for real estate by purchasing or originating mortgages and mortgage-backed securities and earn income from the interest on these investments. Mortgage REITs are also subject to many of the same risks associated with investments in other REITs and to real estate market conditions.

Hong Kong and China. Hong Kong's free market economy is highly dependent on international trade and finance. The value of the goods and services trade, which includes a large share of re-exports, is about four times GDP. Hard alcohol, tobacco, oil and methyl alcohol are the only four commodities which are subject to excise duties by Hong Kong. Hong Kong does not have any tariffs on imported goods, quotas or dumping laws. Hong Kong's currency is linked closely to the United States dollar, maintaining an arrangement established in
1983. Hong Kong's property prices have risen rapidly due to excess liquidity, low interest rates and a tight housing supply. Housing is increasingly unaffordable for lower and middle-income segments of the population. Hong
Kong's open economy leaves it exposed to the global economic situation. Hong
Kong is vulnerable to renewed global financial market volatility or a slowdown in the global economy due to its continued reliance on foreign trade and investment.

Hong Kong's government promotes the Special Administrative Region as the site for Chinese renminbi ("RMB") internationalization. Residents of Hong Kong are now permitted to establish RMB-denominated savings accounts. Further, RMB-
denominated corporate and Chinese government bonds have been issued in Hong
Kong and RMB trade settlement is now allowed in Hong Kong. However, after the
People's Bank of China changed the way it set the central party rate in August
2015, offshore RMB activities experienced a setback. RMB deposits in Hong Kong fell from 1.0 trillion RMB in 2014 to 559 billion RMB in 2017. RMB trade settlement handled by banks in Hong Kong also shrank from 6.8 trillion RMB in
2015 to 3.9 trillion RMB in 2017.

China has long been Hong Kong's largest trading partner and China accounts for roughly half of Hong Kong's total trading by value. Natural resources are limited in Hong Kong, which results in the need for food and raw material imports. China has eased travel restrictions to Hong Kong and as a result the number of tourists from China to travel to Hong Kong has greatly increased from 4.5 million in 2001 to 47.3 million in 2014, which outnumbered visitors from all other countries combined. However, after peaking in 2014, overall tourist arrivals in Hong Kong dropped 2.5% in 2015 and 4.5% in 2016. The tourism sector rebounded in 2017, with visitor arrivals rising 3.2% to 58.47 million. Travelers from Mainland China accounted for 76% of the total tourism in Hong Kong in 2017. The Hong Kong Stock Exchange is now the premier stock market for Chinese firms who seek to list abroad. In 2015, companies from
China constituted close to 50% of the firms listed on the Hong Kong Stock
Exchange. These companies also accounted for about 66% of the Exchange's market capitalization. In the past decade, the service industry in Hong Kong has grown rapidly as Hong Kong's manufacturing industry moved to China. In order to forge closer ties between Hong Kong and China, the two signed a new agreement on achieving basic liberalization of trade in services in Guangdong
Province under the Closer Economic Partnership Agreement (CEPA). Effective
March 2015, these new measures cover a negative list and a most-favored treatment provision. The measures are designed to improve access to the
China's service sector for companies based in Hong Kong including cross-border services as well as cultural and telecommunications services. In June 2017, the Investment Agreement and the Agreement on Economic and Technical
Cooperation (Ecotech Agreement) were signed under the framework of CEPA.

Economic integration between Hong Kong and China is most evident in the banking and financial sector. The Hong Kong-Shanghai Stock Connect, the Mutual
Recognition of Funds and The Hong Kong Shanghai Gold Connect initiatives are important steps in allowing access to China's capital markets and have reinforced Hong Kong's important role as China's offshore RMB market.
Additional connect schemes such as ETF Connect (for exchange-traded fund products) are also being explored by Hong Kong authorities. In 2017, Chief
Executive Lam announced plans to increase government spending on education, technological innovation, and research and development in order to encourage continued economic growth through greater sector diversification.

Since 1978, China has gradually transformed from a closed, centrally planned system to a system that is more market-oriented and that plays a major global role. In 2010, China became the largest exporter in the world and the largest trading nation in 2013. The reforms in China began with the phase-out of collectivized agriculture, and has expanded to include the gradual liberalization of prices, fiscal decentralization, increased autonomy for state enterprises, creation of a modern banking system, development of stock markets, growth of the private sector, and opening to foreign trade and investment. China continues to pursue an industrial policy, state-support of key sectors and a restrictive investment regime. GDP has increased more than tenfold due to the efficiency gains that resulted from the restructuring of the economy that began in 1978. In 2014, China passed the United States as the largest economy in the world, based on purchasing price parity, for the first time in modern history. In 2017, China was the largest economy in the world, however, China's per capita income is below the world average.

After linking its currency closely to the U.S. dollar for years, China converted to an exchange rate system that references a basket of currencies in
July 2005. From the middle of 2005 to late 2008, the RMB appreciated more than
20% against the United States dollar. However, from the start of the global financial crisis until June 2010, the exchange rate remained pegged to the
United States dollar. After June 2010, Beijing allowed the resumption of gradual liberalization. In 2015, the People's Bank of China announced it would continue to carefully encourage the full convertibility of the RMB after the currency was accepted as part of the International Monetary Fund's special drawing rights basket. To better manage the exchange rate and maintain financial stability, the Chinese government has strengthened capital controls and oversight of overseas investments since late 2015.

In addition to slowing economic growth, the Chinese government faces a number of economic challenges. To overcome these economic challenges, China must reduce the high domestic savings rate and increase the correspondingly low domestic demand, service its high corporate debt burdens, provide higher-wage job opportunities for the striving middle class, rural migrants and college graduates, diminish speculative investment in the real estate sector, reduce industrial overcapacity and more efficiently allocate capital to raise productivity growth rates. Coastal provinces in China have experienced greater economic development than the interior provinces. By 2016, more than 169.3 million migrant workers in search of work and their dependents had relocated to urban areas. The population control policy in China, which was relaxed in
2016 to allow all families to have two children, has caused China to now be one of the most rapidly aging countries in the world. Another long-term problem is the deterioration in the environment, which includes air pollution, soil erosion, and the steady fall of the water table, especially in the north.
Further, urbanization and erosion continue to destroy arable land in China.
The Chinese government is seeking to add energy production capacity by focusing on sources such as natural gas, nuclear and clean energy development, rather than coal and oil. China ratified the Paris Agreement in 2016 and committed to limit its carbon dioxide emissions between 2025 and 2030.

The Chinese government's 13th Five-Year Plan, which was unveiled in March
2016, emphasizes continued economic reforms and the need to increase innovation and domestic consumption. This plan is intended to decrease future dependence on government investments, exports and heavy industry, however
China has made more progress on subsidizing innovation than rebalancing the economy. In 2010, Chinese leaders pledged to double GDP by 2020 and the 13th
Five-Year Plan includes annual growth targets of at least 6.5% to achieve that goal. In recent years, China has again supported state-owned enterprises in sectors China considers important to "economic security." This renewed support includes a focus on fostering globally competitive industries. The Chinese government's policies continue to favor state-owned enterprises and emphasize stability. Economic efficiency and private initiative have been threatened by
Chinese leaders undermining market-oriented reforms and reaffirming the
"dominant" role of the state in the economy. However, a slight acceleration in economic growth in 2017 gives Beijing more opportunity to purse its economic reforms and its commitment to giving the market a more decisive role in allocating resources.

United Kingdom. The United Kingdom is a leading global trading power and financial center. The United Kingdom is the third largest economy in Europe after Germany and France. In the United Kingdom, agriculture is intensive, highly mechanized, and efficient as compared to European standards.
Agriculture produces about 60% of United Kingdom food needs while making use of less than 2% of the labor force. The United Kingdom became a net importer of energy in 2005. Although the United Kingdom has large coal, natural gas, and oil resources, its oil and natural gas reserves are declining. Key drivers of British GDP growth are services, particularly banking, insurance, and business services. However, manufacturing continues to decline in importance, but still accounts for about 10% of economic output.

In 2008, due to the importance of its financial sector, the global financial crisis hit the economy in the United Kingdom particularly hard. Sharp declines in home prices, high consumer debt, and the global economic slowdown compounded the United Kingdom's economic problems. The economy was pushed into recession in the second half of 2008 and prompted the then Prime Minister
Gordon Brown-led (Labour) government to implement a number of measures. In the face of growing public deficits and debt levels, the Prime Minister David
Cameron-led coalition government (between Conservatives and Liberal Democrats)
initiated an austerity program in 2010, which also continued under the new
Conservative majority government. Despite this program, the deficit still remains one of the highest in the G7, at 3.6% of GDP as of 2017. The government has pledged to lower the corporation tax from 20% to 17% by 2020.
At the end of 2017, the United Kingdom had a debt burden of 90.4% GDP.

The United Kingdom's economy has begun to slow since the vote to leave the
European Union in June 2016. Depreciation of the British pound has increased consumer and producer prices, burdening consumer spending. The United Kingdom and other European Union members have extensive trade relationships and economic observers have warned that an exit could endanger the United
Kingdom's position as the central location for European financial services.
The United Kingdom is seeking a new "deep and special" trade relationship with the European Union following the United Kingdom's exit. Economists, however, doubt that the United Kingdom will be able to preserve the benefits of
European Union membership without the obligations. On January 31, 2020, the
United Kingdom officially departed the European Union (commonly referred to as
"Brexit"). The United Kingdom is expected to continue to follow European Union law during an 11-month transition period set to terminate on December 31,
2020. The effects of Brexit will depend, in part, on agreements the United
Kingdom negotiates to retain access to markets in the European Union during the transitional period, including current trade and finance agreements.

Foreign Issuers. The following section applies to individual Trusts which contain Securities issued by, or invest in securities issued by, foreign entities. Since certain of the Securities held by the Trust consist of, or invest in, securities issued by foreign entities, an investment in the Trust involves certain investment risks that are different in some respects from an investment in a trust which invests solely in the securities of domestic entities. These investment risks include future political or governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities, the possibility that the financial condition of the issuers of the Securities may become impaired or that the general condition of the relevant stock market may worsen (both of which would contribute directly to a decrease in the value of the Securities and thus in the value of the Units), the limited liquidity and relatively small market capitalization of the relevant securities market, expropriation or confiscatory taxation, economic uncertainties and foreign currency devaluations and fluctuations. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. The securities of many foreign issuers are less liquid and their prices more volatile than securities of comparable domestic issuers. In addition, fixed brokerage commissions and other transaction costs on foreign securities exchanges are generally higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries than there is in the United States. However, due to the nature of the issuers of the Securities selected for the Trust, the
Sponsor believes that adequate information will be available to allow the
Supervisor to provide portfolio surveillance for the Trust.

Securities issued by non-U.S. issuers may pay interest and/or dividends in foreign currencies and may be principally traded in foreign currencies.
Therefore, there is a risk that the U.S. dollar value of these interest and/or dividend payments and/or securities will vary with fluctuations in foreign exchange rates.

On the basis of the best information available to the Sponsor at the present time, none of the Securities in the Trust are subject to exchange control restrictions under existing law which would materially interfere with payment to the Trust of dividends due on, or proceeds from the sale of, the
Securities. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payment to the Trust. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Trust and on the ability of the Trust to satisfy its obligation to redeem Units tendered to the Trustee for redemption.
In addition, restrictions on the settlement of transactions on either the purchase or sale side, or both, could cause delays or increase the costs associated with the purchase and sale of the foreign Securities and correspondingly could affect the price of the Units.

Investors should be aware that it may not be possible to buy all Securities at the same time because of the unavailability of any Security, and restrictions applicable to the Trust relating to the purchase of a Security by reason of the federal securities laws or otherwise.

Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of such Act.
Sales of non-exempt Securities by the Trust in the United States securities markets are subject to severe restrictions and may not be practicable.
Accordingly, sales of these Securities by the Trust will generally be effected only in foreign securities markets. Although the Sponsor does not believe that the Trust will encounter obstacles in disposing of the Securities, investors should realize that the Securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. The value of the Securities will be adversely affected if trading markets for the Securities are limited or absent.

Emerging Markets. The following section applies to individual Trusts which contain securities issued by, or invest in securities issued by, companies headquartered or incorporated in countries considered to be emerging markets.
An investment in Units of these Trusts should be made with an understanding of the risks inherent with investing in certain smaller and emerging markets.
Compared to more mature markets, some emerging markets may have a low level of regulation, enforcement of regulations and monitoring of investors'
activities. Those activities may include practices such as trading on material non-public information. The securities markets of developing countries are not as large as the more established securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility. There may be a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries as well as a high concentration of investors and financial intermediaries. These factors may adversely affect the timing and pricing of the acquisition or disposal of securities.

In certain emerging markets, registrars are not subject to effective government supervision nor are they always independent from issuers. The possibility of fraud, negligence, undue influence being exerted by the issuer or refusal to recognize ownership exists, which, along with other factors, could result in the registration of a shareholding being completely lost.
Investors should therefore be aware that the Trust could suffer loss arising from these registration problems. In addition, the legal remedies in emerging markets are often more limited than the remedies available in the United States.

Practices pertaining to the settlement of securities transactions in emerging markets involve higher risks than those in developed markets, in large part because of the need to use brokers and counterparties who are less well capitalized, and custody and registration of assets in some countries may be unreliable. As a result, brokerage commissions and other fees are generally higher in emerging markets and the procedures and rules governing foreign transactions and custody may involve delays in payment, delivery or recovery of money or investments. Delays in settlement could result in investment opportunities being missed if the Trust is unable to acquire or dispose of a security. Certain foreign investments may also be less liquid and more volatile than U.S. investments, which may mean at times that such investments are unable to be sold at desirable prices.

Political and economic structures in emerging markets often change rapidly, which may cause instability. In adverse social and political circumstances, governments have been involved in policies of expropriation, confiscatory taxation, nationalization, intervention in the securities market and trade settlement, and imposition of foreign investment restrictions and exchange controls, and these could be repeated in the future. In addition to withholding taxes on investment income, some governments in emerging markets may impose different capital gains taxes on foreign investors. Foreign investments may also be subject to the risks of seizure by a foreign government and the imposition of restrictions on the exchange or export of foreign currency. Additionally, some governments exercise substantial influence over the private economic sector and the political and social uncertainties that exist for many developing countries are considerable.

Another risk common to most developing countries is that the economy is heavily export oriented and, accordingly, is dependent upon international trade. The existence of overburdened infrastructures and obsolete financial systems also presents risks in certain countries, as do environmental problems. Certain economies also depend, to a large degree, upon exports of primary commodities and, therefore, are vulnerable to changes in commodity prices which, in turn, may be affected by a variety of factors.

Exchange Rates. The Global Target 15 Portfolio and the Target VIP Portfolio
contain Securities that are principally traded in foreign currencies and as such, involve investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. The United States dollar value of the portfolio (and hence of the Units) and of the distributions from the portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the rate of inflation in the respective economies compared to the United States, the impact of interest rate differentials between different currencies on the movement of foreign currency rates, the balance of imports and exports goods and services, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special
Drawing Right administered by the International Monetary Fund. In Europe, the
euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies).
From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well-particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

The following tables set forth, for the periods indicated, the range of fluctuation concerning the equivalent U.S. dollar rates of exchange and end-of-
month equivalent U.S. dollar rates of exchange for the United Kingdom pound sterling, the Hong Kong dollar and the euro:

                             Foreign Exchange Rates
                  Range of Fluctuations in Foreign Currencies

              United Kingdom
Annual        Pound Sterling/           Hong Kong/                Euro/
Period        U.S. Dollar               U.S. Dollar               U.S. Dollar
______        _______________           ___________               ___________
1983          0.616-0.707               6.480-8.700
1984          0.670-0.864               7.774-8.869
1985          0.672-0.951               7.729-7.826
1986          0.643-0.726               7.768-7.819
1987          0.530-0.680               7.751-7.822
1988          0.525-0.601               7.764-7.825
1989          0.548-0.661               7.775-7.817
1990          0.504-0.627               7.740-7.817
1991          0.499-0.624               7.716-7.803
1992          0.498-0.667               7.697-7.781
1993          0.630-0.705               7.722-7.766
1994          0.610-0.684               7.723-7.748
1995          0.610-0.653               7.726-7.763
1996          0.583-0.670               7.726-7.742
1997          0.584-0.633               7.725-7.750
1998          0.584-0.620               7.735-7.750
1999          0.597-0.646               7.746-7.775               0.845-0.999
2000          0.605-0.715               7.774-7.800               0.967-1.209
2001          0.665-0.728               7.797-7.800               1.045-1.196
2002          0.621-0.710               7.798-7.800               0.953-1.164
2003          0.560-0.643               7.706-7.800               0.794-0.965
2004          0.514-0.570               7.763-7.800               0.733-0.846
2005          0.518-0.583               7.752-7.800               0.743-0.857
2006          0.505-0.581               7.751-7.793               0.749-0.846
2007          0.474-0.521               7.750-7.830               0.672-0.776
2008          0.492-0.695               7.750-7.815               0.625-0.803
2009          0.598-0.727               7.750-7.760               0.661-0.798
2010          0.611-0.698               7.751-7.805               0.689-0.839
2011          0.599-0.652               7.763-7.809               0.674-0.775
2012          0.614-0.653               7.750-7.770               0.743-0.829
2013          0.604-0.673               7.751-7.765               0.725-0.782
2014          0.583-0.644               7.769-7.750               0.718-0.827
2015          0.630-0.683               7.750-7.771               0.826-0.953
2016          0.672-0.825               7.750-7.819               0.867-0.963
2017          0.736-0.830               7.755-7.826               0.831-0.961
2018          0.697-0.801               7.804-7.850               0.799-0.891
2019          0.750-0.831               7.787-7.850               0.866-0.918

Source: Bloomberg L.P.

               End of Month Exchange Rates for Foreign Currencies

                        United Kingdom
                        Pound Sterling/         Hong Kong/        Euro/
Monthly Period          U.S. Dollar             U.S.Dollar        U.S. Dollar
______________          ______________          ___________       ___________
2016:
 January                     .702                  7.786            .923
 February                    .719                  7.776            .920
 March                       .696                  7.757            .879
 April                       .684                  7.757            .873
 May                         .690                  7.771            .898
 June                        .751                  7.759            .900
 July                        .756                  7.758            .895
 August                      .761                  7.757            .896
 September                   .771                  7.756            .890
 October                     .817                  7.755            .911
 November                    .800                  7.757            .944
 December                    .810                  7.756            .951
2017:
 January                     .795                  7.759            .926
 February                    .808                  7.762            .946
 March                       .797                  7.771            .939
 April                       .772                  7.778            .918
 May                         .776                  7.792            .889
 June                        .768                  7.807            .875
 July                        .757                  7.810            .844
 August                      .773                  7.826            .840
 September                   .746                  7.811            .846
 October                     .753                  7.799            .857
 November                    .739                  7.810            .840
 December                    .740                  7.814            .833
2018:
 January                     .705                  7.823            .806
 February                    .727                  7.826            .820
 March                       .714                  7.849            .811
 April                       .727                  7.848            .828
 May                         .752                  7.843            .855
 June                        .757                  7.847            .856
 July                        .762                  7.849            .855
 August                      .772                  7.849            .862
 September                   .767                  7.828            .862
 October                     .783                  7.842            .884
 November                    .784                  7.824            .884
 December                    .784                  7.832            .872
2019
 January                     .763                  7.847            .874
 February                    .754                  7.850            .879
 March                       .767                  7.850            .891
 April                       .767                  7.845            .892
 May                         .792                  7.838            .895
 June                        .788                  7.811            .879
 July                        .822                  7.828            .903
 August                      .823                  7.842            .911
 September                   .814                  7.839            .918
 October                     .773                  7.837            .897
 November                    .774                  7.829            .908
 December                    .754                  7.791            .892
2020
 January                     .757                  7.764            .901
 February                    .780                  7.794            .907
 March                       .805                  7.751            .907
 April                       .794                  7.752            .913
 May                         .810                  7.751            .901
 June                        .806                  7.751            .890

The Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not be indicative of the amount in United
States dollars the Trusts would receive had the Trustee sold any particular currency in the market. The foreign exchange transactions of the Trusts will be conducted by the Trustee with foreign exchange dealers acting as principals on a spot (i.e., cash) buying basis. Although foreign exchange dealers trade on a net basis, they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price).

Small and/or Mid Capitalization Companies. The following section applies to individual Trusts which contain Securities issued by, or invest in Securities that hold securities issued by, small and/or mid capitalization companies.
While historically stocks of small and mid capitalization companies have outperformed the stocks of large companies, the former have customarily involved more investment risk as well. Such companies may have limited product lines, markets or financial resources; may lack management depth or experience; and may be more vulnerable to adverse general market or economic developments than large companies. Some of these companies may distribute, sell or produce products which have recently been brought to market and may be dependent on key personnel.

The prices of small and mid cap company securities are often more volatile than prices associated with large company issues, and can display abrupt or erratic movements at times, due to limited trading volumes and less publicly available information. Also, because such companies normally have fewer shares outstanding and these shares trade less frequently than large companies, it may be more difficult for the Trusts which contain these Securities to buy and sell significant amounts of such shares without an unfavorable impact on prevailing market prices.

Concentrations

Concentration Risk. When at least 25% of a trust's portfolio is invested in securities issued by companies within a single sector, the trust is considered to be concentrated in that particular sector. If a Trust is concentrated in more than one sector, at least 25% of the Trust's portfolio is invested in each sector in which it is concentrated. A portfolio concentrated in one or more sectors may present more risks than a portfolio broadly diversified over several sectors.

The Dow(R) Target 5 Portfolio is concentrated in stocks of the industry or group of industries comprising the consumer staples sector. The Dow(R) Target
Dividend Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and utilities sectors. The Global Target
15 Portfolio is concentrated in stocks of the industry or group of industries comprising the energy and financials sectors. The S&P Dividend Aristocrats
Target 25 Portfolio is concentrated in stocks of the industry or group of industries comprising the industrials sector. The S&P Target 24 Portfolio and the Target VIP Portfolio are concentrated in stocks of the industry or group of industries comprising the information technology sector. The
Target Double Play Portfolio is concentrated in stocks of the industry or group of industries comprising the financials and information technology sectors. The Target Focus Four Portfolio is concentrated in stocks of the industry or group of industries comprising the financials sector. The Value
Line(R) Target 25 Portfolio is concentrated in stocks of the industry or group of industries comprising the health care and information technology sectors.

Consumer Staples. Consumer staples companies provide products directly to the consumer that are typically considered non-discretionary items based on consumer purchasing habits. Such products include food, beverages, household items and tobacco. Risks inherent in an investment in the consumer staples sector include the cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, product liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign competition), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions. Historically, the demand for consumer staples goods has remained fairly constant regardless of the state of the economy. With some products, such as food, alcohol and tobacco, demand sometimes increases during economic downturns. However, price competition among suppliers may be very challenging, which can drive prices lower and impact returns. Other factors of particular relevance to the profitability of the sector are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and the effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

Energy. The business activities of companies held in the Trust may include:
production, generation, transmission, marketing, control, or measurement of coal, gas and oil; the provision of component parts or services to companies engaged in the above activities; energy research or experimentation; and
environmental activities related to the solution of energy problems, such as energy conservation and pollution control.

 The success of energy companies may be cyclical and highly dependent on energy prices. Demand for energy is closely related to general economic growth. Recessions and periods of low or negative economic growth typically have a direct unfavorable impact on companies that produce energy. The market value of securities issued by energy companies may decline for many reasons, including, among other things, changes in the levels and volatility of global energy prices, energy supply and demand, capital expenditures on exploration and production of energy sources, exchange rates, interest rates, economic conditions, tax treatment, increased competition and technological advances.
Energy companies may also have relatively high levels of debt and may be more likely than other companies to restructure their businesses if there are downturns in energy markets or in the global economy. Apart from economic factors, fluctuations in population, alternative energy sources, seasonal weather changes and changes in consumer preferences may have an effect on energy demand.

Energy companies may also be subject to extensive federal, state and local government regulation and contractual fixed pricing, which may increase the cost of doing business and limit the earnings of these companies. A significant portion of the revenues of energy companies may depend on a relatively small number of customers, including governmental entities and utilities. As a result, governmental budget constraints may have a material adverse effect on the stock prices of energy companies. Energy companies may also operate in, or engage in transactions involving, countries with less developed regulatory regimes or a history of expropriation, nationalization or other adverse policies.

Energy companies also face a significant risk of liability from accidents resulting in injury or loss of life or property, pollution or other environmental problems, equipment malfunctions or mishandling of materials and a risk of loss from civil unrest, terrorism, political strife or natural disasters. As a result of the foregoing, the Securities in the Trust may be subject to rapid price volatility. The Sponsor is unable to predict what impact the foregoing factors will have on the Securities during the life of the Trust.

Financials. Companies in the financials sector include regional and money center banks, securities brokerage firms, asset management companies, savings banks and thrift institutions, specialty finance companies (e.g., credit card, mortgage providers), insurance and insurance brokerage firms, consumer finance firms, financial conglomerates, foreign banking and financial companies.

Financial companies are subject to extensive governmental regulation which limits their activities and may affect their ability to earn a profit from a given line of business. Government regulation may change frequently and may have significant adverse consequences for companies in the financials sector, including effects not intended by the regulation. New legislation and regulatory changes could cause business disruptions, result in significant loss of revenue, limit financial firms' ability to pursue business opportunities, impact the value of business assets and impose additional costs that may adversely affect business. There can be no assurance as to the actual impact these laws and their implementing regulations, or any other governmental program, will have on any individual financial company or on the financial markets as a whole. Companies in the financials sector may also be the targets of hacking and potential theft of proprietary or customer information or disruptions in service, which could have a material adverse effect on their businesses.

In addition, general economic conditions are important to the operations of these companies, and financial difficulties of borrowers may have an adverse effect on the profitability of financial companies. Financial companies can be highly dependent upon access to capital markets, and any impediments to such access, such as adverse overall economic conditions or a negative perception in the capital markets of a financial company's financial condition or prospects, could adversely affect its business. Deterioration of credit markets can have an adverse impact on a broad range of financial markets, causing certain financial companies to incur large losses. In these conditions, companies in the financials sector may experience significant declines in the valuation of their assets, take actions to raise capital and even cease operations. Some financial companies may also be required to accept or borrow significant amounts of capital from government sources and may face future government-imposed restrictions on their businesses or increased government intervention. However, there is no guarantee that governments will provide any such relief in the future. These actions may cause the securities of many companies in the financials sector to decline in value.

Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession; volatile interest rates; portfolio concentrations in geographic markets, in commercial and residential real estate loans or any particular segment or industry; and competition from new entrants in their fields of business. Banks, thrifts and their holding companies are subject to extensive federal regulation and, when such institutions are state-chartered, to state regulation as well. Such regulations impose strict capital requirements and limitations on the nature and extent of business activities that banks and thrifts may pursue.
Regulatory actions, such as increases in the minimum capital requirements applicable to banks and thrifts and increases in deposit insurance premiums required to be paid by banks and thrifts to the FDIC, can negatively impact earnings and the ability of a company to pay dividends. Neither federal insurance of deposits nor governmental regulations, however, insures the solvency or profitability of banks or their holding companies, or insures against any risk of investment in the securities issued by such institutions.

Interest rate levels, general economic conditions and price and marketing competition also affect insurance company profits. Companies involved in the insurance industry are engaged in underwriting, reinsuring, selling, distributing or placing of property and casualty, life or health insurance.
Property and casualty insurance profits may also be affected by weather catastrophes and other disasters. Life and health insurance profits may be affected by mortality and morbidity rates. Individual companies may be exposed to material risks including reserve inadequacy and the inability to collect from reinsurance carriers. Insurance companies are subject to extensive governmental regulation, including the imposition of maximum rate levels, which may not be adequate for some lines of business. Proposed or potential tax law changes may also adversely affect insurance companies' policy sales, tax obligations, and profitability. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally. All insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture associations.

Health Care. Health care companies include those involved in health care/managed care, hospital management/health services, the creation and development of drugs and biotechnology, and the development of advanced medical devices, instruments and other supplies, all of which have unique potential risks. These companies are subject to governmental regulation of their products and services, a factor which could have a significant and unfavorable effect on the price and availability of such products or services.
Furthermore, such companies face the risk of increasing competition from new products or services, generic drug sales, the termination of patent protection for drug or medical supply products and the risk that technological advances will render their products obsolete. The research and development costs of bringing a drug to market are substantial, and include lengthy governmental review processes with no guarantee that the product will ever come to market.
Many of these companies may have operating losses and may not offer certain products for several years. Such companies may also have persistent losses during a new product's transition from development to production, and revenue patterns may be erratic. On a worldwide basis, such companies are involved in the development and distributions of drugs, vaccines, medical products and medical services.

As the number of older people in the United States increases, the health care system is increasingly burdened by the costs related to chronic illnesses, injuries, disabilities, nursing home care and home health care. These costs may be exaggerated for health care facility operators who may already be burdened by events and conditions including fluctuating demand for services, the ability of the facility to provide the services required, physicians'
confidence in the facility, management capabilities, competition with other hospitals, efforts by insurers and governmental agencies to limit rates, legislation establishing state rate-setting agencies, expenses, government regulation, the cost and possible unavailability of malpractice insurance and the termination or restriction of governmental financial assistance, including that associated with Medicare, Medicaid and other similar third party programs. The challenges presented by an increase in the elderly population may require an increase in spending to improve and expand the health care infrastructure as well as overall reform to the entire health care system.

Legislative proposals concerning health care are proposed in Congress from time to time. These proposals span a wide range of topics, including cost and price controls (which may include a freeze on the prices of prescription drugs), national health insurance, incentives for competition in the provision of health care services, tax incentives and penalties related to health care insurance premiums and promotion of pre-paid health care plans. The long-term effects of any such proposals on the health care sector remain uncertain and cannot be predicted.

Industrials. The profitability of industrial companies will be affected by various factors including the general state of the economy, intense competition, domestic and international politics, excess capacity and spending trends. The Internet may also influence the industrial market. Customers'
desire for better pricing and convenience, as well as manufacturers' desire to boost profitability by finding new avenues of sales growth and productivity gains, may drive many industrial manufacturers to invest heavily in Internet hardware and software. Because the Internet allows manufacturers to take orders directly from customers, thus eliminating the middlemen from both supply chains and distributors, industrial makers may no longer need traditional third-party outfits to distribute their products. In addition, the
Internet may also allow industrial manufacturers to cut inventory levels, by enabling customers to tailor their orders to their specific needs.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for truck makers.

Information Technology. Technology companies generally include companies involved in the development, design, manufacture and sale of computers and peripherals, software and services, data networking/communications equipment,
Internet access/information providers, semiconductors and semiconductor equipment and other related products, systems and services. The market for these products, especially those specifically related to the Internet, is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse effect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

Based on trading history of common stock, factors such as announcements of new products or development of new technologies and general conditions of the industry have caused and are likely to cause the market price of high-
technology common stocks to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Securities and therefore the ability of a Unit holder to redeem Units at a price equal to or greater than the original price paid for such Units.

Some key components of certain products of technology issuers are currently available only from single sources. There can be no assurance that in the future suppliers will be able to meet the demand for components in a timely and cost effective manner. Accordingly, an issuer's operating results and customer relationships could be adversely affected by either an increase in price for, or an interruption or reduction in supply of, any key components.
Additionally, many technology issuers are characterized by a highly concentrated customer base consisting of a limited number of large customers who may require product vendors to comply with rigorous industry standards.
Any failure to comply with such standards may result in a significant loss or reduction of sales. Because many products and technologies of technology companies are incorporated into other related products, such companies are often highly dependent on the performance of the personal computer, electronics and telecommunications industries. There can be no assurance that these customers will place additional orders, or that an issuer of Securities will obtain orders of similar magnitude as past orders from other customers.
Similarly, the success of certain technology companies is tied to a relatively small concentration of products or technologies. Accordingly, a decline in demand of such products, technologies or from such customers could have a material adverse impact on issuers of the Securities.

Many technology companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology. In addition, due to the increasing public use of the Internet, it is possible that other laws and regulations may be adopted to address issues such as privacy, pricing, characteristics, and quality of Internet products and services. The adoption of any such laws could have a material adverse impact on the
Securities in the Trust.

Like many areas of technology, the semiconductor business environment is highly competitive, notoriously cyclical and subject to rapid and often unanticipated change. Recent industry downturns have resulted, in part, from weak pricing, persistent overcapacity, slowdown in Asian demand and a shift in retail personal computer sales toward the low end, or "sub-$1,000" segment.
Industry growth is dependent upon several factors, including: the rate of global economic expansion; demand for products such as personal computers and networking and communications equipment; excess productive capacity and the resultant effect on pricing; and the rate of growth in the market for low-
priced personal computers.

The social media industry is also highly competitive and subject to the risks involved with information technology companies, namely, short product life cycles, evolving industry standards, loss of patent protections, rapidly changing technologies and frequent new product introductions.  Additional risks generally applicable to social media companies include, without limitation: disruption of services due to internal or external technical issues; security breaches of private, proprietary and confidential information; and evolving laws and regulations, foreign or domestic, that could negatively affect operations. Furthermore, the sustainability of the business models employed by social media companies remain largely unproven.

Utilities. General problems of the public utility sector include risks of increases in fuel and other operating costs; restrictions on operations and increased costs and delays as a result of environmental, nuclear safety and other regulations; regulatory restrictions on the ability to pass increasing wholesale costs along to the retail and business customer; energy conservation; technological innovations which may render existing plants, equipment or products obsolete; the effects of local weather, maturing markets and difficulty in expanding to new markets due to regulatory and other factors; natural or man-made disasters; difficulty obtaining adequate returns on invested capital; the high cost of obtaining financing during periods of inflation; difficulties of the capital markets in absorbing utility debt and equity securities; and increased competition. There is no assurance that such public service commissions will, in the future, grant rate increases or that any such increases will be adequate to cover operating and other expenses and debt service requirements. All of the public utilities which are issuers of the Securities in the portfolio have been experiencing many of these problems in varying degrees. Furthermore, utility stocks are particularly susceptible to interest rate risk, generally exhibiting an inverse relationship to interest rates. As a result, utility stock prices may be adversely affected as interest rates rise. The Sponsor makes no prediction as to whether interest rates will rise or fall or the effect, if any, interest rates may have on the
Securities in the portfolio. In addition, federal, state and municipal governmental authorities may from time to time review existing, and impose additional, regulations governing the licensing, construction and operation of nuclear power plants, which may adversely affect the ability of the issuers of certain of the Securities in the Trust's portfolio to make dividend payments on their Securities.

Utilities are generally subject to extensive regulation by state utility commissions which, for example, establish the rates which may be charged and the appropriate rate of return on an approved asset base, which must be approved by the state commissions. The value of utility company securities may decline as a result of changes to governmental regulation controlling the utilities industry. Adverse regulatory changes could prevent or delay utilities from passing along cost increases to customers, which could hinder a utility's ability to meet its obligations to its suppliers.

Additionally, certain utilities have had difficulty from time to time in persuading regulators, who are subject to political pressures, to grant rate increases necessary to maintain an adequate return on investment and voters in many states have the ability to impose limits on rate adjustments (for example, by initiative or referendum). Any unexpected limitations could negatively affect the profitability of utilities whose budgets are planned far in advance. In addition, gas pipeline and distribution companies have had difficulties in adjusting to short and surplus energy supplies, enforcing or being required to comply with long-term contracts and avoiding litigation from their customers, on the one hand, or suppliers, on the other.

Mergers in the utility sector may require approval from several federal and state regulatory agencies. These regulatory authorities could, as a matter of policy, reverse the trend toward deregulation and make consolidation more difficult, or cause delay in the merger process, any of which could cause the prices of these securities to fall. Certain of the issuers of the Securities in the Trust may own or operate nuclear generating facilities. Governmental authorities may from time to time review existing, and impose additional, requirements governing the licensing, construction and operation of nuclear power plants. Nuclear generating projects in the electric utility industry have experienced substantial cost increases, construction delays and licensing difficulties. These have been caused by various factors, including inflation, high financing costs, required design changes and rework, allegedly faulty construction, objections by groups and governmental officials, limits on the ability to finance, reduced forecasts of energy requirements and economic conditions. This experience indicates that the risk of significant cost increases, delays and licensing difficulties remain present until completion and achievement of commercial operation of any nuclear project. Also, nuclear generating units in service have experienced unplanned outages or extensions of scheduled outages due to equipment problems or new regulatory requirements sometimes followed by a significant delay in obtaining regulatory approval to return to service. A major accident at a nuclear plant anywhere, such as the accident at a plant in Chernobyl, could cause the imposition of limits or prohibitions on the operation, construction or licensing of nuclear units in the United States.

Securities

The following information describes the common stocks selected through the application of each of the Strategies which comprise the various Trusts described in the prospectus.

                       The Dow(R) DART 5 Strategy Stocks

American Express Company, headquartered in New York, New York, provides credit and charge card services as well as travel-related services, including travelers' checks, to consumers worldwide.

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. The company's principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

JPMorgan Chase & Co., headquartered in New York, New York, is a financial holding company. The company provides financial services and investment banking to entities and individuals, including consumers, small businesses, financial institutions, municipalities, the nonprofit sector and real estate investors.

The Travelers Companies, Inc., headquartered in New York, New York, through its subsidiaries, provides various commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals, primarily in the United States.

                      The Dow(R) Target 5 Strategy Stocks

The Coca-Cola Company, headquartered in Atlanta, Georgia, makes and distributes soft drink concentrates and syrups and also markets juice and juice-drink products. The company's products are sold in more than 200 countries and include the leading soft drink products in most of these countries.

Dow Inc., headquartered in Midland, Michigan, is a holding company. The company, through its subsidiary, engages in the processing and distribution of chemical products worldwide. The company was created in 2017 as a subsidiary of DowDuPont.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products.
The company also explores for and mines coal and other mineral properties, makes and sells petrochemicals and owns interests in electrical power generation facilities.

Pfizer Inc., headquartered in New York, New York, is a research-based pharmaceutical company. The company develops, manufactures and sells medicines, vaccines, medical devices and consumer health care products worldwide.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

                  The Dow(R) Target Dividend Strategy Stocks

CenturyLink, Inc., headquartered in Monroe, Louisiana, is a regional diversified communications company engaged primarily in providing local exchange telephone services and wireless telephone communications services.

Citizens Financial Group, Inc., headquartered in Providence, Rhode Island, provides a full range of commercial banking services for retail customers. The company offers consumer loans, commercial loans and mortgage loans.

Edison International, headquartered in Rosemead, California, through subsidiaries, supplies electricity in the central and southern portions of
California. The company also develops, owns and operates independent power facilities; provides capital and financial services for energy and infrastructure projects; and manages and sells real estate projects.

Exelon Corporation, headquartered in Chicago, Illinois, is an electric utility holding company. Together with its subsidiaries, the company owns, contracts and invests in electric generating facilities such as nuclear, hydroelectric generation, wind and solar facilities.

F.N.B. Corporation, headquartered in Pittsburgh, Pennsylvania, is a financial holding company that provides a variety of financial services to individuals and small to medium-sized businesses. The company, through its subsidiaries, offers services in Pennsylvania, Kentucky, Maryland, Ohio, Tennessee and West
Virginia.

MetLife, Inc., headquartered in New York, New York, provides insurance and financial services to a range of individual and institutional customers. The company has operations in the United States and other countries in the Asia-
Pacific region, Latin America and Europe.

New Jersey Resources Corporation, headquartered in Wall, New Jersey, provides retail and wholesale natural gas energy services to residential and commercial customers in New Jersey, other states and Canada. The company also invests, owns and operates renewable energy for solar projects and on-shore wind investments projects.

New York Community Bancorp, Inc., headquartered in Westbury, New York, is a multi-bank holding company. Through its subsidiaries, the company offers a full range of banking services and originates multi-family mortgage, commercial real estate and construction loans.

Newell Brands Inc., headquartered in Atlanta, Georgia, is a global manufacturer and full-service marketer of name-brand consumer products. The company markets its products through volume purchasers, including discount stores and warehouse clubs.

NiSource Inc., headquartered in Merrillville, Indiana, is an energy and utility-based holding company that provides natural gas, electricity and water to the public for residential, commercial and industrial uses. The company's business is comprised primarily of regulated gas utilities that operate throughout northern Indiana and additional states.

People's United Financial, Inc., headquartered in Bridgeport, Connecticut, is a bank holding company for People's United Bank, offering services to individual, corporate and municipal customers. The company has offices in
Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont.

Principal Financial Group, Inc., headquartered in Des Moines, Iowa, is diversified in family insurance and financial services companies. The company provides retirement savings as well as investment and insurance products and services worldwide. The company also offers individual life and disability insurance, group life and health insurance, and residential mortgage loan origination and servicing in the United States.

Prudential Financial, Inc., headquartered in Newark, New Jersey, operates as a financial services institution in the United States and worldwide. The company's products and services include life insurance, mutual funds, pension and retirement-related services and administration, annuities and asset management.

Regions Financial Corporation, headquartered in Birmingham, Alabama, is a regional bank holding company operating full-service banking offices in
Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee and
Texas.

Sempra Energy, headquartered in San Diego, California, is an energy services company whose primary subsidiaries are San Diego Gas & Electric Company and
Southern California Gas Company. The company, together with its subsidiaries, provides electric and gas service to San Diego and southern Orange Counties.

United Bankshares, Inc., headquartered in Charleston, West Virginia, through its subsidiaries, provides commercial and retail banking services in West
Virginia, Maryland, Ohio, Pennsylvania, Virginia and Washington, D.C. The
company also offers asset management, property title insurance, financial planning, investment banking and brokerage services.

Unum Group, headquartered in Chattanooga, Tennessee, is the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and the United Kingdom. The company provides long-term and short-term disability, group, individual and corporate-owned life insurance and pension insurance products.

Valley National Bancorp, headquartered in Wayne, New Jersey, is a regional bank holding company with branch locations in New Jersey, Alabama, Florida and
New York. The company offers a variety of financial services products, including consumer lending, commercial lending and investment management.

Wells Fargo & Company, headquartered in San Francisco, California, is a diversified financial services company. The company provides retail, commercial and corporate banking services through banking offices, the
Internet and other distribution channels, serving individuals, businesses and institutions throughout the United States and other countries.

WestRock Company, headquartered in Atlanta, Georgia, is a materials company.
The company manufactures and markets paper and packaging supplies to consumer and corrugated markets on several continents.

                       European Target 20 Strategy Stocks

Allianz SE, headquartered in Munich, Germany, is a global insurance company engaging in property and casualty protection, life and health insurance and asset management. The company also offers motor liability and damage insurance, corporate, investment, asset management and private banking products.

Anglo American Plc, headquartered in London, England, is a mining and natural resources company with operations worldwide. The company has interests in gold, diamonds, coal, platinum, and other industrial materials.

BASF SE, headquartered in Ludwigshafen, Germany, is a chemical company. The company operates in six segments: Chemicals, Plastics, Performance Products,
Functional Solutions, Agricultural Solutions and Oil & Gas. The company offers products for the chemical, automotive, construction, agriculture, oil, plastics, electrical/electronics, furniture and paper industries, and provides a range of system solutions and services.

Bayerische Motoren Werke (BMW) AG, headquartered in Munich, Germany, manufactures and sells luxury cars and motorcycles worldwide. The company also offers spare parts and accessories.

BP Plc, headquartered in London, England, produces and markets crude oil and petroleum products worldwide. The company is engaged in the exploration, field development and production of natural gas and oil throughout the world. The company also refines, manufactures and markets petroleum and petrochemical products to wholesale and retail customers.

British American Tobacco Plc, headquartered in London, England, is the holding company for an international tobacco group. The group has an active business presence around the world. Brand names include "State Express 555," "Lucky
Strike," "Kent" and "Benson & Hedges."

E.ON SE, headquartered in Dusseldorf, Germany, is a multi-national company which generates, distributes and trades electricity to industrial, commercial and residential customers. Additionally, the company distributes gas and drinking water. The company also manufactures flexible ceramic membranes and polymers, buys and sells residential properties, and develops real estate.

Endesa, S.A., headquartered in Madrid, Spain, produces, transmits, distributes and supplies electricity to major utilities throughout Spain and has interests in coal mining companies.

Enel SpA, headquartered in Rome, Italy, together with its subsidiaries, produces, distributes and sells electricity and gas in Europe, Latin America and North America. The company operates hydroelectric, thermoelectric, nuclear, geothermal, wind, photovoltaic, biomass and co-generation power plants.

Eni SpA, headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company generates and trades electricity and operates oil refineries. The company has operations internationally.

GlaxoSmithKline Plc, headquartered in Brentford, England, researches, develops, produces and markets prescription and over-the-counter pharmaceuticals around the world. The company offers products in various therapeutic areas comprising gastrointestinal, respiratory, anti-emesis, anti-
migraine, systemic antibiotics, cardiovascular, dermatological, oncology and rare diseases.

Muenchener Rueckversicherungs-Gesellschaft AG, headquartered in Munich,
Germany, is a financial services provider which offers reinsurance, insurance and asset management services. The company has subsidiaries in most major financial centers throughout the world.

National Grid Plc, headquartered in London, England, develops and operates electricity and gas networks located throughout the United Kingdom and the northeastern United States. In addition, the company owns liquefied natural gas storage facilities in England and provides infrastructure services to the mobile telecommunications industry.

Orange, headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses and telecommunications operators worldwide.

Rio Tinto Plc, headquartered in London, England, is engaged in finding, mining and processing mineral resources. The company's major products include aluminum, copper, diamonds, energy products (coal and uranium), gold, industrial minerals (borax, titanium dioxide, salt, talc and zircon) and iron ore.

Swisscom AG, headquartered in Bern, Switzerland, operates public telecommunications networks and offers network application services. The company provides local, long-distance, and mobile telephone services;
integrated voice and data digital services; network solutions to national and international telecommunications operators and Internet access services. The company also owns and operates pay telephones.

Total S.A., headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Vodafone Group Plc, headquartered in Newbury, England, provides mobile telecommunications services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in several countries worldwide.

Volkswagen AG, headquartered in Wolfsburg, Germany, together with its subsidiaries, is engaged in the manufacture and sale of automobiles worldwide.
The company operates in four segments: passenger cars, commercial vehicles, power engineering and financial services.

Zurich Insurance Group AG, headquartered in Zurich, Switzerland, is a global insurance provider. The company offers a full range of insurance and investment products and services, from life insurance and investment funds for individuals to complex reinsurance and alternative risk transfer arrangements for companies.

                        Global Target 15 Strategy Stocks

Dow Jones Industrial Average(sm) Companies
__________________________________________

The Coca-Cola Company, headquartered in Atlanta, Georgia, makes and distributes soft drink concentrates and syrups and also markets juice and juice-drink products. The company's products are sold in more than 200 countries and include the leading soft drink products in most of these countries.

Dow Inc., headquartered in Midland, Michigan, is a holding company. The company, through its subsidiary, engages in the processing and distribution of chemical products worldwide. The company was created in 2017 as a subsidiary of DowDuPont.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products.
The company also explores for and mines coal and other mineral properties, makes and sells petrochemicals and owns interests in electrical power generation facilities.

Pfizer Inc., headquartered in New York, New York, is a research-based pharmaceutical company. The company develops, manufactures and sells medicines, vaccines, medical devices and consumer health care products worldwide.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

Financial Times Industrial Ordinary Share Index Companies
_________________________________________________________

BP Plc, headquartered in London, England, produces and markets crude oil and petroleum products worldwide. The company is engaged in the exploration, field development and production of natural gas and oil throughout the world. The company also refines, manufactures and markets petroleum and petrochemical products to wholesale and retail customers.

Legal & General Group Plc, headquartered in London, England, is a holding company. The company provides savings, risk and investment management services through its subsidiaries. The company's products are sold through banks, independent financial advisors and directly to customers.

Man Group Plc, headquartered in London, England, is a global investment management company. The company offers a broad range of products covering equity, credit, commodities and currency markets.

Standard Life Aberdeen Plc, headquartered in Edinburgh, Scotland, is an investment company. The company offers emerging market equities as well as real estate, multi-asset, fixed income and alternatives solutions to customers worldwide.

Vodafone Group Plc, headquartered in Newbury, England, provides mobile telecommunications services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in several countries worldwide.

Hang Seng Index Companies
_________________________

Bank of China Ltd., headquartered in Beijing, China, provides a complete range of banking and other financial services to individual and corporate customers worldwide.

Bank of Communications Co., Ltd. (Class H), headquartered in Shanghai, China, provides commercial banking services including, RMB and foreign currency deposit, international and domestic settlement, loan, currency trading, letter of credit, and other related services.

China Petroleum & Chemical Corporation (Sinopec) (Class H), headquartered in
Beijing, China, explores for and produces crude oil and natural gas in China.
The company also owns refineries that make petroleum and petrochemical products such as diesel, gasoline, jet fuel, kerosene, ethylene, synthetic rubber, synthetic fibers, synthetic resins, and chemical fertilizers. In addition, the company trades petrochemical products.

China Shenhua Energy Company Limited (Class H), headquartered in Beijing,
China, is an integrated coal-based energy company focusing on the coal and power businesses in China. The company also owns and operates an integrated coal transportation network consisting of dedicated rail lines and port facilities.

CNOOC Limited, incorporated in Hong Kong and headquartered in Beijing, China, through its subsidiaries, engages in the exploration, development, and production of crude oil and natural gas. The company has operations throughout the world.

                      Nasdaq(R) Target 15 Strategy Stocks

Align Technology, Inc., headquartered in San Jose, California, designs, manufactures and markets a clear aligner therapy system for treating malocclusion or the misalignment of teeth. The company also markets intra-oral scanners, computer-aided design digital services and dental records storage to dental professionals.

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

Biogen Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company. The company primarily engages in the research, development and manufacture of targeted therapies for the treatment of neurodegenerative diseases, hematologic conditions and autoimmune disorders.

Cadence Design Systems, Inc., headquartered in San Jose, California, offers electronic design automation (EDA) technologies and engineering services to electronics companies worldwide. The company also develops system design enablement (SDE) solutions for use in designing electronics systems, integrated circuits and electronic devices.

Citrix Systems, Inc., headquartered in Fort Lauderdale, Florida, provides virtualization, mobility management, networking and Software as a Service solutions worldwide. The company's Enterprise and Service Provider division supplies multi-user application server products that enable customers the flexibility to deliver desktops and applications as cloud services. The company's product lines include "ShareFile" and "GoToMeeting."

eBay Inc., headquartered in San Jose, California, operates an online person-to-
person trading community on the Internet, bringing together buyers and sellers in an auction format to trade personal items such as antiques, coins, collectibles, computers, memorabilia, stamps and toys.

Electronic Arts Inc., headquartered in Redwood City, California, creates, markets, and distributes interactive entertainment software for a variety of hardware platforms. The company also produces casual video games and sells digital content.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. The company's principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

lululemon athletica inc., incorporated in the United States and headquartered in Vancouver, Canada, is a designer and retailer of athletic apparel and accessories for women and men. The company's yoga-inspired apparel is primarily marketed in North America, Australia and New Zealand.

Microsoft Corporation, headquartered in Redmond, Washington, is a technology company. The company develops, manufactures, licenses and supports a range of software products, including scalable operating systems, server applications, worker productivity applications and software development tools.

NetEase, Inc. (ADR), incorporated in the Cayman Islands and headquartered in
Beijing, China, through its subsidiaries, operates an online community in
China. The company operates in three segments: Online Game Services,
Advertising Services and Wireless Value-added Services and others.

NVIDIA Corporation, headquartered in Santa Clara, California, designs, develops and markets graphics processors and related software for personal computers and digital entertainment platforms.

Regeneron Pharmaceuticals, Inc., headquartered in Tarrytown, New York, is a biopharmaceutical company. The company discovers, develops and commercializes medicines for the treatment of serious medical conditions in the United States.

Skyworks Solutions, Inc., headquartered in Woburn, Massachusetts, is a semiconductor manufacturer. The company is focused on radio frequency and complete semiconductor system solutions for mobile communications applications.

Vertex Pharmaceuticals Incorporated, headquartered in Boston, Massachusetts, discovers, develops and markets small molecule drugs that address the treatment of viral diseases, cancer, autoimmune and inflammatory diseases and neurological disorders.

                NYSE(R) International Target 25 Strategy Stocks

Brazil
______

Petroleo Brasileiro S.A. - Petrobras (ADR), headquartered in Rio de Janeiro,
Brazil, seeks out, produces, markets and supplies oil, natural gas and related products. The company operates oil tankers, distribution pipelines, marine, river and lake terminals, thermal power plants, fertilizer plants and petrochemical units in South America and worldwide.

Canada
______

Canadian Natural Resources Limited, headquartered in Calgary, Canada, is a senior independent oil and natural gas exploration, development and production company. The company's operations are focused in Western Canada, the North Sea and offshore West Africa.

Manulife Financial Corporation, headquartered in Toronto, Canada, together with its subsidiaries, provides financial protection and wealth management products and services worldwide. The company also offers various insurance products, annuities, pension contracts and mutual fund products, among others.

Nutrien Ltd., headquartered in Saskatchewan, Canada, is a provider of crop inputs and services such as potash, nitrogen, and phosphate products. The company serves clients in the agricultural, industrial, and feed industries.

Suncor Energy Inc., headquartered in Calgary, Canada, is an integrated energy company focused on developing petroleum basins in Western Canada. The company also acquires, develops, produces and markets crude oil and natural gas in
Canada and internationally, and markets petroleum and petrochemical products primarily in Canada.

France
______

Orange (ADR), headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Total S.A. (ADR), headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Hong Kong
_________

China Mobile Limited (ADR), headquartered in Hong Kong, together with its subsidiaries, provides cellular telecommunications services in China and Hong
Kong. The company also designs and markets electronic communication products and provides non-banking financial services.

China Unicom (Hong Kong) Limited (ADR), headquartered in Hong Kong, offers a range of telecommunications services in China. An integrated telecommunications operator, the company's services include long distance, cellular, data and Internet access.

CNOOC Limited (ADR), incorporated in Hong Kong and headquartered in Beijing,
China, through its subsidiaries, engages in the exploration, development, and production of crude oil and natural gas. The company has operations throughout the world.

Italy
_____

Eni SpA (ADR), headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company generates and trades electricity and operates oil refineries. The company has operations internationally.

Japan
_____

Canon Inc. (ADR), headquartered in Tokyo, Japan, is engaged in the development, manufacturing and sale of imaging technology solutions. The company's products include digital cameras and camcorders, inkjet printers, commercial photo printers, image scanners, photocopy machines and broadcast equipment. In addition, the company's imaging technology has applications in various industries, such as radiology systems and flat panel display equipment.

Honda Motor Co., Ltd. (ADR), headquartered in Tokyo, Japan, develops, produces, and manufactures a variety of motor products, ranging from small general-purpose engines and scooters to specialty sports cars. The company markets its products globally and also provides financing to its dealers and customers.

Toyota Motor Corporation (ADR), headquartered in Toyota City, Japan, manufactures, sells, leases and repairs passenger automobiles, trucks and buses in Japan and internationally. The company also builds homes and pleasure boats, and develops intelligent transportation systems such as radar cruise control and electronic toll collection.

The Netherlands
_______________

ING Groep N.V. (ADR), headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-
life insurance, commercial and investment banking, asset management and related products.

Royal Dutch Shell Plc (ADR), incorporated in the United Kingdom and headquartered in The Hague, the Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide. The company's products are marketed for domestic, industrial and transport use.

South Korea
___________

POSCO (ADR), headquartered in Seoul, South Korea, manufactures and sells various steel products used mainly in construction, automobile and shipbuilding industries. The company's products include hot rolled and cold rolled products, plates, wire rods, silicon steel sheets and stainless steel products.

Spain
______

Banco Bilbao Vizcaya Argentaria, S.A. (ADR), headquartered in Madrid, Spain, is a financial services company. The company engages in retail banking, asset management, private banking and wholesale banking operations worldwide.

Banco Santander S.A. (ADR), headquartered in Madrid, Spain, provides retail banking products and services internationally. The company operates in three business areas, including Retail Banking, Global Wholesale Banking and Asset
Management and Insurance.

Telefonica, S.A. (ADR), headquartered in Madrid, Spain, provides telecommunication services, including mobile voice, roaming, corporate services and mobile data and Internet throughout Europe and Latin America. The company also provides fixed telecommunications services and wholesale services for telecommunication operators.

Switzerland
___________

Credit Suisse Group AG (ADR), headquartered in Zurich, Switzerland, is an international financial services provider. The company offers private banking, investment banking and asset management services to a global clientele.

UBS Group AG, headquartered in Zurich, Switzerland, together with its subsidiaries, provides a variety of banking services worldwide. The company offers wealth management services, retail and corporate asset management and investment banking products.

United Kingdom
_______________

Barclays Plc (ADR), headquartered in London, England, is a financial services group engaged primarily in the banking and investment banking businesses.
Through its subsidiaries, the company offers commercial and investment banking, insurance, financial and related services in countries worldwide.

BP Plc (ADR), headquartered in London, England, produces and markets crude oil and petroleum products worldwide. The company is engaged in the exploration, field development and production of natural gas and oil throughout the world.
The company also refines, manufactures and markets petroleum and petrochemical products to wholesale and retail customers.

The Royal Bank of Scotland Group Plc (ADR), headquartered in Edinburgh,
Scotland, provides banking and financial products and services to personal, commercial, corporate and institutional customers worldwide. Through its subsidiaries, the company offers services such as deposit accounts, credit cards and mortgages. The company also sells insurance and investment products.

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3M Company, headquartered in St. Paul, Minnesota, manufactures industrial, electronic, health, consumer, office and safety products for distribution worldwide. The company's products include adhesives, abrasives and "Scotch"
brand products. The company also manufactures the 3M Electronic Marker System
(EMS), markers for utility usage (water, wastewater or gas) which relocate buried markers via low-band frequencies.

A.O. Smith Corporation, headquartered in Milwaukee, Wisconsin, is a diversified manufacturer whose major product lines include hermetic and fractional horsepower electric motors. The company also manufactures commercial and residential water heaters.

Aflac Incorporated, headquartered in Columbus, Georgia, provides supplemental insurance to individuals. The company's products include short-term disability plans, accident/disability plans, hospital intensive care plans, cancer expense plans and fixed-benefit dental plans.

Air Products and Chemicals, Inc., headquartered in Allentown, Pennsylvania, is an industrial gases company. The company recovers and distributes industrial gases and a variety of medical and specialty gases; produces polymer chemicals, performance chemicals and supplies cryogenic and other process equipment and related engineering services.

Albemarle Corporation, headquartered in Charlotte, North Carolina, is a major producer of specialty polymers and fine chemicals. The company's products include polymer intermediates, cleaning product intermediates and additives, agrichemical intermediates, pharmachemical intermediates and bulk actives, catalysts and brominated flame retardants.

Archer-Daniels-Midland Company, headquartered in Chicago, Illinois, is engaged in the business of procuring, transporting, storing, processing, and merchandising agricultural commodities and products, including oil seeds, corn and wheat.

AT&T Inc., headquartered in Dallas, Texas, is a telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed
DSL Internet, local and long-distance voice services, wireless services, directory publishing and advertising services.

Atmos Energy Corporation, headquartered in Dallas, Texas, primarily distributes and sells natural gas to residential, commercial, industrial, agricultural and other customers in service areas located in the Midwest and
Southeast. The company also owns natural gas storage and pipeline assets.

Caterpillar Inc., headquartered in Deerfield, Illinois, makes earthmoving, construction and materials handling machinery and equipment. The company also provides financing and insurance and distributes its equipment through a global network of dealers.

Chevron Corporation, headquartered in San Ramon, California, is an integrated energy company. The company explores, develops and produces crude oil and natural gas and refines it into industrial petroleum products.

The Coca-Cola Company, headquartered in Atlanta, Georgia, makes and distributes soft drink concentrates and syrups and also markets juice and juice-drink products. The company's products are sold in more than 200 countries and include the leading soft drink products in most of these countries.

Emerson Electric Co., headquartered in St. Louis, Missouri, is a diversified manufacturing company. The company designs, makes and sells electrical, electromechanical and electronic products and systems.

Expeditors International of Washington, Inc., headquartered in Seattle,
Washington, is engaged in the business of logistics management, including international freight forwarding and consolidation, for both air and ocean freight. The company operates globally.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products.
The company also explores for and mines coal and other mineral properties, makes and sells petrochemicals and owns interests in electrical power generation facilities.

Franklin Resources, Inc., headquartered in San Mateo, California, provides individual and institutional investors worldwide with a broad range of investment products and services designed to meet varying investment objectives. The company provides services to high net worth individuals as well as investors in retirement and mutual funds.

General Dynamics Corporation, headquartered in Falls Church, Virginia, is an aerospace and defense company. The company's products and services include business aviation, combat vehicles, weapons systems, information technology services and marine systems.

Hormel Foods Corporation, headquartered in Austin, Minnesota, engages in the production and marketing of various meat and food products. The company primarily operates in the United States.

Johnson & Johnson, headquartered in New Brunswick, New Jersey, makes and sells health care products, medical devices and pharmaceuticals globally. The company provides research and other related support and services for the consumer, pharmaceutical and medical diagnostic markets.

Kimberly-Clark Corporation, headquartered in Dallas, Texas, is an international company which manufactures and markets tissue products, personal care and health care products, as well as business, correspondence and technical papers. The company sells its products under the brand names
"Depend," "Huggies," "Kleenex," "Kotex," "Page" and "Tecnol."

Nucor Corporation, headquartered in Charlotte, North Carolina, and its subsidiaries, are engaged in the manufacture and sale of steel products internationally. The company's products include hot-rolled, cold-rolled and galvanized sheet, cold finished steel, bar steel and more.

Pentair Plc, incorporated in Ireland and headquartered in London, England, together with its subsidiaries, is a water industrial manufacturing company.
The company offers globally sustainable water solutions for residential, industrial, commercial, agricultural and infrastructure applications.

People's United Financial, Inc., headquartered in Bridgeport, Connecticut, is a bank holding company for People's United Bank, offering services to individual, corporate and municipal customers. The company has offices in
Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont.

T. Rowe Price Group, Inc., headquartered in Baltimore, Maryland, is a financial services holding company. The company, through its subsidiaries, serves as an investment advisor to both individual and institutional investors and manages a variety of stock, bond and money market mutual funds.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

Walmart, Inc., headquartered in Bentonville, Arkansas, is an international consumer staples company. The company owns and operates retail department stores, supercenters, full-line supermarkets and warehouse clubs.

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The Allstate Corporation, headquartered in Northbrook, Illinois, through subsidiaries, writes property-liability insurance, private passenger automobile and homeowners policies and offers life insurance, annuity and group pension products. The company markets its products through independent agents and brokers, and also directly through call centers and the Internet.

Alphabet Inc. (Class A), headquartered in Mountain View, California, operates as a holding company. The company, through its subsidiaries, provides web-
based search, maps, advertisements, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. The company was created in 2015 as the parent company of Google Inc.
and several other companies that were owned by or tied to Google Inc.

Ameriprise Financial, Inc., headquartered in Minneapolis, Minnesota, is a financial services company. Through its subsidiaries, the company provides financial planning, asset management and insurance services to individuals, businesses and institutions.

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

Bio-Rad Laboratories, Inc. (Class A), headquartered in Hercules, California, is a manufacturer of health care products. The company produces and markets a broad range of appliances and systems used to separate, identify and analyze complex chemical and biological materials.

Biogen Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company. The company primarily engages in the research, development and manufacture of targeted therapies for the treatment of neurodegenerative diseases, hematologic conditions and autoimmune disorders.

Citrix Systems, Inc., headquartered in Fort Lauderdale, Florida, provides virtualization, mobility management, networking and Software as a Service solutions worldwide. The company's Enterprise and Service Provider division supplies multi-user application server products that enable customers the flexibility to deliver desktops and applications as cloud services. The company's product lines include "ShareFile" and "GoToMeeting."

The Clorox Company, headquartered in Oakland, California, manufactures and sells household products, including the brand names "Armor All," "Black Flag,"
"Brita," "Clorox," "Combat," "Fresh Step," "Glad," "Hidden Valley," "Jonny
Cat," "Kingsford," "Liquid-Plumr," "Pine-Sol," "S.O.S.," "STP," "Scoop Away"
and "Tilex."

CMS Energy Corporation, headquartered in Jackson, Michigan, is an energy holding company operating through subsidiaries in the United States and in selected markets around the world.

Domino's Pizza, Inc., headquartered in Ann Arbor, Michigan, operates a network of company-owned and franchise Domino's Pizza stores throughout the United
States and internationally. The company also owns regional dough manufacturing and distribution centers.

eBay Inc., headquartered in San Jose, California, operates an online person-to-
person trading community on the Internet, bringing together buyers and sellers in an auction format to trade personal items such as antiques, coins, collectibles, computers, memorabilia, stamps and toys.

Electronic Arts Inc., headquartered in Redwood City, California, creates, markets, and distributes interactive entertainment software for a variety of hardware platforms. The company also produces casual video games and sells digital content.

IDEXX Laboratories, Inc., headquartered in Westbrook, Maine, develops, manufactures and markets biotechnology-based detection systems primarily for animal health applications. The company also develops and sells point-of-care veterinary diagnostic products. The company markets its products worldwide.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. The company's principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Kimberly-Clark Corporation, headquartered in Dallas, Texas, is an international company which manufactures and markets tissue products, personal care and health care products, as well as business, correspondence and technical papers. The company sells its products under the brand names
"Depend," "Huggies," "Kleenex," "Kotex," "Page" and "Tecnol."

Lowe's Companies, Inc., headquartered in Mooresville, North Carolina, a home improvement retailer, operates stores which sell building commodities and millwork; heating, cooling and water systems; home decorating and illumination products; kitchens, bathrooms and laundries; yard, patio and garden products;
tools; home entertainment products; and special order products.

Masco Corporation, headquartered in Livonia, Michigan, is a manufacturer of home improvement and building products. The company's products are sold through hardware stores, mass merchandisers, homebuilders and other outlets for consumers and contractors.

Monster Beverage Corporation, headquartered in Corona, California, through its subsidiaries, develops, markets and distributes "alternative" beverages worldwide. The company's products include non-carbonated ready-to-drink iced teas, lemonades, juice cocktails, dairy and coffee drinks, energy drinks, sports drinks and flavored sparkling beverages.

NextEra Energy, Inc., headquartered in Juno Beach, Florida, through its subsidiaries, engages in the generation, transmission, distribution and sale of electric energy in the United States and Canada.

Old Dominion Freight Line, Inc., headquartered in Thomasville, North Carolina, is a motor carrier. The company operates inter- and multi-regionally and transports less-than-truckload shipments of general commodities, including consumer goods, textiles and capital goods.

S&P Global Inc., headquartered in New York, New York, is a financial intelligence company. The company provides clients with information regarding credit ratings, benchmarks, and analytics to capital and commodity markets worldwide.

Take-Two Interactive Software, Inc., headquartered in New York, New York, develops, publishes and markets interactive entertainment for consumers worldwide. The company's products are delivered through physical retail, digital download, online and cloud streaming services.

W.W. Grainger, Inc., headquartered in Lake Forest, Illinois, is a distributor of maintenance, repair and operating supplies, services and related information. The company provides its services to commercial, industrial, contractor and institutional markets globally.

WEC Energy Group, Inc., headquartered in Milwaukee, Wisconsin, a holding company, is principally engaged in the generation, transmission, distribution and sale of electric energy, gas and steam to customers in Wisconsin and the upper peninsula of Michigan.

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Acadia Healthcare Company, Inc., headquartered in Franklin, Tennessee, provides behavioral health care services. Together with its subsidiaries, the company acquires and develops behavioral health care facilities and provides referral networks.

Adient Plc, headquartered in Dublin, Ireland, is a manufacturing company. The company designs, manufactures and markets a full range of seating systems and components for passenger cars and commercial vehicles, including pick-up trucks and sport/crossover utility vehicles.

Affiliated Managers Group, Inc., headquartered in West Palm Beach, Florida, acquires majority interests in investment management firms. The company's affiliates provide investment management services, mainly in the United States and Europe, to mutual funds, partnerships, as well as institutional and individual clients.

Allegheny Technologies Incorporated, headquartered in Pittsburgh,
Pennsylvania, is a manufacturing company. The company produces a range of specialty materials and components, including seamless tubes, castings, nickel-
based alloys and stainless steel products.

American Equity Investment Life Holding Company, headquartered in West Des
Moines, Iowa, is engaged in the development, marketing, issuance and administration of annuities and life insurance products. Through its subsidiaries, the company is licensed to sell its products throughout the
United States.

AngioDynamics, Inc., headquartered in Latham, New York, is engaged in the design, development, manufacturing and marketing of medical, surgical and diagnostic devices. The company's products are used in procedures to treat peripheral vascular disease and in oncology and surgical settings.

Bonanza Creek Energy, Inc., headquartered in Denver, Colorado, is an oil and natural gas company. The company's assets and operations are located in the
Rocky Mountain region and in southern Arkansas.

Brighthouse Financial, Inc., headquartered in Charlotte, North Carolina, is an financial services company. The company provides investment management and insurance services in the United States.

Callon Petroleum Company, headquartered in Natchez, Mississippi, engages in the exploration, development, acquisition and production of oil and gas properties.

Carpenter Technology Corporation, headquartered in Philadelphia, Pennsylvania, manufactures, fabricates and distributes specialty metals and engineered products. The company's products include stainless steels, special alloys, ceramics, titanium products and metal powders.

CNO Financial Group, Inc., headquartered in Carmel, Indiana, is an insurance company. Together with its subsidiaries, the company develops, markets and administers health insurance, annuity, life insurance and other insurance products for senior and middle-income markets in the United States.

Customers Bancorp, Inc., headquartered in Wyomissing, Pennsylvania, through its subsidiaries, provides various banking and financial products and services to small businesses and consumers. The company also provides a range of commercial lending products.

Dana Inc., headquartered in Maumee, Ohio, engages in the design, manufacture and distribution of driveline, sealing and thermal management products for vehicle manufacturers worldwide. The company serves the light vehicle, heavy truck, off-highway and industrial markets.

DiamondRock Hospitality Company, headquartered in Bethesda, Maryland, is a lodging-focused real estate investment trust. The company acquires, owns and renovates upscale hotels and resorts in destination resort locales and key gateway cities.

Diversified Healthcare Trust, headquartered in Newton, Massachusetts, is a real estate investment trust that invests in senior housing real estate, including apartment buildings for aged residents, independent living properties, assisted living facilities and nursing homes.

Dorian LPG Ltd., incorporated in the Marshall Islands and headquartered in
Stamford, Connecticut, together with its subsidiaries, is an international liquefied petroleum gas shipping company. The company owns and operates a fleet of gas carriers of varying sizes.

East West Bancorp, Inc., headquartered in Pasadena, California, is the holding company for East West Bank and other subsidiaries. The company provides personal and commercial banking services to small and medium-sized businesses, business executives, professionals and other individuals.

EPR Properties, headquartered in Kansas City, Missouri, is a self-managed real estate investment trust engaged in acquiring and developing entertainment properties, including megaplex theatres and entertainment-themed retail centers.

First American Financial Corporation, headquartered in Santa Ana, California, provides various financial services in the United States and internationally, operating in two segments: Title Insurance and Services, and Specialty
Insurance.

First Solar, Inc., headquartered in Tempe, Arizona, provides solar energy solutions worldwide. The company designs, manufactures and sells solar modules as well as providing project management, engineering and construction for solar power systems.

Flagstar Bancorp, Inc., headquartered in Troy, Michigan, is a holding company for Flagstar Bank, FSB, which provides mortgage and retail banking services.

The Greenbrier Companies, Inc., headquartered in Lake Oswego, Oregon, is a supplier of transportation equipment and services to the railroad and related industries. The company produces railcars, tank cars and marine vessels. The company also offers management services for leasing and transportation companies in North America.

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, provides subsea construction, maintenance and salvage services to the offshore natural gas and oil industry in the Gulf of Mexico, North Sea, the Asia Pacific and
West Africa regions. The company also acquires and operates mature offshore natural gas and oil properties, providing customers a cost-effective alternative to the decommissioning process.

Independent Bank Group, Inc., headquartered in McKinney, Texas, is a bank holding company. The company provides banking products and services throughout the United States.

JetBlue Airways Corporation, headquartered in Long Island City, New York, is a low-fare, low-cost passenger airline that provides service primarily on point-
to-point routes across the United States, the Caribbean and Latin America.

KAR Auction Services, Inc., headquartered in Carmel, Indiana, is engaged in wholesale vehicle auction services in North America. The company provides a marketplace for auction services of used and salvage vehicles through physical auction locations and proprietary websites.

KB Home, headquartered in Los Angeles, California, constructs and sells a variety of residential properties in several states, primarily targeting first-
time and move-up homebuyers.

Kite Realty Group Trust, headquartered in Indianapolis, Indiana, is a real estate investment trust that engages in the acquisition, development, expansion, construction, ownership, leasing, operation and management of neighborhood and community shopping centers, and commercial real estate properties in the United States.

Kraton Corp., headquartered in Houston, Texas, is engaged in the production of engineered polymers and styrenic block copolymers used in various products, including adhesives, coatings, sealants and lubricants, packaging, roofing and footwear products.

The Macerich Company, headquartered in Santa Monica, California, is a self-
managed real estate investment trust involved in the acquisition, ownership, redevelopment, management and leasing of regional and community shopping centers nationwide.

Matador Resources Company, headquartered in Dallas, Texas, is an independent energy company engaged in the exploration and production of oil and natural gas resources. The company primarily holds interest in the South and Southwest regions of the United States.

Meta Financial Group, Inc., headquartered in Sioux Falls, South Dakota, is a holding company. Together with its subsidiaries, the company offers various banking products and services throughout the United States.

Murphy Oil Corporation, headquartered in El Dorado, Arkansas, is a worldwide oil and gas exploration and production company with refining and marketing operations. The company's principal activities are located in the United
States and the United Kingdom but conducts pipeline and crude oil trading operations in Canada and East Asia.

Navient Corporation, headquartered in Wilmington, Delaware, holds a portfolio of education loans insured or guaranteed under the Federal Family Education
Loan Program. The company also services and collects education loans for banks, credit unions and non-profit education lenders.

The ODP Corporation, headquartered in Boca Raton, Florida, operates a chain of retail office products stores and provides delivery of its products in the
United States and Canada to store and catalog customers. The company is also a full-service contract stationer serving businesses throughout the United States.

Pebblebrook Hotel Trust, headquartered in Bethesda, Maryland, is a real estate investment trust that acquires and invests in upper scale, full-service hotel properties. The company focuses on major U.S. cities and gateway coastal markets.

QEP Resources, Inc., headquartered in Denver, Colorado, through its subsidiaries, engages in the acquisition, exploration, development and production of natural gas, oil and natural gas liquids. The company has operations in the Rocky Mountain region of Wyoming, Utah, Colorado and North
Dakota; and the southern region, primarily Texas and Louisiana.

Range Resources Corporation, headquartered in Fort Worth, Texas, engages in the exploration, development and acquisition of oil and gas properties primarily in the southwestern, Appalachian and Gulf Coast regions of the
United States.

Renewable Energy Group, Inc., headquartered in Ames, Iowa, is an alternative energy solutions provider. The company offers engineering consulting services for bio-diesel production operations and for distribution of refined biodiesel products throughout the United States.

RPT Realty, headquartered in New York, New York, is a real estate investment trust. The company engages in the acquisition, development, management and leasing of shopping, retail and single tenant properties in the United States.

Ryder System, Inc., headquartered in Miami, Florida, is a provider of transportation and supply chain management solutions.

Sabra Health Care REIT, Inc., headquartered in Irvine, California, is a real estate investment trust. The company owns and invests in real estate properties for the health care industry through its subsidiaries, including skilled nursing facilities, assisted living and independent living facilities, mental health facilities and a continuing care retirement community.

Seneca Foods Corporation, headquartered in Marion, New York, produces and distributes packaged fruits and vegetables worldwide. The company's products include canned, frozen and bottled produce and snack chips.

Signet Jewelers Limited, headquartered in Hamilton, Bermuda, is a specialty jewelry retailer. The company operates in the United States, the United
Kingdom and Canada under the name brands of "Ernest Jones," "H.Samuel," "Jared
The Galleria Of Jewelry," "Kay Jewelers," "Peoples," "Piercing Pagoda" and
"Zales."

SkyWest, Inc., headquartered in St. George, Utah, through its wholly owned subsidiary, SkyWest Airlines Inc., operates regional airlines in the United
States.

SM Energy Company, headquartered in Denver, Colorado, is an independent energy company engaged in the exploration for and the development, acquisition and production of crude oil and natural gas resources in the United States.

Stifel Financial Corp., headquartered in St. Louis, Missouri, together with its subsidiaries, is a bank holding company. The company offers securities-
related financial and money management services throughout the United States and parts of Europe.

STORE Capital Corporation, headquartered in Scottsdale, Arizona, is a real estate investment trust. The company invests in single-tenant real estate such as chain restaurants, supermarkets, health clubs, retail, education, service and distribution facilities.

Summit Hotel Properties, Inc., headquartered in Austin, Texas, is a real estate investment trust engaged in the acquisition, repositioning and selling of premium-branded hotels. The company focuses on the upscale and midscale segments of the U.S. lodging industry.

Talos Energy Inc., headquartered in Houston, Texas, is an independent exploration and production company of oil and natural gas properties.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with wireless and wireline services throughout the United States. The company also provides equipment and repair services.

Transocean Ltd., incorporated in Switzerland and dually headquartered in
Vernier, Switzerland and Houston, Texas, is an international provider of offshore and inland marine contract drilling services for oil and gas wells.
The company specializes in technically demanding drilling situations, including deepwater or harsh environments.

TRI Pointe Group, Inc., headquartered in Irvine, California, designs, constructs and sells several brands of single-family homes in the United
States. The company also develops and sells land and lots.

Trinity Industries, Inc., headquartered in Dallas, Texas, provides various products and services for the transportation, industrial, construction and energy sectors in the United States and internationally. The company's products include highway guardrail and safety products, tank and freight railcars, tank barges and ready-mix concrete.

Veritex Holdings, Inc., headquartered in Dallas, Texas, is a bank holding company. Through its wholly-owned subsidiary, Veritex Community Bank, the company offers community banking services in metropolitan areas in Texas.

Veritiv Corporation, headquartered in Atlanta, Georgia, operates a business-to-
business distribution company throughout the United States. The company serves various industries with printing, packaging and logistics solutions.

Whitestone REIT (Class B), headquartered in Houston, Texas, is a real estate investment trust. The Trust invests in and operates retail, industrial and office properties.

Wintrust Financial Corporation, headquartered in Rosemont, Illinois, is a bank holding company whose subsidiaries provide community-based banking services in the Chicago metropolitan area and in southeastern Wisconsin. The company also offers specialty financing services such as short-term accounts receivable financing.

World Fuel Services Corporation, headquartered in Miami, Florida, together with its subsidiaries, is a global fuel logistics, transaction management and payment processing company. The company services the aviation, marine and land transportation industries.

WPX Energy, Inc., headquartered in Tulsa, Oklahoma, an independent natural gas and oil exploration and production company, engages in the exploitation and development of long-life unconventional properties.

                  Target Diversified Dividend Strategy Stocks

The Andersons, Inc., headquartered in Maumee, Ohio, is a diversified company with roots in the agricultural industry. The company is involved in the storage and merchandising of grains, the operation of ethanol production facilities, the sale and maintenance of railcars, the manufacture of fertilizers and other corncob-based products, and the operation of retail stores.

Anthem, Inc., headquartered in Indianapolis, Indiana, through its subsidiaries, operates as a commercial health benefits company in the United
States. The company offers a spectrum of network-based managed care plans to the large and small employer, individual, Medicaid and senior markets.

AT&T Inc., headquartered in Dallas, Texas, is a telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed
DSL Internet, local and long-distance voice services, wireless services, directory publishing and advertising services.

B&G Foods, Inc., headquartered in Parsippany, New Jersey, is engaged in the manufacture, marketing and distribution of shelf-stable foods though supermarkets, distributors, catalogs, and other sales channels. Products include baked beans, salsa, maple syrup, pickles, meat spreads, and vinegars under various brand names.

Canadian Natural Resources Limited, headquartered in Calgary, Canada, is a senior independent oil and natural gas exploration, development and production company. The company's operations are focused in Western Canada, the North Sea and offshore West Africa.

Carpenter Technology Corporation, headquartered in Philadelphia, Pennsylvania, manufactures, fabricates and distributes specialty metals and engineered products. The company's products include stainless steels, special alloys, ceramics, titanium products and metal powders.

Comerica Incorporated, headquartered in Dallas, Texas, conducts a general commercial banking business in the United States, Canada and Mexico. The company's services include corporate, consumer and private banking, institutional trust and investment management, international finance and trade services.

Delek US Holdings, Inc., headquartered in Brentwood, Tennessee, is a diversified downstream energy company. The company gathers, refines, transports, stores and markets petroleum. The company also operates convenience stores, asphalt terminals, and biodiesel fuel producers.

Dillard's, Inc. (Class A), headquartered in Little Rock, Arkansas, operates traditional department stores located primarily in the midwestern, southeastern and southwestern United States. The stores offer fashion apparel and home furnishings.

Exelon Corporation, headquartered in Chicago, Illinois, is an electric utility holding company. Together with its subsidiaries, the company owns, contracts and invests in electric generating facilities such as nuclear, hydroelectric generation, wind and solar facilities.

Fifth Third Bancorp, headquartered in Cincinnati, Ohio, is a bank and financial holding company. The company provides diversified financial services to institutional, small business and individual customers. The company also provides insurance underwriting, real estate management, discount securities brokerage, electronic funds transfer and data processing services.

GATX Corporation, headquartered in Chicago, Illinois, is a holding company whose subsidiaries engage in the leasing and management of railroad tank cars and other specialized railcars. The company also arranges and services the financing of equipment and other capital assets and provides logistics and supply chain services.

Gilead Sciences, Inc., headquartered in Foster City, California, discovers, develops and commercializes treatments for important viral diseases. The company develops treatments for diseases caused by human immunodeficiency virus, hepatitis B virus and influenza virus.

Graham Holdings Company, headquartered in Arlington, Virginia, is a diversified media organization. The company's operations include newspaper publishing, television broadcasting, educational services and magazine publishing.

The Greenbrier Companies, Inc., headquartered in Lake Oswego, Oregon, is a supplier of transportation equipment and services to the railroad and related industries. The company produces railcars, tank cars and marine vessels. The company also offers management services for leasing and transportation companies in North America.

Hewlett Packard Enterprise Company, headquartered in San Jose, California, is a technology solutions provider offering servers, management software, storage solutions and networking products to business enterprises. The company also offers consultation, outsourcing and support services.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner producing, transporting and storing high-value light products such as gasoline, diesel fuel and jet fuel through its affiliates.
The company's refineries serve markets in the Mid-Continent, Southwest and
Rocky Mountain regions of the United States.

Hollysys Automation Technologies Ltd., incorporated in the British Virgin
Islands and headquartered in Beijing, China, is an automation and control systems manufacturer. The company's segments include industrial automation, rail transportation, mechanical and electrical.

HP Inc., headquartered in Palo Alto, California, designs, makes and services equipment and systems for measurement, computation and communications including computer systems, personal computers, printers, calculators, electronic test equipment, medical electronic equipment, electronic components and instrumentation for chemical analysis.

Kronos Worldwide, Inc., headquartered in Dallas, Texas, manufactures titanium dioxide pigments which are used to whiten, brighten and add opacity to various products, such as cosmetics, paints, plastics and inks.

M.D.C. Holdings, Inc., headquartered in Denver, Colorado, builds and sells single-family homes in Colorado, Arizona, California, Maryland, Nevada and
Virginia. The company also originates mortgage loans primarily for its home buyers.

Magna International Inc. (Class A), headquartered in Aurora, Canada, is a global supplier of technologically advanced automotive components, systems and complete modules.

National HealthCare Corporation, headquartered in Murfreesboro, Tennessee, is engaged in the operation of skilled nursing facilities with associated assisted living and independent living centers.

NRG Energy, Inc., headquartered in Princeton, New Jersey, operates as a wholesale power generation company. The company sells and delivers energy and energy products and services primarily in the United States.

Ovintiv Inc., headquartered in Denver, Colorado, participates in the exploration, development, production and marketing of natural gas, oil and natural gas liquids.

Pfizer Inc., headquartered in New York, New York, is a research-based pharmaceutical company. The company develops, manufactures and sells medicines, vaccines, medical devices and consumer health care products worldwide.

PPL Corporation, headquartered in Allentown, Pennsylvania, is an energy and utility holding company that, through its subsidiaries, generates electricity in power plants in the northeastern and western United States and Kentucky.
The company also provides electricity service in the United Kingdom.

Prudential Financial, Inc., headquartered in Newark, New Jersey, operates as a financial services institution in the United States and worldwide. The company's products and services include life insurance, mutual funds, pension and retirement-related services and administration, annuities and asset management.

Ryder System, Inc., headquartered in Miami, Florida, is a provider of transportation and supply chain management solutions.

Sinclair Broadcast Group, Inc., headquartered in Hunt Valley, Maryland, a television broadcasting company, engages in the ownership and provision of programming, operating and sales services to television stations in the United
States.

Steel Dynamics, Inc., headquartered in Fort Wayne, Indiana, is a manufacturer of steel products and a metals recycler. The company operates in three segments: steel operations, metals recycling and steel fabrication.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with wireless and wireline services throughout the United States. The company also provides equipment and repair services.

Trinity Industries, Inc., headquartered in Dallas, Texas, provides various products and services for the transportation, industrial, construction and energy sectors in the United States and internationally. The company's products include highway guardrail and safety products, tank and freight railcars, tank barges and ready-mix concrete.

Trinseo S.A., incorporated in Luxembourg and headquartered in Berwyn,
Pennsylvania, manufactures and markets various emulsion polymers and plastics globally. The company's products are used in tires and other products for automobiles, carpet and artificial turf backing, packaging, appliances, medical devices, consumer electronics and construction applications.

UGI Corporation, headquartered in King of Prussia, Pennsylvania, is a holding company that operates propane distribution, gas and electric utility, energy marketing and related businesses through subsidiaries.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant that has additional operations in agri-products and also distributes lumber and building products. The company markets its products globally.

Unum Group, headquartered in Chattanooga, Tennessee, is the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and the United Kingdom. The company provides long-term and short-term disability, group, individual and corporate-owned life insurance and pension insurance products.

ViacomCBS Inc., headquartered in New York, New York, together with its subsidiaries, is a mass media company. The company's operations span the media and entertainment industries and include cable networks, content production and distribution, television and radio stations, Internet-based businesses and consumer publishing.

Vishay Intertechnology, Inc., headquartered in Malvern, Pennsylvania, makes and supplies passive electronic components, including resistors, capacitors and inductors, used in a broad range of products containing electronic circuitry.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

                 Target Global Dividend Leaders Strategy Stocks

                                Domestic Stocks

AT&T Inc., headquartered in Dallas, Texas, is a telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed
DSL Internet, local and long-distance voice services, wireless services, directory publishing and advertising services.

CenturyLink, Inc., headquartered in Monroe, Louisiana, is a regional diversified communications company engaged primarily in providing local exchange telephone services and wireless telephone communications services.

Compass Minerals International, Inc., headquartered in Overland Park, Kansas, is a salt producer in North America and the United Kingdom. The company also produces sulfate of potash plant fertilizer and magnesium chloride.

ConocoPhillips, headquartered in Houston, Texas, explores for and produces crude oil and natural gas worldwide, markets refined products and manufactures chemicals. The company's chemicals segment manufactures and markets petrochemicals and plastics on a worldwide basis.

Exelon Corporation, headquartered in Chicago, Illinois, is an electric utility holding company. Together with its subsidiaries, the company owns, contracts and invests in electric generating facilities such as nuclear, hydroelectric generation, wind and solar facilities.

First American Financial Corporation, headquartered in Santa Ana, California, provides various financial services in the United States and internationally, operating in two segments: Title Insurance and Services, and Specialty
Insurance.

Greif, Inc., headquartered in Delaware, Ohio, engages in the manufacture and sale of industrial packaging products, container board and corrugated products worldwide.

Hanesbrands Inc., headquartered in Winston-Salem, North Carolina, is a consumer goods company that engages in the design, manufacture, sourcing and sale of apparel essentials for men, women and children in the United States and internationally.

HNI Corporation, headquartered in Muscatine, Iowa, is a provider of office furniture and hearth products primarily through dealers, wholesalers and retail superstores. The company operates throughout the United States and
Canada.

HP Inc., headquartered in Palo Alto, California, designs, makes and services equipment and systems for measurement, computation and communications including computer systems, personal computers, printers, calculators, electronic test equipment, medical electronic equipment, electronic components and instrumentation for chemical analysis.

International Business Machines Corporation, headquartered in Armonk, New
York, provides customer solutions through the use of advanced information technologies. The company offers a variety of solutions that include services, software, systems, products, financing and technologies.

Jefferies Financial Group Inc., headquartered in New York, New York, is a diversified financial services company. The company's services include investment banking and trading operations.

Ovintiv Inc., headquartered in Denver, Colorado, participates in the exploration, development, production and marketing of natural gas, oil and natural gas liquids.

PPL Corporation, headquartered in Allentown, Pennsylvania, is an energy and utility holding company that, through its subsidiaries, generates electricity in power plants in the northeastern and western United States and Kentucky.
The company also provides electricity service in the United Kingdom.

Rent-A-Center, Inc., headquartered in Plano, Texas, operates franchised and company-owned rent-to-own stores. The company's stores offer home electronics, appliances, furniture and accessories primarily to individuals under flexible rental purchase agreements that allow the customer to obtain ownership at the conclusion of an agreed upon rental period.

Santander Consumer USA Holdings Inc., headquartered in Dallas, Texas, is the holding company for Santander Consumer USA Inc., a full-service, technology-
driven consumer finance company. The company is focused on vehicle finance and personal lending products.

Steel Dynamics, Inc., headquartered in Fort Wayne, Indiana, is a manufacturer of steel products and a metals recycler. The company operates in three segments: steel operations, metals recycling and steel fabrication.

Verizon Communications Inc., headquartered in New York, New York, is an integrated telecommunications company. The company provides wireline voice and data services, wireless services and Internet service worldwide. Through its subsidiary, the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones.

Waddell & Reed Financial, Inc., headquartered in Overland Park, Kansas, is a holding company. Through its subsidiaries, the company provides investment products and services.

The Western Union Company, headquartered in Denver, Colorado, is a technology company. The company provides money movement and payment services for individuals and commercial enterprises around the world.

                              International Stocks

BHP Group Ltd (ADR), incorporated in the United Kingdom and headquartered in
Melbourne, Australia, operates as an international diversified natural resources company. The company explores for, develops and markets petroleum, potash, aluminum, nickel, manganese ore and alloys, copper, silver and lead, among other resources. The company serves various utilities, steel producers and industrial users.

Canadian Natural Resources Limited, headquartered in Calgary, Canada, is a senior independent oil and natural gas exploration, development and production company. The company's operations are focused in Western Canada, the North Sea and offshore West Africa.

China Mobile Limited (ADR), headquartered in Hong Kong, together with its subsidiaries, provides cellular telecommunications services in China and Hong
Kong. The company also designs and markets electronic communication products and provides non-banking financial services.

CNOOC Limited (ADR), incorporated in Hong Kong and headquartered in Beijing,
China, through its subsidiaries, engages in the exploration, development, and production of crude oil and natural gas. The company has operations throughout the world.

Companhia Paranaense de Energia-Copel (Preference, ADR), headquartered in
Curitiba, Brazil, through its subsidiaries, engages in the generation, transmission and distribution of electricity. The company serves industrial, residential, commercial and rural customers primarily in the state of Parana,
Brazil.

Enel Americas S.A. (ADR), headquartered in Santiago, Chile, is an energy company. The company, through its subsidiaries, engages in the generation, transmission and distribution of electricity in South America.

Euronav N.V., headquartered in Antwerp, Belgium, is a tanker company which engages in the storage and ocean transport of crude oil and petroleum products. The company operates mainly in Europe.

Frontline Ltd., headquartered in Hamilton, Bermuda, is an international shipping company. Together with its subsidiaries, the company is engaged primarily in the ownership and operation of oil tankers and, to a lesser extent, the charter, purchase and sale of vessels.

GlaxoSmithKline Plc (ADR), headquartered in Brentford, England, researches, develops, produces and markets prescription and over-the-counter pharmaceuticals around the world. The company offers products in various therapeutic areas including gastrointestinal, respiratory, anti-emesis, anti-
migraine, systemic antibiotics, cardiovascular, dermatological, oncology and rare diseases.

Honda Motor Co., Ltd. (ADR), headquartered in Tokyo, Japan, develops, produces, and manufactures a variety of motor products, ranging from small general-purpose engines and scooters to specialty sports cars. The company markets its products globally and also provides financing to its dealers and customers.

KT Corporation (ADR), headquartered in Seongnam, South Korea, is a South
Korean integrated wired and wireless telecommunication service provider. The company provides telecommunication services including local, long distance, satellite communication, data transmission and wireless telephone services.

LyondellBasell Industries N.V., headquartered in Rotterdam, the Netherlands, is an independent chemical company. Together with its subsidiaries, the company manufactures and markets chemicals and polymers used for packaging, durable textiles, clean fuels, medical applications and automotive parts.

Mobile TeleSystems PJSC (ADR), headquartered in Moscow, Russia, is a telecommunications group providing mobile communications and fixed voice telecommunications services in Russia, eastern Europe and central Asia. The company also offers broadband and pay TV, as well as content and entertainment services.

ORIX Corporation (ADR), headquartered in Minato-Ku, Japan, is a worldwide provider of financial services. The company provides real estate, life insurance, corporate finance and banking services.

PLDT Inc. (ADR), headquartered in Makati City, the Philippines, together with its subsidiaries, provides telecommunications services in the Philippines. The company offers wireless and fixed line services, information technology outsourcing and services for Internet applications.

POSCO (ADR), headquartered in Seoul, South Korea, manufactures and sells various steel products used mainly in construction, automobile and shipbuilding industries. The company's products include hot rolled and cold rolled products, plates, wire rods, silicon steel sheets and stainless steel products.

Rio Tinto Plc (ADR), headquartered in London, England, is engaged in finding, mining and processing the earth's mineral resources. The company's major products include aluminum, copper, diamonds, energy products (coal and uranium), gold, industrial minerals (borax, titanium dioxide, salt, talc and zircon) and iron ore.

Seagate Technology Plc, headquartered in Dublin, Ireland, is engaged in the design, manufacture and marketing of rigid disc drives, used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers. The company also offers data protection, online backup and data recovery services.

Triton International Limited, headquartered in Hamilton, Bermuda, leases intermodal containers and chassis. Together with its subsidiaries, the company both leases and trades shipping equipment.

United Microelectronics Corporation (ADR), headquartered in Hsinchu City,
Taiwan, designs, manufactures and markets integrated circuits (ICs) and related electronic products. The company's main products are consumer electronic ICs, memory ICs, personal computer peripheral ICs and communication
ICs.

                                     REITs

Corporate Office Properties Trust, headquartered in Columbia, Maryland, is a self-managed real estate investment trust. The company focuses principally on the ownership, management, leasing, acquisition and development of suburban office buildings, the majority of which support the United States government and its contractors.

Cousins Properties Incorporated, headquartered in Atlanta, Georgia, is a real estate investment trust engaged in the acquisition, financing, development, management and leasing of office, medical office, retail and land development projects. The company also holds several tracts of strategically-located undeveloped land.

Douglas Emmett, Inc., headquartered in Santa Monica, California, is a real estate investment trust with investments in office and multi-family properties in Los Angeles County, California and Honolulu, Hawaii.

Equity Residential, headquartered in Chicago, Illinois, is a self-managed real estate investment trust engaged in the acquisition, disposition, ownership, management and operation of multifamily properties.

Four Corners Property Trust, Inc., headquartered in Mill Valley, California, is a self-administered real estate investment trust. The company is primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties.

Gaming and Leisure Properties, Inc., headquartered in Wyomissing,
Pennsylvania, is a real estate investment trust. The company owns and leases casino facilities.

The GEO Group, Inc., headquartered in Boca Raton, Florida, is a real estate investment trust that provides private services in the management of correctional, detention, re-entry facilities and the provision of community-
based services and youth services in the United States, Australia, Canada,
South Africa and the United Kingdom. The company's facilities include maximum, medium, and minimum security prisons; immigration detention centers; and
community-based re-entry facilities.

Getty Realty Corp., headquartered in Jericho, New York, operates as a real estate investment trust. The company engages in the ownership and leasing of retail motor fuel and convenience store properties, and petroleum distribution terminals in the Northeastern and Middle Atlantic states.

Highwoods Properties, Inc., headquartered in Raleigh, North Carolina, is a real estate investment trust which acquires, develops, manages and leases suburban office and industrial properties through its operating partnership and subsidiaries. The company operates in the southeastern and midwestern regions of the United States.

Independence Realty Trust, Inc., headquartered in Philadelphia, Pennsylvania, is a real estate investment trust. The company is focused on acquiring garden-
style and mid-rise apartments throughout the United States.

Lexington Realty Trust, headquartered in New York, New York, is a self-managed real estate investment trust that acquires, owns and manages a geographically diverse portfolio of net leased office, industrial and retail properties.

Life Storage, Inc., headquartered in Williamsville, New York, is a self-
managed real estate investment trust that owns and operates self-storage facilities in the United States.

LTC Properties, Inc., headquartered in Westlake Village, California, is a self-
managed real estate investment trust that primarily invests in long-term care and other healthcare-related properties through mortgage loans, property lease transactions and other investments.

National Health Investors, Inc., headquartered in Murfreesboro, Tennessee, is a real estate investment trust that invests in income-producing health care properties primarily in the long-term care industry.

Piedmont Office Realty Trust, Inc., headquartered in Atlanta, Georgia, is a self-managed real estate investment trust engaged in the acquisition and ownership of commercial real estate properties in the United States.

Public Storage, headquartered in Glendale, California, is a real estate investment trust specializing in mini warehouses and self-service storage facilities. The company also has properties used in other industrial and commercial operations.

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-
managed real estate investment trust. The company is engaged in the ownership, development and management of regional malls and shopping centers.

Uniti Group Inc., headquartered in Little Rock, Arkansas, is a real estate investment trust involved in the acquisition and construction of communications infrastructure solutions. The company focuses on wireless communications towers, fiber optic broadband networks and data centers.

Vornado Realty Trust, headquartered in New York, New York, is a self-managed real estate investment trust. The company owns, manages and operates office buildings, retail properties, merchandise marts and other real estate investments.

Weingarten Realty Investors, headquartered in Houston, Texas, operates as a real estate investment trust engaging in the management, acquisition, and development of shopping center and industrial real estate, primarily in the
Southwest.

                         Target Growth Strategy Stocks

Adobe Incorporated, headquartered in San Jose, California, is a software company. The company develops, markets and supports software products and technologies for creative professionals, marketers, application developers, enterprises and consumers.

Align Technology, Inc., headquartered in San Jose, California, designs, manufactures and markets a clear aligner therapy system for treating malocclusion or the misalignment of teeth. The company also markets intra-oral scanners, computer-aided design digital services and dental records storage to dental professionals.

B2Gold Corp., headquartered in Vancouver, Canada, acquires, develops and explores for gold, silver and copper deposits. The company has production properties in several countries worldwide.

Barrick Gold Corporation, headquartered in Toronto, Canada, is engaged in the production and sale of gold and copper, including related mining activities such as exploration, development, mining and processing. The company has operating mines and projects located in Canada and globally.

Beyond Meat, Inc., headquartered in El Segundo, California, produces plant-
based meat substitutes. The company's products are available in U.S. grocery stores.

Bio-Rad Laboratories, Inc. (Class A), headquartered in Hercules, California, is a manufacturer of health care products. The company produces and markets a broad range of appliances and systems used to separate, identify and analyze complex chemical and biological materials.

Cable One, Inc., headquartered in Phoenix, Arizona, is a communication services company. The company is a fully integrated provider of data, video and voice services in various regions across the United States.

Cadence Design Systems, Inc., headquartered in San Jose, California, offers electronic design automation (EDA) technologies and engineering services to electronics companies worldwide. The company also develops system design enablement (SDE) solutions for use in designing electronics systems, integrated circuits and electronic devices.

The Clorox Company, headquartered in Oakland, California, manufactures and sells household products, including the brand names "Armor All," "Black Flag,"
"Brita," "Clorox," "Combat," "Fresh Step," "Glad," "Hidden Valley," "Jonny
Cat," "Kingsford," "Liquid-Plumr," "Pine-Sol," "S.O.S.," "STP," "Scoop Away"
and "Tilex."

DexCom, Inc., headquartered in San Diego, California, is a medical device company primarily focused on the design, development and commercialization of continuous glucose monitoring systems. The systems are used by ambulatory diabetic patients, health care providers and diabetes educators.

Electronic Arts Inc., headquartered in Redwood City, California, creates, markets, and distributes interactive entertainment software for a variety of hardware platforms. The company also produces casual video games and sells digital content.

Eli Lilly and Company, headquartered in Indianapolis, Indiana, with subsidiaries, develops, makes and markets pharmaceutical and animal health products sold in countries around the world. The company also provides health care management services in the United States.

Enphase Energy, Inc., headquartered in Fremont, California, provides microinverter technology for the solar power industry. The company's technology increases energy production, simplifies design and installation, reduces fire safety risk and provides a platform for intelligent energy management.

FactSet Research Systems Inc., headquartered in Norwalk, Connecticut, is a provider of online integrated database services to the global financial community.

General Mills, Inc., headquartered in Minneapolis, Minnesota, produces a variety of consumer food products, including ready-to-eat cereals, desserts, flour and baking mixes, dinner and side dish products, snack products, beverages and yogurt products. The company manufactures and markets its products internationally.

Horizon Therapeutics Plc, headquartered in Dublin, Ireland, is a biopharmaceutical company. The company identifies, develops, acquires and commercializes medicines that address unmet medical needs.

Kinross Gold Corporation, headquartered in Toronto, Canada, is engaged in the mining and processing of gold and silver ores. The company is also engaged in the exploration for and acquisition of gold bearing properties in the Americas and Russia.

Logitech International S.A., headquartered in Lausanne, Switzerland, engages in the design, manufacture and marketing of personal interface products for personal computers and other digital platforms. The company's products enable or enhance digital navigation, music and video entertainment, social networking, audio and video communication over the Internet and home entertainment control.

Lowe's Companies, Inc., headquartered in Mooresville, North Carolina, a home improvement retailer, operates stores which sell building commodities and millwork; heating, cooling and water systems; home decorating and illumination products; kitchens, bathrooms and laundries; yard, patio and garden products;
tools; home entertainment products; and special order products.

Monster Beverage Corporation, headquartered in Corona, California, through its subsidiaries, develops, markets and distributes "alternative" beverages worldwide. The company's products include non-carbonated ready-to-drink iced teas, lemonades, juice cocktails, dairy and coffee drinks, energy drinks, sports drinks and flavored sparkling beverages.

Moody's Corporation, headquartered in New York, New York, is a global credit rating, research and risk analysis firm. The company provides credit and economic related research, data and analytical tools, research services and business intelligence.

Netflix, Inc., headquartered in Los Gatos, California, is a leading Internet television network available worldwide. The company provides its subscribers with the ability to access and stream movies, television shows and other filmed entertainment titles.

Neurocrine Biosciences, Inc., headquartered in San Diego, California, is a biopharmaceutical company. The company discovers and develops therapeutics for the treatment of diseases and disorders of the central nervous and immune systems including anxiety, depression, Alzheimer's disease, obesity and multiple sclerosis.

Newmont Corporation, headquartered in Greenwood Village, Colorado, is a holding company principally engaged in gold mining. The company has gold mining operations in North and South America, the Middle East, Asia, Australia
and New Zealand.

NRG Energy, Inc., headquartered in Princeton, New Jersey, operates as a wholesale power generation company. The company sells and delivers energy and energy products and services primarily in the United States.

ServiceNow, Inc., headquartered in Santa Clara, California, is a provider of cloud-based technology solutions that define, structure, manage and automate services across the client's global enterprise. The company offers services on a subscription basis and also offers implementation and training services.

The Sherwin-Williams Company, headquartered in Cleveland, Ohio, is a paint manufacturer. The company manufactures, sells and distributes paint, coatings and related products to professional, industrial, commercial and retail customers worldwide.

Square, Inc. (Class A), headquartered in San Francisco, California, is an information technology service and management company. The company develops point-of-sale software as well as providing financial and marketing services.

Trex Company, Inc., headquartered in Winchester, Virginia, manufactures non-
wood alternative products for decks under the "Trex" brand name. The company's products are manufactured from waste wood fibers and reclaimed polyethylene and used primarily in residential and commercial decking.

Zynga Inc., headquartered in San Francisco, California, is a social gaming company. The company offers games and support on social networking sites, mobile devices and the Internet.

                        Target Small-Cap Strategy Stocks

1-800-FLOWERS.COM, Inc., headquartered in Carle Place, New York, is an e-
commerce provider of floral products, gifts, and home and garden merchandise.

Air Transport Services Group, Inc., headquartered in Wilmington, Ohio, through its subsidiaries, provides aircraft, airline operations, and other related services primarily to the shipping and transportation industries.

Alamo Group Inc., headquartered in Seguin, Texas, is engaged in the design and manufacture of agricultural equipment and infrastructure maintenance equipment for governmental and industrial use. The company's products include tractor-
mounted mowing and vegetation maintenance equipment, street sweepers, snow removal equipment and replacement parts.

America's Car-Mart, Inc., headquartered in Bentonville, Arkansas, is a holding company that operates automotive dealerships through its subsidiaries that provides financing to consumers with limited or damaged credit histories.

ArcBest Corporation, headquartered in Fort Smith, Arkansas, is a transportation company. The company offers integrated logistics solutions under the "ArcBest" brand name for truckload, time critical, managed transportation and international air and ocean clients.

Atkore International Group Inc., headquartered in Harvey, Illinois, produces and supplies electrical infrastructure products. The company offers steel, PVC and aluminum conduit, armored cable and flexible conduits, wire baskets, cable trays, fittings and mechanical pipe.

Beazer Homes USA, Inc., headquartered in Atlanta, Georgia, is a geographically diversified home builder. The company's homes are designed for homeowners at different price points across varying demographic segments.

Big Lots, Inc., headquartered in Columbus, Ohio, engages in the retail of closeout merchandise in the United States. The company offers a variety of consumables, seasonal products, furniture, housewares, toys and gifts.

Boise Cascade Company, headquartered in Boise, Idaho, is a building products company. The company manufactures wood products and is a wholesale distributor of building materials.

Brightsphere Investment Group Inc., headquartered in Boston, Massachusetts, is an asset management firm. The company offers actively-managed investment strategies and products to institutional investors worldwide.

CBIZ, Inc., headquartered in Cleveland, Ohio, provides accounting and tax, employee benefits, payroll and human resource consulting, wealth management, and property and casualty insurance services to companies in the United
States. The company also provides health care consulting, medical practice management, internal audits and other services.

Century Communities, Inc., headquartered in Greenwood Village, Colorado, is engaged in the development, design, construction, marketing and sale of single-
family attached and detached homes. The company focuses on metropolitan areas throughout the United States.

e.l.f. Beauty, Inc., headquartered in Oakland, California, provides cosmetic and skin care products.

Gibraltar Industries, Inc., headquartered in Buffalo, New York, is a manufacturer and distributor of building products. The company's products provide structural and architectural enhancements for residential homes, low-
rise retail, professional buildings, industrial plants, bridges and a wide-
variety of other structures worldwide.

GMS Inc., headquartered in Tucker, Georgia, is a distributor of ceilings and wallboard. The company operates in the United States.

John B. Sanfilippo & Son, Inc., headquartered in Elgin, Illinois, is a processor and distributor of shelled and in-shell nuts in the United States.
The company's products are marketed under a variety of brand names, including
"Fisher," "Orchard Valley Harvest" and "Sunshine Country."

K12 Inc., headquartered in Herndon, Virginia, is a technology-based education company that provides proprietary curriculum and educational services for online delivery to students in kindergarten through 12th grade primarily in the United States.

Kadant Inc., headquartered in Westford, Massachusetts, is a supplier of equipment used in the global papermaking and paper recycling industries. The company's fluid-handling products are used to optimize production in the plastics, steel, rubber, food and textile industries.

Lumber Liquidators Holdings, Inc., headquartered in Toano, Virginia, provides retail hardwood flooring throughout North America. The company's product lines include a selection of premium hardwood flooring products under multiple proprietary brands at low prices.

M/I Homes, Inc., headquartered in Columbus, Ohio, is engaged in the construction and sale of single-family residential property. The company also originates mortgage loans, primarily for purchasers of its homes.

Malibu Boats, Inc. (Class A), headquartered in Loudon, Tennessee, designs, manufactures and markets power boats. The company's products include sport boats, sterndrive and outboard boats that are used for water skiing and wake surfing, as well as general recreational boating.

Maxar Technologies Inc., headquartered in Westminster, Colorado, is a space technology company. The company provides communication, radar, Earth observation, satellite products and related services.

Methode Electronics, Inc., headquartered in Chicago, Illinois, engages in the design, manufacture, and marketing of component and subsystem devices employing electrical, electronic, wireless, sensing, and optical technologies.

Mr. Cooper Group Inc., headquartered in Coppell, Texas, is engaged in servicing origination and transaction-based services related primarily to single-family residences.

NIC Inc., headquartered in Olathe, Kansas, provides eGovernment services that enable governments to use the Internet to provide various services to businesses and citizens in the United States. The technology helps governments reduce internal costs and increase efficiencies.

OraSure Technologies, Inc., headquartered in Bethlehem, Pennsylvania, together with its subsidiaries, develops, manufactures, markets and sells oral fluid diagnostic products and specimen collection devices using its proprietary oral fluid technologies. Other products include immunoassays and in vitro diagnostic tests.

Patrick Industries, Inc., headquartered in Elkhart, Indiana, manufactures and distributes building products for the manufactured housing, recreational vehicle, furniture manufacturing, marine, automotive aftermarket and other industries. The company operates in the United States and Canada.

Perficient, Inc., headquartered in St. Louis, Missouri, is an information technology and management consulting firm. The company's solutions include business intelligence, analytics, commerce, content management and custom applications.

Photronics, Inc., headquartered in Brookfield, Connecticut, manufactures and sells photomasks: photographic quartz plates containing microscopic images of electronic circuits used as masters to transfer circuit patterns onto semiconductor wafers. The company operates globally.

RadNet, Inc., headquartered in Los Angeles, California, is a medical services provider. The company offers freestanding, fixed-site outpatient diagnostic imaging services in the United States.

Renewable Energy Group, Inc., headquartered in Ames, Iowa, is an alternative energy solutions provider. The company offers engineering consulting services for bio-diesel production operations and for distribution of refined biodiesel products throughout the United States.

Rush Enterprises, Inc. (Class A), headquartered in New Braunfels, Texas, operates as a retailer of transportation and construction equipment. The company also provides parts, maintenance and related services.

Shutterstock, Inc., headquartered in New York, New York, operates an online global marketplace for commercial digital imagery. The company offers a freely searchable library of commercial digital images in a wide range of categories that users can pay to license, download and use in their work.

Sleep Number Corporation, headquartered in Minneapolis, Minnesota, is a developer, manufacturer and marketer of adjustable-firmness beds.

Super Micro Computer, Inc., headquartered in San Jose, California, designs, produces and markets high-efficiency server solutions based on modular and open-standard architecture. The company offers servers, memory, disc drives, network devices and server management software. The company markets its products internationally.

Tennant Company, headquartered in Minneapolis, Minnesota, engages in the design, manufacture and marketing of products used primarily in the maintenance of nonresidential floor surfaces. The company's customers include building service contract cleaners, as well as user corporations, health care facilities, schools and government agencies.

TTM Technologies, Inc., headquartered in Santa Ana, California, is a manufacturer of printed circuit boards used in electronic products such as routers, switches, servers, memory modules and cellular base stations. The company's customers include original equipment manufacturers and electronic manufacturing services companies in various industries.

Vector Group Ltd., headquartered in Miami, Florida, is a holding company.
Through its subsidiaries, the company is engaged in the manufacture and sale of cigarettes and electronic cigarettes in the United States and also in the real estate business.

Virtus Investment Partners, Inc., headquartered in Hartford, Connecticut, provides investment management and related services to individuals and institutions. The company's retail products include open-end mutual funds, closed-end funds, variable insurance funds and separately managed accounts.

Zumiez Inc., headquartered in Lynnwood, Washington, is a mall-based specialty retailer of action and sports-related apparel, footwear, accessories and equipment. The company's target market is between the ages of 12 and 24.

                    Value Line(R) Target 25 Strategy Stocks

AbbVie Inc., headquartered in North Chicago, Illinois, is a research-based pharmaceuticals company. The company discovers, develops and commercializes advanced therapies in immunology, oncology, women's health, neuroscience and other areas.

Adobe Incorporated, headquartered in San Jose, California, is a software company. The company develops, markets and supports software products and technologies for creative professionals, marketers, application developers, enterprises and consumers.

Amgen Inc., headquartered in Thousand Oaks, California, is a global biotechnology company. The company develops, makes and markets human therapeutics based on advanced cellular and molecular biology.

Applied Materials, Inc., headquartered in Santa Clara, California, is an information technology company. The company develops, manufactures, sells and services semiconductor wafer fabrication equipment and related spare parts for the worldwide semiconductor industry.

Cadence Design Systems, Inc., headquartered in San Jose, California, offers electronic design automation (EDA) technologies and engineering services to electronics companies worldwide. The company also develops system design enablement (SDE) solutions for use in designing electronics systems, integrated circuits and electronic devices.

The Clorox Company, headquartered in Oakland, California, manufactures and sells household products, including the brand names "Armor All," "Black Flag,"
"Brita," "Clorox," "Combat," "Fresh Step," "Glad," "Hidden Valley," "Jonny
Cat," "Kingsford," "Liquid-Plumr," "Pine-Sol," "S.O.S.," "STP," "Scoop Away"
and "Tilex."

DaVita Inc., headquartered in Denver, Colorado, is a provider of integrated dialysis services for patients suffering from chronic kidney failure or end-
stage renal disease. The company offers home-based, outpatient and hospital inpatient services. The company has operations in the United States and internationally.

Dollar General Corporation, headquartered in Goodlettsville, Tennessee, operates a chain of discount retail stores located primarily in the southern, southwestern, midwestern and eastern United States. The company offers a broad selection of merchandise, including consumable products such as food, paper and cleaning products, health and beauty products and pet supplies, and non-
consumable products such as seasonal merchandise.

Domino's Pizza, Inc., headquartered in Ann Arbor, Michigan, operates a network of company-owned and franchise Domino's Pizza stores throughout the United
States and internationally. The company also owns regional dough manufacturing and distribution centers.

Electronic Arts Inc., headquartered in Redwood City, California, creates, markets, and distributes interactive entertainment software for a variety of hardware platforms. The company also produces casual video games and sells digital content.

Eli Lilly and Company, headquartered in Indianapolis, Indiana, with subsidiaries, develops, makes and markets pharmaceutical and animal health products sold in countries around the world. The company also provides health care management services in the United States.

Fastenal Company, headquartered in Winona, Minnesota, is principally engaged in the sale of industrial supplies, including threaded fasteners and construction supplies, through its retail store sites located in all 50 states, Canada, Mexico, Puerto Rico and Singapore.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. The company's principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Jack Henry & Associates, Inc., headquartered in Monett, Missouri, provides integrated computer systems for in-house and service bureau data processing to commercial banks and financial institutions.

KLA Corporation, headquartered in Milpitas, California, designs and manufactures yield management and process monitoring systems for the semiconductor industry. The company's systems analyze process and product quality in the manufacture of circuits to identify fabrication problems, marketing its systems globally.

The Kroger Co., headquartered in Cincinnati, Ohio, operates in the retail food and convenience store business throughout the United States. The company also manufactures and processes food for sale by its supermarkets.

Microsoft Corporation, headquartered in Redmond, Washington, is a technology company. The company develops, manufactures, licenses and supports a range of software products, including scalable operating systems, server applications, worker productivity applications and software development tools.

Monster Beverage Corporation, headquartered in Corona, California, through its subsidiaries, develops, markets and distributes "alternative" beverages worldwide. The company's products include non-carbonated ready-to-drink iced teas, lemonades, juice cocktails, dairy and coffee drinks, energy drinks, sports drinks and flavored sparkling beverages.

Newmont Corporation, headquartered in Greenwood Village, Colorado, is a holding company principally engaged in gold mining. The company has gold mining operations in North and South America, the Middle East, Asia, Australia
and New Zealand.

NVIDIA Corporation, headquartered in Santa Clara, California, designs, develops and markets graphics processors and related software for personal computers and digital entertainment platforms.

Regeneron Pharmaceuticals, Inc., headquartered in Tarrytown, New York, is a biopharmaceutical company. The company discovers, develops and commercializes medicines for the treatment of serious medical conditions in the United States.

ServiceNow, Inc., headquartered in Santa Clara, California, is a provider of cloud-based technology solutions that define, structure, manage and automate services across the client's global enterprise. The company offers services on a subscription basis and also offers implementation and training services.

Tractor Supply Company, headquartered in Brentwood, Tennessee, is an operator of retail farm and ranch stores in the United States. The company offers animal products, lawn and garden products, hardware and tools, and work/recreational clothing, among other products.

Vertex Pharmaceuticals Incorporated, headquartered in Boston, Massachusetts, discovers, develops and markets small molecule drugs that address the treatment of viral diseases, cancer, autoimmune and inflammatory diseases and neurological disorders.

West Pharmaceutical Services, Inc., headquartered in Exton, Pennsylvania, applies value-added services to the process of bringing healthcare products and new drug therapies to global markets. The company's technologies include the design and manufacture of packaging components, research and development of drug delivery systems, and contract laboratory services and other services.

We have obtained the foregoing company descriptions from third-party sources we deem reliable.

Undertaking

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

CONTENTS OF REGISTRATION STATEMENT

A.	Bonding Arrangements of Depositor:

First Trust Portfolios L.P. is covered by a Brokers' Fidelity Bond, in the total amount of $2,000,000, the insurer being National Union Fire Insurance Company of Pittsburgh.

B.	This Registration Statement on Form S-6 comprises the following papers and documents:

The facing sheet

The Prospectus

The signatures

Exhibits

SIGNATURES

The Registrant, FT 8770, hereby identifies The First Trust Special Situations Trust, Series 4; The First Trust Special Situations Trust, Series 18; The First Trust Special Situations Trust, Series 69; The First Trust Special Situations Trust, Series 108; The First Trust Special Situations Trust, Series 119; The First Trust Special Situations Trust, Series 190; FT 286; The First Trust Combined Series 272; FT 412; FT 438; FT 556; FT 754; FT 1102; FT 1179; FT 2935; FT 3320; FT 3367; FT 3370; FT 3397; FT 3398; FT 3400; FT 3451; FT 3480; FT 3529; FT 3530; FT 3568; FT 3569; FT 3570; FT 3572; FT 3615; FT 3647; FT 3650; FT 3689; FT 3690; FT 3729; FT 3780; FT 3940; FT 4020; FT 4037; FT 4143; FT 4260; FT 4746; FT 4789; FT 5039; FT 5415; FT 7033; FT 7256 and FT 7935 for purposes of the representations required by Rule 487 and represents the following:

(1)       that the portfolio securities deposited in the series with respect to which this Registration Statement is being filed do not differ materially in type or quality from those deposited in such previous series;

(2)       that, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential financial information for, the series with respect to the securities of which this Registration Statement is being filed, this Registration Statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

(3)       that it has complied with Rule 460 under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, the Registrant, FT 8770, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheaton and State of Illinois on July 9, 2020.

FT 8770

By:	First Trust Portfolios L.P. Depositor

By:	/s/ Elizabeth H. Bull Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following person in the capacity and on the date indicated:

Name	Title*	Date

James A. Bowen	Director of The Charger Corporation, the General Partner of First Trust Portfolios L.P., and Chief Executive Officer of First Trust Portfolios L.P.	) ) ) )By: /s/ Elizabeth H. Bull ) Attorney-in-Fact** ) July 9, 2020
James M. Dykas	Chief Financial Officer of First Trust Portfolios L.P.	) )
Christina Knierim	Controller of First Trust Portfolios L.P.	) )

*	The title of the person named herein represents his or her capacity in and relationship to First Trust Portfolios L.P., the Depositor.
**	Executed copies of the related powers of attorney were filed with the Securities and Exchange Commission in connection with the Amendment No. 1 to Form S-6 of FT 8556 (File No. 333-236093) and the same is hereby incorporated herein by this reference.

CONSENT OF COUNSEL

The consent of counsel to the use of its name in the Prospectus included in this Registration Statement will be contained in its opinion to be filed as Exhibits 3.1, 3.2, 3.3 and 3.4 of the Registration Statement.

CONSENT OF FIRST TRUST ADVISORS L.P.

The consent of First Trust Advisors L.P. to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 4.1 to the Registration Statement.

Consent of Independent Registered Public Accounting Firm

The consent of Deloitte & Touche LLP to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 4.2 to the Registration Statement.

EXHIBIT INDEX

1.1	Form of Standard Terms and Conditions of Trust for FT 4484 and certain subsequent Series, effective November 6, 2013 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor and FTP Services LLC, as FTPS Unit Servicing Agent (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-191558] filed on behalf of FT 4484).

1.1.1	Form of Trust Agreement for FT 8770 and certain subsequent Series, effective July 9, 2020 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor.

1.2	Copy of Certificate of Limited Partnership of Nike Securities, L.P., predecessor of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.3	Copy of Amended and Restated Limited Partnership Agreement of Nike Securities, L.P., predecessor of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form

S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.4	Copy of Articles of Incorporation of Nike Securities Corporation, predecessor to The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.5	Copy of By-Laws of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 2 to Form S-6 [File No. 333-169625] filed on behalf of FT 2669).

1.6	Underwriter Agreement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42755] filed on behalf of The First Trust Special Situations Trust, Series 19).

2.2	Copy of Code of Ethics (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-224320] filed on behalf of FT 7359).

3.1	Opinion of counsel as to legality of securities being registered.

3.2	Opinion of counsel as to Federal income tax status of securities being registered.

3.3	Opinion of counsel as to New York (state and city) tax status of securities being registered.

3.4	Opinion of counsel as to United Kingdom tax status of securities being registered.

4.1	Consent of First Trust Advisors L.P.

4.2	Consent of Independent Registered Public Accounting Firm.

6.1	List of Principal Officers of the Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-236093] filed on behalf of FT 8556).

7.1	Powers of Attorney executed by the Officers listed on page S-3 of this Registration Statement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-236093] filed on behalf of FT 8556).